                                                FILED PURSUANT TO RULE 424(b)(3)
                                                      REGISTRATION NO. 333-84145



PROSPECTUS

                                7,443,153 SHARES

                               GLOBAL MEDIA CORP.

                                  COMMON STOCK

                                 ---------------

GLOBAL MEDIA CORP.
400 Robson Street
Vancouver, British Columbia

We have prepared this prospectus to allow selling stockholders to sell up to 7,443,153 shares of our common stock which the selling stockholders may acquire on conversion or exercise of:

     -    shares of our outstanding Series A convertible preferred stock;

     -    related investment options; and

     -    warrants.

SELLING STOCKHOLDERS: See page 49 for the names of the selling stockholders

We have registered these shares by filing a registration statement with the Securities and Exchange Commission using a "shelf" registration process. This process allows the selling stockholders to sell their shares of common stock over a period of time and in varying amounts. We expect that the selling stockholders will sell their shares of common stock from time to time as described under "Plan of Distribution."

TRADING MARKET AND SYMBOL:
NASD OTC Bulletin Board - GLMC


We will receive no proceeds from the conversion of the Series A convertible preferred stock or sale of the offered shares. We will receive the proceeds from the selling stockholders' exercise of investment options on conversion of the Series A preferred stock and their exercise of the warrants, if any.
The selling stockholders are under no obligation to exercise the investment options or warrants.

                                 ---------------

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON
PAGE 5.

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE
NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS
PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A
CRIMINAL OFFENSE.

                 The date of this prospectus is January 19, 2000

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                                TABLE OF CONTENTS

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

                                                                            PAGE

PROSPECTUS SUMMARY............................................................1
RISK FACTORS..................................................................5
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS.........................17
USE OF PROCEEDS..............................................................17
MARKET INFORMATION, SHAREHOLDERS AND DIVIDENDS...............................17
CAPITALIZATION...............................................................19
SELECTED FINANCIAL DATA......................................................20
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
    AND RESULTS OF OPERATIONS................................................21
BUSINESS.....................................................................28
MANAGEMENT...................................................................41
CERTAIN TRANSACTIONS.........................................................45
SELLING STOCKHOLDERS.........................................................47
PLAN OF DISTRIBUTION.........................................................48
PRINCIPAL STOCKHOLDERS.......................................................49
DESCRIPTION OF CAPITAL STOCK.................................................50
SHARES ELIGIBLE FOR FUTURE SALE..............................................55
LEGAL MATTERS................................................................56
EXPERTS......................................................................56
WHERE YOU CAN FIND ADDITIONAL INFORMATION....................................56
INDEX TO FINANCIAL STATEMENTS...............................................F-1

-------------------

"Global Media," "globalmedia.com," "store.globalmedia.com," "Global Media Network," "Global Media Broadcast Network," "indieaudio.com," "globalmediacorp.com" and "gmcorp.net" are trademarks and service marks of Global Media Corp. All other trademarks, service marks or trade names referred to in this prospectus are the property of their respective owners. Except as otherwise required by the context, all references in this prospectus to (a) "we," "us," "our" or "Global Media" refer to the consolidated operations of Global Media Corp., a Nevada corporation, and its wholly-owned subsidiaries, Westcoast Wireless Cable Ltd. and Global Media (Canada) Entertainment Corporation, (b) "you" refers to prospective investors in our common stock, (c) the "Web" refers to the World Wide Web and (d) "our site" refers to our Web site at www.globalmedia.com. Unless otherwise indicated or unless the context otherwise requires, all information in this prospectus assumes the conversion of all the shares of Series A preferred stock and the exercise of all the warrants and investment options by the selling stockholders as more fully described in "Selling Stockholders," "Description of Capital Stock" and "Plan of Distribution."

This prospectus includes statistical data regarding us and the Internet industry. Such data are based on our records or are taken or derived from information published by various sources, including International Data Corporation.

                               PROSPECTUS SUMMARY

THIS SUMMARY CONTAINS BASIC INFORMATION ABOUT US AND THIS OFFERING. BECAUSE IT IS A SUMMARY, IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE SECTION ENTITLED "RISK FACTORS" AND OUR CONSOLIDATED FINANCIAL STATEMENTS AND THE RELATED NOTES TO THOSE STATEMENTS INCLUDED IN THIS PROSPECTUS. THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS AND INTENTIONS. THE CAUTIONARY STATEMENTS MADE IN THIS PROSPECTUS SHOULD BE READ AS BEING APPLICABLE TO ALL RELATED FORWARD-LOOKING STATEMENTS WHEREVER THEY APPEAR IN THIS PROSPECTUS. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED IN THIS PROSPECTUS. SEE "CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS."

                                  GLOBAL MEDIA

         OVERVIEW. Global Media sells music CDs and cassettes, home videos and digital video discs (DVDs), books and other entertainment products. Sales are made through our own online store and through the private-label storefronts which we create for the network associates in our Global Media Network program. Visitors to those storefronts can place merchandise orders from the storefront on our network associates' Web sites, which we then process through our e-commerce backend solution and fulfill through our fulfillment partners.

         We also offer an award-winning streaming media broadcasting solution to radio and television stations and internet sites through our Global Media Broadcast Network program. The centerpiece of our Broadcast Network solution is the Global Media Player, a streaming media player that is being developed for us by Real Networks, Inc. The Global Media Player is private-label branded for our broadcasting associates and enables listeners to stream live and simulated live audio, video and other multimedia content (such as radio feeds) from our 10 proprietary music stations and from the stations of each of our broadcast associates.

         MARKET OPPORTUNITY. International Data Corporation estimates that the number of persons accessing the Web will reach 320 million by 2002 and that worldwide business-to-consumer sales over the Internet will increase from approximately $11 billion in 1998 to approximately $93 billion by 2002. Advances in technology, such as streaming media technologies which enable the continuous transmission and playback of multimedia content, and broadband access are making the Internet an increasingly important new medium for multimedia content delivery and distribution. We are positioning ourselves to take advantage of the explosive growth in online business and services and the convergence of traditional audio and video media with the Internet and electronic commerce.

         NETWORK ASSOCIATE PROGRAM. We offer our network associates a complete, end-to-end entertainment product e-commerce solution. Our solution consists of a customized, merchant-branded storefront on the network associate's own Web site which we integrate with our own back-end e-commerce systems, order fulfillment services and customer service support. Network associates pay us a low, up-front price for the creation of the private label storefronts and we pay them a percentage of the gross margin for products we sell through their sites.

         We are initially marketing our Network Associate program to radio and television stations to take advantage of the synergies between entertainment product retailing and the media industry. By establishing network associate relationships with radio and television stations and other media businesses, our goal is to leverage off the existing brand identities and marketing efforts -both online and offline - of our network associates to drive sales of our entertainment merchandise. Eventually, we intend to market our e-commerce solution to a wide variety of businesses ranging from small Internet start-ups to large "bricks-and-mortar" retailers.

         BROADCAST NETWORK PROGRAM. Our Broadcast Network program enables our broadcast associates to deliver simulated live and live Internet broadcast of audio, video and other multimedia content from their Web sites. We believe that our Broadcast Network will be a compelling solution to radio and television stations that are interested in extending their brands onto the Internet and developing new sources of revenues. We launched our Broadcast Network program with the beta version of the Global Media Player in October 1999, and incorporated the commercial version into our Broadcast Network in December 1999.

         Our Broadcast Network is designed so that its streaming media capabilities can be combined with our private label e-commerce solution. When our Broadcast Network is integrated with our e-commerce solution, our network associates can offer their customers a tightly integrated entertainment and online shopping experience. For example, accessing our Broadcast Network will enable a network associate's customers to listen to live music programming through the Global Media Player and purchase CDs of the featured artists at the same time.

         OUR WEB SITES. We launched a beta version of our own e-commerce site in May 1999 to demonstrate our e-commerce solution, and commercially launched our own online store in September 1999. We significantly revised our online store on November 29, 1999 to offer greater functionality and ease of use. Our online store combines an extensive catalogue of music, books, videos and other entertainment products, with easy-to-use navigation and search capabilities and entertainment-focused content. Additionally, visitors can download the Global Media Player for free. We are continuing the further development of our online store and e-commerce backend to provide additional features and content, and expect that these enhancements will improve the revenue generating potential of our own store and the stores of our network associates.

         We also operate another related Web site, "indieaudio.com." This site focuses on content and community oriented to independent lifestyles, musicians and fans of alternative music, and helps route business to our online store.

         Our online store currently offers a catalogue of more than 1.3 million entertainment products, including over 353,000 CD titles, over 85,000 home video titles, over 4,000 DVD titles, and over 1,000,000 book titles. In addition, we offer book, music and movie reviews, current entertainment news, interviews with artists and authors, and artist biographies and lists of their works. Customers can browse our catalog through using a selection of search parameters, such as title, author or artist, subject matter, keyword, publication date or ISBN (International Standard Book Number). We enhance the shopping experience of our music customers by enabling them to sample music clips from many CDs we offer, before they order them.

         We are currently in the process of extending our online offerings to include digital audio files that can be downloaded for purchase from the Internet and we intend to expand into online magazine subscription sales, concert and event ticket sales and other entertainment-oriented services. We intend to build an online community centered on music, movies and books by encouraging our customers, artists and others in the music and entertainment industry to post their own reviews, sponsor competitions and provide various forums for discussion.

         BACKGROUND. We were incorporated in Nevada in April 1997. In May 1997, we acquired Westcoast Wireless Cable Ltd., which marketed direct-to-home satellite broadcast hardware and programming services, from our controlling stockholder. However, in late 1997, a Canadian federal court prohibited the delivery of U.S.-based satellite programming in Canada, which had been a significant part of our business. As a result, we wound down our home satellite business and discontinued those operations completely in the fourth quarter of fiscal 1998. In October 1997, we began operating a call center, which provided investor relations services to U.S. and Canadian public companies. We discontinued those operations in the third quarter of fiscal 1999 after we adopted our e-commerce business plan.

         Our principal executive offices are located at 400 Robson Street, Vancouver, British Columbia, Canada V6B 2B4 and our telephone number is (604) 688-9994.

                INFORMATION CONTAINED ON OUR WEB SITES SHOULD NOT
                    BE CONSIDERED A PART OF THIS PROSPECTUS.

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                                  THE OFFERING

COMMON STOCK OFFERED BY SELLING STOCKHOLDERS:                    7,443,153 shares

COMMON STOCK OUTSTANDING BEFORE THIS OFFERING:                  20,759,616 shares

COMMON STOCK TO BE OUTSTANDING AFTER THIS OFFERING:             28,202,769 shares

USE OF PROCEEDS FROM CONVERSION OF
SERIES A PREFERRED STOCK:                                       We will receive no proceeds from conversion
                                                                of the Series A preferred stock, nor will we
                                                                receive any of the proceeds from sale of the
                                                                shares by the selling stockholders.

USE OF PROCEEDS FROM EXERCISE OF THE INVESTMENT
OPTIONS AND WARRANTS:                                           We will receive the exercise price of investment
                                                                options and warrants that are exercised by the
                                                                selling stockholders, if any. Assuming exercise
                                                                of all of the investment options and warrants,
                                                                the gross proceeds to us from the exercise of
                                                                (a) the investment options would be $8,500,000 plus
                                                                additional amounts which accrue from time to time
                                                                on the stated value of the outstanding Series A
                                                                preferred stock at the rate of 5% per annum,
                                                                and (b) the warrants would be $5,737,500. We intend
                                                                to use any proceeds from exercise of the investment
                                                                options and warrants for working capital and general
                                                                corporate purposes.

NASD OTC BULLETIN BOARD SYMBOL:                                 "GLMC"

                                 ---------------

The number of shares offered by the selling stockholders set forth above represents the total number of shares that we had reserved, as of the date of filing the registration statement of which this prospectus is a part, for issuance upon conversion of the Series A preferred stock, exercise of the related investment options and exercise of the warrants. Because the actual conversion price of the Series A preferred stock and the exercise price of the related investment options may vary with fluctuations in the market price of our common stock, the actual number of shares offered by the selling stockholders and therefore the number of shares outstanding after this offering may be higher or lower than the numbers set forth above. See "Description of Capital Stock -Preferred Stock - Series A Convertible Preferred Stock - Conversion Rights."

The number of shares outstanding before and after this offering set forth above is as of January 11, 2000, and does not include (a) 4,000,000 shares reserved for issuance upon exercise of outstanding stock options granted under our stock option plans and other warrants currently outstanding or (b) 32,535 shares reserved for issuance as of that date under certain shareholder loan restructuring arrangements described in "Certain Transactions Loans to and from Affiliates." It does include 175,339 shares of common stock issued through January 11, 2000, upon conversion of 750 shares of Series A preferred stock.

                                  RISK FACTORS

Potential investors should carefully consider the risk factors set forth under the caption "Risk Factors" beginning on page 5 and the other information included in this prospectus prior to purchasing our common stock. An investment in our common stock involves a high degree of risk. We have a limited operating history and had minimal operating revenues from our internet business in fiscal 1999. We anticipate operating losses and negative operating cash flow for fiscal 2000, and anticipate achieving breakeven in fiscal 2001 and profitability during fiscal 2002. The success of our internet operations will depend on the growth and commercial acceptance of the Internet and e-commerce, the viability of our unproven business model, the implementation of our Network Associate and Broadcast Network programs, our relationships with strategic partners and key vendors, and the availability of additional capital. Our business is subject to intense competition, rapid technological change, government regulation and legal uncertainties associated with the Internet, e-commerce, systems interruptions and security risks. Each section of this "Description of Business", the "Management's Discussion and Analysis of Financial Condition and Results of Operations", and the other sections of this prospectus, describe these and other risk factors in more detail.

                             SUMMARY FINANCIAL DATA


The following summary financial information was derived from our historical consolidated financial statements. Net revenues exclude the results of operations of our discontinued home satellite and call center businesses, as described in "Prospectus Summary - Global Media." See also "Management's Discussion and Analysis of Financial Condition and Results of Operations -Discontinued Operations." You should read this information in conjunction with the Consolidated Financial Statements and the related Notes and the discussion in "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained elsewhere in this prospectus.


                                                                     YEARS ENDED JULY 31,           QUARTER ENDED
                                                                    1999              1998        OCTOBER 31, 1999
                                                              ------------------------------------------------------
                                                                          (AUDITED)                  (UNAUDITED)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
     Net revenues.............................                $       7,091      $        --        $        13,645
     Loss from continuing operations..........                     (2,228,493)       (304,919)           (1,562,910)

     Loss from discontinued operations........
                                                                       (2,581)       (147,909)                  --
     Net loss.................................                     (2,231,074)       (452,898)           (1,555,272)


     Net loss applicable to common stockholders               $    (2,231,074)  $      (452,898)     $   (1,555,272)
                                                              ================  ================     ===============

     Basic and diluted loss per share.........                $         (0.11)  $         (0.02)     $        (0.08)


     Shares used in computing basic and diluted loss per           20,245,889        19,554,402          20,680,894
     share....................................



                                                                   JULY 31         OCTOBER 31
     CONSOLIDATED BALANCE SHEET DATA:                               1999              1999
                                                              ----------------- ----------------
                                                                  (AUDITED)       (UNAUDITED)
     Working capital (deficiency)                                  $(5,289,038)       $1,325,502
     Total assets......................................               7,548,603        6,148,002
     Total liabilities.................................                 722,131          832,552
     Total stockholders' equity (deficiency)................          (263,303)        5,315,450


                                  RISK FACTORS

YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING RISKS BEFORE YOU DECIDE TO BUY OUR COMMON STOCK. WE HAVE DESCRIBED THESE RISKS AND UNCERTAINTIES UNDER THE FOLLOWING GENERAL CATEGORIES: "RISKS RELATED TO OUR BUSINESS," "RISKS RELATED TO THE INTERNET INDUSTRY" AND "RISKS RELATED TO THIS OFFERING AND OUR COMMON STOCK." OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY AND ADVERSELY AFFECTED BY ANY OF THESE OR OTHER RISKS. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF THE MONEY YOU PAID TO BUY OUR COMMON STOCK. YOU SHOULD ALSO CONSIDER THE RISKS AND UNCERTAINTIES ASSOCIATED WITH FORWARD-LOOKING STATEMENTS INCLUDED IN THIS PROSPECTUS WITH RESPECT TO OUR PLANS, OBJECTIVES, EXPECTATIONS, AND INTENTIONS. SEE "CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS."

RISKS RELATED TO OUR BUSINESS

WE HAVE A LIMITED HISTORY OF CURRENT OPERATIONS ON WHICH TO EVALUATE OUR POTENTIAL FOR FUTURE SUCCESS

We were incorporated in April 1997 and acquired Westcoast Wireless Cable Ltd. in May 1997. We discontinued Westcoast's historical operations, the sale and servicing of direct-to-home satellite broadcast hardware and programming services, in the fourth quarter of fiscal 1998, and discontinued our other historical operations, the operation of an investor relations call center, in the third quarter of fiscal 1999. We launched our main e-commerce site in May 1999, and our streaming media solution in October 1999, and have generated minimal revenues from our new operations. Accordingly, we have a very limited operating history on which you can evaluate our business and prospects. You must consider the risks and uncertainties frequently encountered by early stage companies in new and rapidly evolving markets, such as electronic commerce. To address the risks and uncertainties we face, we must:

     - gain broad market acceptance of our Network Associate program by program and rapidly rolling out private label online storefronts for numerous network associates;

     - together with RealNetworks, complete development of our Broadcast Network system and gain broad market acceptance of the streaming media services we intend to offer through our Broadcast Network program;

     - further develop our online store, improve reliability and performance of both front-end and back-end systems and order fulfillment, and timely and successfully develop new features and functionality of our online store and those of our network associates;

     - successfully respond to competition to our entertainment product e-commerce operations from Amazon.com, Inc., CDNow, Inc. and others, and to our streaming media services from Broadcast.com, Inc. and others;

     - develop and maintain strategic relationships to enhance the features (including content) and utility of our online store and those of our network associates and to enable us to deliver streaming media services;

     -    recruit and retain key management, technical and other employees; and

     - implement adequate internal processes and controls to manage our growth.

Our business strategy may be unsuccessful and we may be unable to address the risks we face in a cost-effective manner, if at all. Our inability to successfully address these risks will cause significant harm to our business, financial condition and results of operations.

WE HAVE A HISTORY OF LOSSES AND WE EXPECT LOSSES FOR THE NEAR FUTURE

Since our inception, we have incurred significant losses, including losses from our discontinued operations. SEE "Discontinued Operations." Since third quarter of fiscal 1999, these losses have resulted primarily from costs related to developing our e-commerce products and our Web sites, developing or acquiring technologies to be used in our business and general corporate overhead, and have generated minimal revenues from our new operations. We expect to continue incurring net losses for the foreseeable future, as we plan to invest in:

     -    promoting our network associate program;

     -    completing, launching and marketing our Broadcast Network;

     - enhancing our e-commerce site and improving its reliability and functionality;

     -    developing infrastructure and applications;

     -    marketing our Network Associate and Broadcast Network programs; and

     -    hiring additional employees.

We believe these expenditures are necessary to attract more customers to our site and the Web sites of our network associates, and to generate greater online revenues. As a result, we anticipate operating losses and negative operating cash flow for fiscal 2000, and anticipate achieving breakeven in fiscal 2001 and profitability during fiscal 2002. If our revenue growth is slower than we anticipate or our operating expenses exceed our expectations, our losses will be significantly greater. We may never achieve or sustain profitability.

OUR FUTURE REVENUES ARE UNPREDICTABLE AND OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY

Our revenues for the foreseeable future will derive primarily from advertising and product sales and will depend primarily on the number of network and broadcast associates that we sign up, the number of listeners on our simulated live stations, the number of visitors that we are able to attract to our online store and that our network associates are able to attract to their stores, and on how many of those visitors purchase our products. Our Broadcast Network revenues will also depend to a significant extent on our ability to attract customers (such as radio and television stations) for these streaming media services. We have recently initiated a program to market streaming media consulting services and expect that over time this service line could become a significant revenue contributor. We cannot forecast with any degree of certainty the number of visitors to our site of our network associates, the number of visitors that will become customers, the number of customers we will be able to secure for our streaming media services, or the amount of entertainment product sales and streaming media services revenues.

We expect our operating results to fluctuate significantly from period to period. Both seasonal fluctuations in Internet usage and traditional retail seasonality may affect our business. Internet usage generally declines during the summer. Sales in the traditional retail book and music industries usually increase significantly in the fourth calendar quarter of each year and are correspondingly lower in other quarters. If similar seasonal patterns emerge in e-commerce business, our revenues may vary significantly. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -Seasonality."

Other factors which may cause our operating results to fluctuate significantly from quarter to quarter include:

     - technical difficulties with our system, downtime, system failures or interruptions in Internet access;

     - our ability to attract new and repeat visitors to our online store and convert them into customers;

     - our ability to attract and retain network associates and broadcast associates;

     - our network associates' ability to attract new and repeat visitors to their sites and convert them into customers;

     -    the demand for the streaming media services;

     - our ability to keep current with the evolving tastes of our target markets;

     - the frequency of repeat purchases by customers, our average order size and the mix of products we sell;

     - the success of our existing competitors, the emergence of new competitors, and the ability of our competitors to offer new or enhanced Web site features, products or services;

     - our ability, through our fulfillment partners, to ensure sufficient product supply;

     - changes in our pricing policies or the pricing policies of our competitors;

     - our ability to scale technology and upgrade order processing capabilities;

     -    price competition;

     - varying operating costs and capital expenditures related to the expansion of our business operations and infrastructure, including the hiring of new employees, and to the acquisition or development of new technologies or businesses;

     - unanticipated cost increases, delays or interruptions in transaction processing and order fulfillment;

     - unanticipated delays or cost increases with respect to the introduction of new products or services; and

     - the costs, timing and impact of our marketing and promotion initiatives.

Because of these and other factors, we believe that period-to-period comparisons of our results of operations are not good indicators of our future performance. If our operating results fall below the expectations of investors and other market participants in some future periods, then our stock price may decline.

CONSUMERS OF ENTERTAINMENT MERCHANDISE MAY NOT ACCEPT OUR ONLINE SOLUTIONIf a high volume of first-time and repeat customers are not attracted to the Web sites of our network associates and our online store at a reasonable cost, our business and operating results will be negatively affected. We may not be able to convert a large number of customers from traditional shopping methods to online shopping for CDs, videos, DVDs, books and other entertainment merchandise. Specific factors that could prevent widespread customer acceptance of our solution, and our ability to grow revenues, include:

     - shipping charges, which do not apply to shopping at traditional retailers of the merchandise we offer;

     - delivery time associated with Internet orders, as compared to the immediate receipt of products at a physical store;

     - pricing that does not meet customer expectations of finding the lowest price on the Internet;

     - lack of consumer awareness of our online store and those of our network associates;

     - customer concerns about the security of online transactions and the privacy of their personal information;

     - product damage incurred during shipping or shipments of wrong products from our fulfillment partners, resulting in a failure to establish customers' trust in buying items online;

     - delays in responses to customer inquiries or in deliveries to customers; and

     -    difficulties in returning or exchanging orders.

WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY

The markets in which we are engaged are new, rapidly evolving and intensely competitive, and we expect competition to intensify further in the future. Barriers to entry are relatively low, and current and new competitors can launch new sites at a relatively low cost. We may not be able to compete successfully against current and future competitors. Further, as a strategic response to changes in the competitive environment, we may, from time to time, make certain pricing, service or marketing decisions or acquisitions that could adversely affect our business, results of operations and financial condition.

We currently or potentially compete with a number of other companies. We compete with traditional physical retailers of entertainment merchandise, including large, well-established book, music and video stores such as Barnes & Noble, Inc., Borders Group, Inc. and Wherehouse Entertainment, Inc., and mass market retailers such as Wal-Mart and Kmart Corporation. In the market for online retailing of books, CDs, video cassettes and DVDs, we compete with large, well-established companies such as Amazon.com, CDNow.com, barnesandnoble.com, inc. and Borders Online, Inc. Once we begin offering streaming media services, we will be competing with large, well-established Internet broadcasters such as Broadcast.com and InterVU Inc.

Certain of our competitors currently offer, either alone or through strategic relationships with other companies, a blend of multimedia content delivery and e-commerce services to the principal target market for our network associate program. For example, a visitor to the Web site of Broadcast.com, which broadcasts the radio signals of over 400 radio stations and over 40 television stations, can listen to a CD on Broadcast.com's site and purchase it by seamlessly clicking through to

Amazon.com's site to place an order, or can listen to an audio book and purchase the print version from Amazon.com. In addition, other companies offer e-commerce and content delivery services, including streaming media, to the radio industry, such as Onradio.com, Inc., which provides content delivery and e-commerce capabilities through strategic relationships with Amazon.com (for e-commerce), Microsoft (for its Media Player), InterVU (for streaming media services) and Vibe/SPIN Ventures (for other music-focused content). Because companies like Broadcast.com and Onradio.com already have established relationships with significant numbers of radio stations (in many cases, under exclusive contracts), we may have difficulty establishing market acceptance of our network associate program in the media industry even if we can offer a better integrated content delivery and e-commerce solution than these and other companies. Moreover, since our solution relies on technologies which are not proprietary to us, other competitors could license, acquire or develop the same or similar technologies to deliver a similar solution.

Certain of our current and many of our potential competitors have longer operating histories, larger customer bases, greater brand recognition in other business and Internet markets, and significantly greater financial, marketing, technical and other resources than us. In addition, other online retailers may be acquired by, receive investments from or enter into other commercial relationships with larger, well-established and well-financed companies as use of the Internet and other online services increases. Therefore, certain of our competitors with other revenue sources may be able to devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing policies and devote substantially more resources to Web site and systems development than us. Competitive pressures created by any one of these companies, or by our competitors collectively, may result in loss of market share and reduced operating margins, any of which could have a material adverse effect on our business, results of operations and financial condition.

WE FACE THE RISK OF SYSTEMS INTERRUPTIONS AND CAPACITY CONSTRAINTS

The satisfactory performance, reliability and availability of our recently-opened online store, transaction processing systems and network infrastructure are critical to our reputation and our ability to attract and retain customers and maintain adequate customer service levels. From time to time, we have experienced temporary system interruptions for a variety of reasons, including software bugs and lack of reliable integration between various elements of our e-commerce and other systems and those of our vendors. We may not be able to correct any problem in a timely manner. Because we outsource certain aspects of our system and because some of the reasons for a systems interruption may be outside of our control, we also may not exercise sufficient control to remedy the problem quickly or at all. Any future system interruption that results in the unavailability of our site or reduced order fulfillment performance could result in negative publicity and reduce the volume of goods sold and the attractiveness of our online store, which would negatively affect our business.

We opened our online store for customers in May 1999 and to the extent that customer traffic grows substantially, we may need to expand the capacity of our systems to accommodate a larger number of visitors. We may be required to add additional software and hardware and further develop and upgrade our existing technology, transaction-processing systems, network infrastructure and distribution capabilities to accommodate increased traffic on our site and those of our network associates and increased sales volume. Any inability to scale our systems may cause unanticipated system disruptions, slower response times, degradation in levels of customer service, impaired quality and speed of order fulfillment, or delays in reporting accurate financial information. We are not certain that we will be able to:

     - accurately project the rate or timing of increases, if any, in the use of our site and those of our network associates;

     - effectively upgrade and expand our transaction-processing and other systems in a timely manner; or

     - integrate smoothly any newly developed or purchased modules within our existing systems.

WE MAY NOT BE SUCCESSFUL IN IMPLEMENTING OUR NETWORK ASSOCIATE PROGRAM OR OUR NETWORK ASSOCIATES MAY FAIL TO ATTRACT SIGNIFICANT NUMBERS OF CUSTOMERS

Our business and results of operations will depend in large part on the success of our Network Associate program. While we have started to market the Network Associate to companies in our target markets for those services, to date, we have only entered into a limited number of definitive agreements with network associates and have not rolled out any private label online stores for those with whom we have contracts. In order to attract and retain significant numbers of network associates, we must:

     - build a larger sales force to promote our network associate program, particularly to the radio and television industries;

     - successfully promote the benefits of our end-to-end e-commerce solution to potential network associates;

     - be able to offer customized, merchant-branded store fronts with content and merchandise selection that can be specifically tailored to different types of potential network associates with different target markets or customers; and

     - successfully compete against other companies that offer, or in the future may offer, similar e-commerce and content-delivery solutions, either on their own or through strategic relationships with other parties.

In addition, in order to retain our network associates:

     - our e-commerce system must work reliably and effectively with our network associates' own Web sites;

     - we must reliably fulfill orders of customers who purchase products through our network associates' storefronts;

     -    we must provide a high level of customer service; and

     - our program must result in significant direct or indirect financial benefit to our network associates.

We may encounter significant barriers to our ability to establish a large base of network associates with a substantial online customer presence, particularly in the radio and television industries. We may face obstacles in signing up significant numbers of network associates in the media industry, despite the appeal to radio and television stations of our private label e-commerce solution bundled with streaming media services. For example, Broadcast.com, a leading Internet broadcaster of radio, television and other multimedia content, has established relationships with more than 400 radio stations across the country, including stations in 18 of the top 20 radio markets in the U.S., and can offer its streaming media customers some e-commerce solutions that are competitive to our own through strategic relationships with other companies such as Amazon.com. Because Broadcast.com has exclusive relationships with many of its streaming media customers, those customers may not be willing or able contractually to become network associates.

We intend to control our own marketing and promotion expenditures by relying on the marketing efforts of our network associates. Our business and results of operations may therefore suffer if our network associates are unsuccessful in attracting significant numbers of visitors to their Web sites. While we analyze our potential network associates' plans for increasing traffic to their Web sites, we have no control of the steps they actually take to attract visitors to their sites.

WE DEPEND SIGNIFICANTLY ON OUR STRATEGIC RELATIONSHIP WITH REALNETWORKS AND WE HAVE ONLY A NON-EXCLUSIVE LICENSE TO THE TECHNOLOGIES THEY ARE DEVELOPING FOR US

We have entered into a strategic relationship with RealNetworks to develop the Global Media Player. Our ability to implement our Broadcast Network program would be negatively affected and our business would be harmed by:

     - any termination of our agreement with RealNetworks prior to their completion of the Global Media Player;

     - any other unexpected delay in the development or deployment of the commercial version of the Global Media Player; or

     - failure of the Global Media Player to provide expected functionality with third-party systems, to perform as expected, or to operate reliably.

We will have no proprietary ownership interest in or exclusive license to the technologies developed by RealNetworks for our Global Media Player. Although our rights to use those technologies will be perpetual, they will be non-exclusive. Consequently, RealNetworks could license those technologies to one or more of our existing or future competitors or could use those technologies themselves to launch a competitive solution. Although our streaming media services agreement with RealNetworks has a term of three years which automatically renews for successive terms, any early termination of that agreement as a result of our breach or otherwise would significantly disrupt our business and potentially result in claims against us by customers of our streaming media services.

WE MAY FAIL TO ESTABLISH AN EFFECTIVE INTERNAL SALES ORGANIZATION TO ATTRACT NETWORK ASSOCIATES

We believe that successful implementation of our Network Associate and Broadcast Network programs will depend on our ability to establish an aggressive and effective internal sales organization. At January 11, 2000, our internal sales team had twelve members. We may need to substantially increase this sales force in the future in order to execute our business plan. Our ability to increase our sales force involves a number of risks and uncertainties, including competition for employees and the length of time for new sales employees to become productive. If we do not develop an effective internal sales force, we are likely to have difficulty securing significant numbers of network associates and our business will be negatively affected.

WE DEPEND ON OUR FULFILLMENT PARTNERS; IF THEY DO NOT PERFORM OR OUR RELATIONSHIP WITH THEM IS TERMINATED, OUR BUSINESS MAY SUFFER

To generate the significant customer traffic, volume of purchases and repeat purchases that we believe are crucial to obtaining sufficient revenues, we must develop and maintain customer trust in the timing and accuracy of our product deliveries. We currently carry no inventory of our own and depend on fulfillment partners for rapid order fulfillment. We currently purchase all of the merchandise we offer online from two fulfillment partners, Baker & Taylor, Inc. (through its Entertainment division and Books division) and the iFill division of Valley Media, Inc., who performs order fulfillment for us. We also need to secure other fulfillment partners to expand the range of titles that we can currently offer through Baker & Taylor and Valley Media. While we intend to enter into other fulfillment agreements to have alternative sources of supply and expand our product offerings, we are primarily dependent on Baker & Taylor and Valley Media for order fulfillment. We may not be able to secure alternative fulfillment partners on acceptable terms in a timely manner, or at all. Negotiating and implementing relationships with additional fulfillment partners would take substantial time and resources. If for any reason our relationship with Baker & Taylor or Valley Media were terminated before we were able to establish and implement alternative fulfillment arrangements, we might be unable to fulfill our customers' orders and our business would suffer. Our agreements with Baker & Taylor have one-year terms (ending in May 2000). While these agreements renew on an annual basis for up to five succeeding years, they can be terminated prior to the annual renewal date. We cannot be certain that our contract with Baker & Taylor will be renewed or that they will not terminate our agreement earlier for breach.

Our ability to fulfill our customers' orders may be significantly hampered and our business will suffer major disruptions if Baker & Taylor, Valley Media, or any alternative fulfillment partners with whom we may establish relationships in the future:

     - fail to comply with federal, state and local regulations that apply to their performance of services for us;

     -    breach or terminate their agreements with us;

     - suffer adverse developments that affect their ability to supply products to us, such as employee strikes, system crashes and inclement weather;

     - are unable or unwilling to supply products to us in sufficient quantities or in a timely manner; or

     - are unable or unwilling to ship products to any markets in which we have customers.

Because we rely on third parties to fulfill orders, we depend on their systems for tracking inventory and financial data. In addition, our order fulfillment and distribution process requires us to cooperate extensively with our fulfillment partners with respect to the coordination of separate information technology systems. From time to time we have experienced problems relating to the integration of our systems with those of Baker & Taylor, which has affected our ability to timely fill customers' orders. While we have corrected these problems, we cannot ensure that any future problems will be resolved on a timely basis or at all. In addition, if we establish new fulfillment partner relationships, we cannot be sure that we will be able to integrate our respective information systems on a timely basis. If our fulfillment partners' systems fail or are unable to scale or adapt to changing needs, our ability to timely fill customers' orders may be hindered and we may not have adequate, accurate or timely inventory or financial information. Our failure to have adequate, accurate or timely inventory and financial information would harm our ability to manage our business effectively.

WE RELY HEAVILY ON THIRD PARTIES FOR ESSENTIAL BUSINESS OPERATIONS AND MAY BE ADVERSELY AFFECTED BY DISRUPTIONS OR FAILURES IN SERVICE

We depend on third parties for important aspects of our business, including Internet access and Web hosting services, development of software for our Broadcast Network system, and new Web site features and content. We have limited control over these third parties, and we are not their only client. We may not be able to maintain satisfactory relationships with any of them on acceptable commercial terms. Further, we cannot be certain that the quality of products and services that they provide will remain at levels needed to enable us to conduct our business effectively. We may not be able to renew agreements with third party vendors on current terms.

Our dependence on other vendors entails various risks, including:

     - our current vendors may not continue to provide services to us on current terms;

     - we may not be able to establish new or extend current vendor terms on a timely basis or at all; and

     - we depend on our vendors to comply with federal, state and local regulations that apply to their performance of services for us.

If we cannot develop and maintain relationships with vendors that allow us to obtain sufficient quantities of merchandise or necessary services on acceptable commercial terms or if our vendors fail to comply with applicable law, our business may be harmed.

We also rely on third-party carriers for product shipments, including shipments to and from our fulfillment partners' distribution facilities. We are therefore subject to the risks, including employee strikes and inclement weather, associated with third-party carriers' ability to provide delivery services to meet our shipping needs. Failure to deliver products to our customers in a timely and accurate manner would harm our reputation, and our business and results of operations.

OUR SYSTEMS AND OPERATIONS, AND THOSE OF OUR VENDORS AND DISTRIBUTORS, ARE VULNERABLE TO NATURAL DISASTERS, SYSTEMS INTERRUPTIONS AND OTHER UNEXPECTED PROBLEMS

Substantially all of our computer and communications hardware is located at our leased facilities in Nanaimo and Vancouver, British Columbia, Canada, and our systems infrastructure is hosted at third-party hosting providers' facilities in Vancouver, British Columbia and Seattle, Washington. The continuing and uninterrupted performance of those systems is critical to our success. Our systems and operations and those of our hosting providers are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, earthquakes and similar events. In addition, our servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays, loss of data or the inability to accept and fulfill customer orders. Sustained or repeated system failures or interruptions of our site connection services would reduce the attractiveness of our site to customers, and could therefore have a material adverse effect on our business. We do not currently have redundant systems or a formal disaster recovery plan and do not carry sufficient business interruption insurance to compensate for losses that may occur. Our fulfillment partners, including Baker & Taylor and Valley Media, may also face these risks.

We depend on the efficient operation of Internet connections from customers to our systems. These connections, in turn, depend on the efficient operation of Web browsers, Internet service providers and Internet backbone service providers, all of which have had periodic operational problems or experienced outages. Any system delays, failures or loss of data, whatever the cause, could reduce customer satisfaction with our applications and services and harm our business.

We retain confidential customer information in our processing centers. Therefore, it is critical that our facilities and infrastructure remain secure and that our facilities and infrastructure are perceived by the marketplace to be secure. A material security breach could damage our reputation or result in liability to us.

WE ARE GROWING RAPIDLY, AND EFFECTIVELY MANAGING OUR GROWTH MAY BE DIFFICULT

We are currently experiencing a period of significant expansion. In order to execute our business plan, we must continue to grow significantly. This growth will strain our personnel, management, systems, policies and procedures and other resources. To manage our growth, we must implement operational and financial systems and controls and recruit, train and manage new employees. We cannot be certain that we will be able to integrate new executives and other employees into our organization effectively. If we do not implement adequate systems and controls, recruit, integrate and retain necessary personnel or otherwise manage growth effectively, our business, results of operations and financial condition will be materially and adversely affected.

WE DEPEND ON OUR KEY PERSONNEL TO OPERATE OUR BUSINESS, AND WE MAY NOT BE ABLE TO HIRE ENOUGH ADDITIONAL MANAGEMENT AND OTHER PERSONNEL AS OUR BUSINESS GROWS

Our performance is substantially dependent on the continued services of our executive officers and other key employees, particularly Michael Metcalfe, our Chairman and President, Robert Fuller, our Chief Executive Officer, L. James Porter, our Chief Financial Officer, and Winston V. Barta, our Vice President of Marketing and Business Development. The loss of the services of any of our executive officers could materially and adversely affect our business. We do not maintain key man insurance on any of our employees. Additionally, we believe we will need to attract, retain and motivate talented management and other highly skilled employees, particularly those with technical backgrounds, to be successful.

Competition for employees that possess knowledge of both the Internet industry and our target market is intense. We may be unable to retain our key employees or attract, assimilate and retain other highly qualified employees in the future.

WE MAY NEED FURTHER CAPITAL

We currently anticipate that our available funds will be sufficient to meet our anticipated needs for working capital, capital expenditures and business expansion through the fiscal 2000. Thereafter, we may need to raise additional funds. We may need to raise additional funds sooner in order to fund more rapid expansion, to develop new or enhanced services or products, to respond to competitive pressures or to acquire complementary products, businesses or technologies. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders will be reduced, stockholders may experience additional dilution and such securities may have rights, preferences and privileges senior to those of our common stock. There can be no assurance that additional financing will be available on terms favorable to us or at all. If adequate funds are not available or are not available on acceptable terms, we may not be able to develop or enhance services or products, respond to competitive pressures, fund expansion or take advantage of unanticipated acquisition opportunities. Such inability could negatively impact our business.

WE MAY FAIL TO ESTABLISH AND MAINTAIN RELATIONSHIPS WITH OTHER WEB SITES TO INCREASE NUMBERS OF CUSTOMERS AND INCREASE OUR REVENUES

We intend to establish alliances with other Web sites to increase the number of visitors to our site. There is intense competition for placements on these sites, and we may not be able to enter into these relationships on commercially reasonable terms or at all. Even if we enter into alliances with other Web sites, they themselves may not attract significant numbers of users to our site. Moreover, we may have to pay significant fees to establish these relationships. Our inability to enter into alliances with popular Web sites - or the failure of such alliances to provide the expected benefits - could adversely affect our business.

WE MAY NOT BE ABLE TO ADAPT AS INTERNET TECHNOLOGIES AND CUSTOMER DEMANDS CONTINUE TO EVOLVE

To be successful, we must adapt to rapidly changing Internet technologies and continually enhance the features and services provided on our site and to our network associates. We could incur substantial, unanticipated costs if we need to modify our site, software and infrastructure to incorporate new technologies demanded by our customers or our network associates. We may use new technologies ineffectively or we may fail to adapt our site, transaction-processing systems and network infrastructure to user requirements or emerging industry standards.

WE MAY NOT BE ABLE TO PROTECT AND ENFORCE OUR TRADEMARKS, WEB ADDRESSES AND PROPRIETARY RIGHTS

We rely or may in the future rely on a combination of patent, trademark, trade secret and copyright law and contractual restrictions to protect the proprietary aspects of our technology and proprietary content. These legal protections afford only limited protection for our intellectual property and trade secrets. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our proprietary technology or otherwise obtain and use information that we regard as proprietary.

We are in the process of filing Canadian and U.S. applications for trademark registration of "Global Media," "globalmedia.com," "Global Media Network," "Global Media Broadcast Network" or any of our other trademarks. Were we to file for such registrations, we may be unable to secure them. It is also possible that our competitors or others will adopt service names similar to ours, thereby possibly leading to customer confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other trademarks that incorporate variations of the term "Global Media." Any claims or customer confusion related to our trademarks, or our failure to obtain trademark registrations, could negatively affect our business.

Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets and domain names and determine the validity and scope of the proprietary rights of others. If third parties prepare and file applications in the United States or other countries that claim trademarks used or registered by us, we may oppose those applications and be required to participate in proceedings before the United States Patent and Trademark Office or foreign regulatory agencies to determine priority of rights to the trademarks. Any litigation or adverse priority proceeding could result in substantial costs and diversion of resources and could seriously harm our business and operating results. In September 1999, we received a letter claiming trademark infringement by our use of the phrases "Global Media Network", "Global Media Broadcast Network" and "Global Network" solely in Canada. We believe that this claim will ultimately be unsuccessful. However, success on the claim could have a material adverse effect on our name recognition in the Canadian marketplace. We do not believe that the claim, even if successful, would have a material adverse effect on our business, results of operations or financial condition.

Finally, to the extent that we sell products internationally, the laws of many countries do not protect our proprietary rights to as great an extent as do the laws of the United States. Many countries have a "first-to-file" trademark registration system. As a result, we may be prevented from registering or using our trademarks in certain countries if third parties have previously filed applications to register or have registered the same or similar trademark. Our means of protecting our proprietary rights may not be adequate, and our competitors could independently develop similar technology.

We hold rights to various Web domain names, including "globalmedia.com," "gmcorp.net," "globalmediacorp.com," "indieaudio.com" and "indielife.com." Governmental agencies typically regulate domain names. These regulations are subject to change. We may not be able to acquire or maintain appropriate domain names in all countries in which we do business. Furthermore, regulations governing domain names may not protect our trademarks and similar proprietary rights. We may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or diminish the value of our trademarks and other proprietary rights.

WE MAY BE FOUND TO INFRINGE THE PROPRIETARY RIGHTS OF OTHERS OR FACE LIABILITY FOR CONTENT ON OUR WEB SITES

Third parties may claim infringement by us with respect to past, current or future technologies. We expect that participants in our markets will be increasingly subject to infringement claims as the number of services and competitors in our industry segment grows. Any such claim, whether meritorious or not, could be time-consuming, result in costly litigation, or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements might not be available on terms acceptable to us or at all.

Because we post our own content and content licensed from third parties on our site, we face potential liability for negligence, copyright, patent, trademark, defamation, indecency and other claims based on the nature and content of the materials that we post. Such claims have been brought, and sometimes successfully pressed, against Internet content distributors. In addition, we could be exposed to liability with respect to the unauthorized duplication of content.

Although we maintain general liability insurance, our insurance may not cover potential claims of the types described above or may not be adequate to indemnify us for all liability that may be imposed. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could harm our business.

OUR SALES COULD BE NEGATIVELY AFFECTED IF WE ARE REQUIRED TO CHARGE TAXES ON PURCHASES AND OUR BUSINESS COULD BE NEGATIVELY AFFECTED BY ANY NEW INTERNET-RELATED TAXES

We currently do not collect United States sales or other similar taxes in respect of goods sold by us However, one or more states, provinces or other jurisdictions may seek to impose the obligation to collect sales or other similar taxes on out-of-jurisdiction companies (such as us) which engage in or facilitate online commerce. A successful assertion by one or more states, provinces or foreign countries that we should collect further sales or other similar taxes on the sales of products through our site or those of our network associates could negatively affect our revenues and business. A number of proposals have been made at the state and local level in the U.S. that would impose additional taxes on the sale of goods and services through the Internet. Such proposals, if adopted, could substantially impair the growth of electronic commerce, and could adversely affect our opportunity to derive financial benefit from such activities. Although there is currently a U.S. federal moratorium on the imposition of new taxes on the sale of goods and services through the Internet, this moratorium is set to expire in October 2001, and may not be renewed.

RISKS RELATED TO THE INTERNET INDUSTRY

WE ARE DEPENDENT ON THE CONTINUED DEVELOPMENT OF THE INTERNET INFRASTRUCTURE

Our industry is new and rapidly evolving. Our business would be adversely affected if Web usage and e-commerce does not continue to grow. Web usage may be inhibited for a number of reasons, including:

     -    inadequate Internet infrastructure;

     -    security concerns;

     -    inconsistent quality of service;

     -    unavailability of cost-effective, high-speed service; or

     -    imposition of transactional or other taxes.

If Web usage grows, the Internet infrastructure may not be able to support the demands placed on it by this growth, or its performance and reliability may decline. In addition, Web sites, including ours, have experienced a variety of interruptions in their service as a result of outages and other delays occurring throughout the Internet network infrastructure. If these outages or delays frequently occur in the future, Web usage, including usage of our Web sites or the Web sites of our network associates, could grow slowly or decline.

OUR LONG-TERM SUCCESS DEPENDS ON THE DEVELOPMENT OF THE E-COMMERCE MARKET AND THE MARKET FOR STREAMING MEDIA SERVICES, WHICH IS UNCERTAIN

Our future revenues and profits depend substantially on the widespread acceptance and use of the Web as an effective medium of commerce by consumers, as well as the widespread acceptance of the Internet as a medium of broadcast by consumers and producers of audio, video and other multimedia content. Rapid growth in the use of the Web and consumer e-commerce is a recent phenomenon and the commercial use of the Internet as a broadcast medium is in its early stages. Demand for recently introduced services and products over the Web is subject to a high level of uncertainty. The development of the Web as a viable commercial marketplace or as a broadcast medium is subject to a number of factors, including the following:

     - e-commerce is at an early stage and buyers may be unwilling to shift their purchasing from traditional vendors to online vendors;

     - Internet broadcasts of multimedia content are generally of lower quality than broadcasts in traditional mediums and are subject to frequent interruptions and packet loss;

     - radio listeners, television viewers and consumers of other multimedia content may be unwilling to shift their consumption of such content to the Internet or it may be more difficult to establish viable revenue streams from Internet broadcasts;

     - insufficient availability of telecommunication services or changes in telecommunication services could result in slower response times; and

     - adverse publicity and consumer concerns about the security of commerce transactions on the Internet could discourage its acceptance and growth.

BREACHES OF SECURITY ON THE INTERNET MAY SLOW THE GROWTH OF E-COMMERCE AND SUBJECT US TO LIABILITY

The need to securely transmit confidential information (such as credit card and other personal information) over the Internet has been a significant barrier to e-commerce and communications over the Web. Any well-publicized compromise of security could deter more people from using the Web or from using it to conduct transactions that involve transmitting confidential information, such as purchases of goods or services. To the extent that our activities or the activities of third-party contractors involve the storage and transmission of proprietary information, such as credit card numbers, security breaches could disrupt our business, damage our reputation and expose us to a risk of loss or litigation and possible liability. We could be liable for claims based on unauthorized purchases with credit card information, impersonation or other similar fraud claims. Claims could also be based on other misuses of personal information, such as for unauthorized marketing purposes. We may need to spend a great deal of money and use other resources to protect against the threat of security breaches or to alleviate problems caused by security breaches.

WE FACE RISKS ASSOCIATED WITH GOVERNMENT REGULATION OF AND LEGAL
UNCERTAINTIES SURROUNDING THE INTERNET

Any new law or regulation pertaining to, or the application or interpretation of existing laws to, the Internet could increase our cost of doing business or otherwise adversely affect our business. Laws and regulations directly applicable to Internet communications, commerce and advertising are becoming more prevalent. The law governing the Internet, however, remains largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws governing intellectual property, copyright, privacy, obscenity, libel and taxation apply to the Internet. In addition, the growth and development of e-commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad. Governments in foreign jurisdictions may regulate Internet or other online services in such areas as content, privacy, network security, encryption or distribution more stringently than in the United States. This may affect our ability to conduct business internationally. We also may be subject to future regulation not specifically related to the Internet, including laws affecting direct marketers.

RISKS RELATED TO THIS OFFERING AND OUR COMMON STOCK

YOUR HOLDINGS MAY BE DILUTED IN THE FUTURE

As of January 11, 2000, 7,750 shares of our Series A preferred stock, having an aggregate stated value of $7,750,000, were issued and outstanding. The shares of Series A preferred stock are convertible into such number of shares of our common stock as is determined by dividing the stated value of the Series A preferred stock being converted ($1,000 per share), plus an additional amount which accrues at the rate of 5% per annum, by the conversion price in effect at the time of conversion. The conversion price is determined by reference to the then-current market price of our common stock or, if less, a fixed conversion price. In addition, the holders of the Series A preferred stock hold investment options under which they may purchase an additional share of common stock at an exercise price equal to the then-current conversion price for each share of common stock received upon conversion. Based on the conversion price in effect immediately prior to our initial filing of the registration statement of which this prospectus is a part, the total number of shares that we would have issued to the selling stockholders at that time had they converted the total number of shares of Series A preferred stock and exercised the related investment options in full would have been 3,041,576 shares. However, the actual number of shares that may be issued on conversion of the Series A preferred stock and exercise of the related investment options may prove to be significantly greater in the event of a decrease in the trading price of our common stock.

In addition, as described in "Description of Capital Stock - Preferred Stock - Series A Convertible Preferred Stock," the conversion price was adjusted downward since our common stock was not listed on the Nasdaq National Market or the Nasdaq Small Cap Market by November 6, 1999. We filed our listing application on November 15, 1999, however, there is no assurance that our application will be approved. The decrease in the fixed and variable conversion prices caused by this downward adjustment, and by any future decreases in the trading price in of our common stock will increase the number of shares of common stock issuable upon conversion, which could cause substantial dilution to other holders of our common stock. In addition, purchasers of common stock could experience further substantial dilution of their investment upon exercise of the related investment options by the selling stockholders. Based on the adjusted conversion price in effect on January 11, 2000, the total number of shares that we would have issued to the selling stockholders at that time had they converted the total outstanding shares of Series A preferred stock and exercised the related investment options in full would have been 3,779,501 shares.

As of January 11, 2000, warrants to purchase 680,000 shares of common stock issued to the holders of the Series A preferred stock were outstanding. These warrants may be exercised over the next five years at a price of $8.4375, which price may be adjusted from time to time under certain antidilution provisions. As of January 11, 2000, 4,000,000 shares of common stock were reserved for issuance upon exercise of outstanding stock options granted under our stock option plans at exercise prices ranging from $4.00 to $8.00 per share, of which 2,204,774 are currently exercisable. In addition, at such date we had other warrants to purchase a total of 62,769 shares at an exercise price of $8.125 per share outstanding which are currently exercisable. Purchasers of common stock could experience substantial dilution of their investment upon exercise of stock options and warrants.

SHARES ELIGIBLE FOR FUTURE SALE BY OUR CURRENT STOCKHOLDERS MAY ADVERSELY AFFECT OUR STOCK PRICE

If our stockholders sell substantial amounts of our common stock in the public market in the future, including shares issued upon the conversion or exercise of outstanding shares of Series A preferred stock, investment options and warrants, then the market price of our common stock could fall.

At January 11, 2000, 21,599,700 shares of our common stock were outstanding. Of these outstanding shares, 5,812,700 were freely tradable without restriction. The remaining 15,787,000 shares are eligible for sale in the public markets within the limits of Rule 144 under the Securities Act. See "Shares Eligible for Future Sale."

We have filed registration statements to register all shares of common stock issuable under certain of our stock option plans. Consequently, shares issued upon exercise of stock options granted under those plans will be eligible for resale in the public market without restriction (except to the extent they are issued to our executive officers and directors). At January 11, 2000, options covering a total of 3,047,440 shares, of which 2,204,774 were vested, were outstanding under these plans.

To date, we have had limited trading volume in our common stock. Sales of substantial amounts of common stock under Rule 144, the registration statement of which this prospectus is a part, our other registration statements or otherwise could adversely affect the prevailing market price of our common stock and could impair our ability to raise capital at that time through the sale of our securities.

WE ARE CONTROLLED BY OFFICERS, DIRECTORS AND EXISTING STOCKHOLDERS, IN PARTICULAR OUR CHAIRMAN AND PRESIDENT

At January 11, 2000, executive officers, directors and entities affiliated with them, in the aggregate, beneficially owned approximately 75.25%, and Michael Metcalfe, our Chairman and President beneficially owned approximately 66.06%, of our outstanding shares of common stock. Mr. Metcalfe is able to control substantially all matters requiring approval by our stockholders, including the election of directors, amendments to our articles of incorporation, and mergers or other business combination transactions. Mr. Metcalfe's substantial equity stake could also make us a much less attractive acquisition candidate to potential acquirers, because Mr. Metcalfe alone could have sufficient votes to prevent the approval or the tax-free treatment of an acquisition.

ANTI-TAKEOVER PROVISIONS AND OUR RIGHT TO ISSUE PREFERRED STOCK COULD MAKE A THIRD-PARTY ACQUISITION OF US DIFFICULT

We are a Nevada corporation. The anti-takeover provisions of Nevada law could make it more difficult for a third party to acquire or gain control of us, even if such a transaction would be beneficial to stockholders. Our articles of incorporation provide that our board of directors may issue preferred stock without stockholder approval. The issuance of preferred stock could make it more difficult for a third party to acquire us. Each of these factors could adversely affect prevailing market prices for our common stock. See "Description of Capital Stock - Nevada Anti-Takeover Laws and Certain Charter Provisions."

OUR COMMON STOCK PRICE IS HIGHLY VOLATILE

The market price of our common stock has been, and is likely to continue to be, highly volatile. See "Market Information, Shareholders And Dividends - Market Information." Purchasers of our common stock may not be able to resell their shares following periods of volatility because of the market's adverse reaction to volatility. The trading prices of many technology and Internet-related companies' stocks reached historical highs our 1999 fiscal year and have reflected valuations substantially above historical levels. During the same period, these companies' stocks have also been highly volatile and have recorded lows well below historical highs. We cannot assure you that our stock will trade at the same levels of other Internet stocks or that Internet stocks in general will sustain their current market prices. Factors that could cause volatility in our stock price may include, among other things:

         - actual or anticipated fluctuations in our quarterly operating results;

         - announcements of technological innovations, new products or services by us or our competitors;

         - changes in financial estimates or recommendation by securities analysts;

         -        conditions or trends in the Internet industry;

         -        changes in the market valuations of other Internet companies;

         - the addition or loss of strategic relationships or key vendors;

         - conditions or trends in the Internet, online commerce and media streaming markets;

         - changes in the market valuations of other Internet, online service or software companies;

         - announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

         -        additions or departures of key personnel;

         -        sales of our common stock; and

         - general stock market conditions and conditions in the technology and Internet sectors in particular.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains "forward-looking statements." In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms and other comparable terminology. These forward-looking statements include, without limitation, statements about our market opportunity, our strategies, competition, expected activities and expenditures as we pursue our business plan, and the adequacy of our available cash resources. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The information set forth under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," identify important additional factors that could materially adversely affect our actual results and performance. All forward-looking statements attributable to us are expressly qualified in their entirety by the foregoing cautionary statement. Moreover, neither we nor anyone else assumes responsibility for the accuracy and completeness of such statements. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                                 USE OF PROCEEDS

We will not receive any proceeds upon conversion of the Series A preferred stock, nor will we receive any of the proceeds from the sale by the selling stockholders of the shares issued upon such conversion.

We will receive the exercise price of any investment options and warrants that are exercised by the selling stockholders, but they are under no obligation to exercise. Assuming exercise of all of the investment options and warrants, the gross proceeds to us from the exercise of (a) the investment options would be $8,500,000 plus additional amounts which accrue from time to time on the stated value of the outstanding Series A preferred stock at a rate of 5% per annum, and
(b) the warrants would be $5,737,500. We intend to use any proceeds from exercise of the investment options and warrants for working capital and general corporate purposes.

                 MARKET INFORMATION, SHAREHOLDERS AND DIVIDENDS

MARKET INFORMATION

Our common stock has been traded on the OTC Bulletin Board under the trading symbol "GLMC" since August 24, 1998. Prior to that date, our common stock was not traded in the public market. The following table sets forth, for the periods indicated, the high and low closing prices for our common stock as reported on the OTC Bulletin Board. The quotations do not reflect adjustments for retail mark-ups, mark-downs, or commissions and may not necessarily represent actual transactions. On January 11, 2000, the closing price for our common stock on the OTC Bulletin Board was $5.50 per share.

PERIOD                                                   LOW CLOSE           HIGH CLOSE
FISCAL YEAR ENDING JULY 31, 2000:
First Quarter                                                $5.437            $8.187

FISCAL YEAR ENDING JULY 31, 1999:
Fourth Quarter                                               $4.00           $ 13.375
Third Quarter                                                $4.00           $  5.100
Second Quarter                                              $ .437           $  8.875
First Quarter (from August 24, 1998)                        $ .437           $  2.500

The market price of our common stock has been, and is likely to continue to be, highly volatile. Purchasers of our common stock may not be able to resell their shares following periods of volatility because of the market's adverse reaction to volatility. The trading prices of many technology and Internet-related companies' stocks reached historical highs during our 1999 fiscal year, and reflected valuations substantially above historical levels. During the same period, these companies' stocks have also been highly volatile and have recorded lows well below historical highs. We cannot assure you that our stock will trade at the same levels of other Internet stocks or that Internet stocks in general will sustain their current market prices.

SHAREHOLDERS

As of January 11, 2000, there were 51 holders of record of 21,599,700 shares of the Common Stock, and one holder of 7,750 shares of Global Media's Series A preferred stock.

DIVIDENDS

To date, we have not declared or paid any dividends on any of our capital stock. Prior to our acquisition of Westcoast, however, it paid $114,632 in cash dividends in fiscal 1997. We currently intend to retain earnings, if any, to fund the development and growth of our business and do not anticipate paying cash dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion. So long as shares of our Series A preferred stock are outstanding, the payment of dividends on our common stock will require the consent of the holders of a majority of the shares of Series A preferred stock then outstanding.

                                 CAPITALIZATION

The following table sets forth as of July 31, 1999: (a) our actual capitalization, (b) our pro forma capitalization after giving effect to our sale on May 6, 1999 of a convertible debenture in the original principal amount of $8,500,000 and related warrants to RGC International Investors, LDC as described in "Management's Discussion and Analysis of Financial Condition and Results of Operations - Recent Events," and (c) our pro forma capitalization as adjusted to give effect to our conversion on July 19, 1999 of the debentures into 8,500 shares of Series A preferred stock as described in "Management's Discussion and Analysis of Financial Condition and Results of Operations - Recent Events" and "Description of Capital Stock - Preferred Stock - Series A Convertible Preferred Stock." This information should be read in conjunction with our Consolidated Financial Statements and the related Notes appearing elsewhere in this prospectus.

                                                                                  JULY 31, 1999
                                                                            ---------------------------
                                                                                            PRO FORMA
                                                                             ACTUAL        AS ADJUSTED
Mezzanine Equity:
  Preferred Stock:
    Authorized shares -  actual; 100,000,000 shares
       Series A preferred stock, designated - 8,500 shares (1)              $7,089,775                -

Stockholders' equity:
  Preferred Stock:
    Authorized shares -100,000,000 shares pro forma as adjusted
       Series A preferred stock, designated -
       none actual; 8,500 shares pro forma as adjusted (1)
          Issued and outstanding - none actual; 8,500 pro forma as
          adjusted (1)...........................................                    -       $7,089,775
  Common stock, $0.001 par value per share:
    Authorized shares - 200,000,000 shares actual and pro forma as adjusted
       Issued and outstanding - 20,544,431 shares actual and pro
       forma as adjusted(2)......................................                12,658           12,658
Additional paid-in capital...............................                     2,617,109        2,617,109
Accumulated deficit......................................                    (2,893,070)      (2,893,070)

      Total stockholders' equity (deficit)........................             (263,303)       6,826,472

          Total capitalization...................................           $ 6,826,472   $    6,826,472

--------------------------
(1) Before the exercise of 750 shares of Series A preferred stock into 175,339 shares of common stock through January 11, 2000.

(2)  Excludes the following, which were outstanding at July 31, 1999:

- Shares of common stock issuable on exercise of options as follows: 237,500 shares at an exercise price of $0.50 per share, 2,930,000 at an exercise price of $4.00 per share, and 89,500 shares at an exercise price of $6.25 per share.

- 62,769 shares of common stock issuable upon exercise of warrants issued to the placement agents in connection with our convertible debenture offering, at an exercise price of $8.125 per share.

- 680,000 shares of common stock issuable upon exercise of the warrants issued in connection with the our Series A preferred stock at an exercise price of $8.3475 per share, and up to 1,369,361 shares of common stock issuable upon exercise of the related investment options for the conversion price of the Series A preferred stock upon any conversion.

- 338,983 shares of common stock issuable to Standard Radio Inc., at a purchase price of $5.90 per share, issued to Standard Radio in December 1999.

                             SELECTED FINANCIAL DATA

The selected historical financial information for (a) the fiscal years ended July 31, 1999 and 1998 is derived from our consolidated financial statements, which were audited by Ernst & Young LLP, independent chartered accountants and
(b) the quarter ended October 31, 1999, is derived from our unaudited consolidated financial statements for that period. Net revenues, gross profit and operating expenses in the table set forth below do not include the results of operations of our discontinued home satellite and call center businesses described in "Prospectus Summary - Global Media." See also "Management's Discussion and Analysis of Financial Condition and Results of Operations - Discontinued Operations."

You should read this information in conjunction with the Consolidated Financial Statements and the related Notes and the discussion in "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained elsewhere in this prospectus.

                                                                  YEARS ENDED JULY 31,           QUARTER ENDED
                                                          ----------------------------------------------------------
                                                                1999              1998          OCTOBER 31, 1999
                                                          ----------------------------------------------------------
                                                                       (AUDITED)                   (UNAUDITED)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:


Net revenues................................                   $      7,091            --            $       13,645
Gross profit................................                          7,091            --                   (59,145)
Operating expenses..........................                     (2,312,426)         (304,919)           (1,503,765)
Loss from continuing operations.............                     (2,228,493)         (304,919)           (1,562,910)
Loss from discontinued operations...........                         (2,581)         (147,909)                   --
Net loss....................................                     (2,231,074)         (452,898)           (1,555,272)
Net loss applicable to common stockholders..                   $ (2,231,074)      $  (452,898)      $    (1,555,272)
                                                               =============      ============      ================

Basic and diluted loss per share............                     $    (0.11)       $    (0.02)        $       (0.08)
Weighted-average shares outstanding used in
computing basic and diluted loss per share..                     20,245,889        19,554,402            20,680,894

                                                                        JULY 31,                    OCTOBER 31,
CONSOLIDATED BALANCE SHEET DATA:                                   1999              1998                1999
                                                              ----------------------------------------------------------
                                                                       (AUDITED)                   (UNAUDITED)
Working capital (deficiency)........................           $  5,289,038    $  (279,214)         $     1,325,502
Total assets........................................              7,548,603         271,562               6,148,002
Liabilities.........................................                722,131         378,141                 832,552
Total stockholders' equity (deficiency).............               (263,303)       (106,579)              5,315,450

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

--------------------------------------------------------------------------------
This section contains forward-looking statements that involve risks and uncertainties. These forward-looking statements are not guarantees of our future performance. They are subject to risks and uncertainties related to business operations, some of which are beyond our control. Our actual results may differ materially from those anticipated in these forward-looking statements. See "Cautionary Note Regarding Forward-Looking Statements."
--------------------------------------------------------------------------------

OVERVIEW

We sell music CDs and cassettes, home videos and digital video discs (DVDs), books and other entertainment products. Sales are made through our own online store and through the private-label storefronts which we create for the network associates in our Global Media Network program. We also offer an award winning streaming media broadcasting solution to radio and television stations and internet sites through our Global Media Broadcast Network program.

We were incorporated in April 1997 and acquired Westcoast Wireless Cable Ltd. in May 1997 from our controlling shareholder. We discontinued Westcoast's historical operations, the sale and servicing of direct-to-home satellite broadcast hardware and programming services, in the fourth quarter of fiscal 1998, and discontinued our other historical operations, the operation of an investor relations call center, in the third quarter of fiscal 1999. See "Discontinued Operations."

Since our inception, we have incurred significant losses, including losses from our discontinued operations. See "Discontinued Operations." Since third quarter of fiscal 1999, these losses have resulted primarily from costs related to developing our e-commerce products and our Web sites, developing or acquiring technologies to be used in our business and general corporate overhead, and have generated minimal revenues from our new operations. We expect to continue incurring net losses for the foreseeable future, as we plan to invest in:

-    promoting our network associate program;

-    completing, launching and marketing our Broadcast Network;

- enhancing our e-commerce site and improving its reliability and functionality;

-    developing our infrastructure and applications;

-    marketing and promotion; and

-    hiring additional employees.

We believe these expenditures are necessary to attract more customers to our site and the Web sites of our network associates, and to generate greater online revenues.

Our revenues for the foreseeable future will derive primarily from advertising and product sales and will depend primarily on the number of network and broadcast associates that we sign up, the number of listeners on our simulated live stations, the number of visitors that we are able to attract to our online store and that our network associates are able to attract to their stores, and on how many of those visitors purchase our products. Our Broadcast Network revenues will also depend to a significant extent on our ability to attract customers (such as radio and television stations) for these streaming media services. We have recently initiated a program to market streaming media consulting services and expect that over time this service line could become a significant revenue contributor. We cannot forecast with any degree of certainty the number of visitors to our online store or the stores of our network associates, the number of visitors that will become customers, the number of customers we will be able to secure for our streaming media services, or the amount of entertainment product sales and streaming media services revenues. If our revenue growth is slower than anticipated or our operating expenses exceed our expectations, our losses will be significantly greater. We may never achieve or sustain profitability.

Because of our discontinued operations, the development stage of our business and the seasonality inherent in a retail business, our results of operations discussed below are not necessarily indicative of the results you should expect for any future comparable period. See " - Seasonality". Inflation has not historically had any material effect on our operations.

RESULTS OF OPERATIONS

--------------------------------------------------------------------------------
NOTE: The financial results contained in the following discussion have been restated to exclude our discontinued call center and home satellite businesses. For summary financial results from those operations,
         SEE " - Discontinued Operations."
--------------------------------------------------------------------------------

YEAR ENDED JULY 31, 1999 COMPARED TO YEAR ENDED JULY 31, 1998

         NET REVENUES. We had $7,091 in revenues from our e-commerce operations in fiscal 1999, and none in fiscal 1998, as our internet-focused business did not begin generating revenue until after the end of fiscal 1999. SEE " - Recent Events."

         OPERATING EXPENSES. Our operating expenses increased 658% to $2,312,426 in fiscal 1999, from $304,919 in fiscal 1998. This increase was due primarily to compensation expense relating to stock option grants to our employees and directors, increased legal, accounting and other expense related to being a public reporting company, expenses related to our new facility, and development and launch of our internet sites and our network associate programs, as follows:

- Advertising and marketing expenses increased 911% to $67,672 in fiscal 1999, from $6,691 in fiscal 1998, due to investigations regarding development of the e-commerce model, marketing of the network associate program, and related press releases.

- Amortization increased 893% to $297,655 in fiscal 1999, from $29,973 in fiscal 1998, due primarily to our acquisition of additional capital assets and the amortization of costs associated with our financing activities.

- Professional fees increased 57% to $146,367 in fiscal 1999, from $93,505 in fiscal 1998, due primarily to the issuance of stock options in lieu of consulting fees.

- Shareholder communication expenses increased 306% to $218,969 in fiscal 1999, from $53,995 in fiscal 1998, due primarily to press releases and other costs of becoming a publicly-traded company.

- Technical operations and development expense were $203,420 in fiscal 1999, as compared and zero in fiscal 1998. These expenses were primarily due to non-software related costs of developing our e-commerce and streaming media technology.

- Travel expense increased 772% to $184,572 in fiscal 1999, from $21,174 in fiscal 1998, due primarily to travel relating to development of strategic alliances, working with web site designers and developers, attending industry related conferences, and meeting with potential financing sources.

- We incurred stock option compensation expenses of $548,800 in fiscal 1999, compared to none in fiscal 1998, as the result of issuing stock options to certain officers and employees of Global Media for less than the market trading price of our common stock on the date we began trading on the OTC Bulletin Board. SEE "Certain Transactions."

         INTEREST. We earned $76,842 in interest income in fiscal 1999, compared to zero in fiscal 1998, on the funds received in our Convertible Debenture and Warrant Offering. We incurred interest expense of $210,855 in fiscal 1999, compared to $1,298 in fiscal 1998. This increase was due primarily to interest accruing on the Rolling Oaks Enterprises, LLC loan, the Convertible Debenture and the Shareholder loans. SEE "- Liquidity and Capital Resources" and "Certain Transactions."

         NET LOSS FROM CONTINUING OPERATIONS. We experienced a $2,228,493 net loss from continuing operations for fiscal 1999, up 631% from our $304,919 net loss from continuing operations for fiscal 1998, due primarily to the increase in operating expenses and the lack of revenues from continuing operations.

         NET LOSS FROM ALL OPERATIONS. We experienced a $2,231,074 net loss from all operations for fiscal 1999, up 393% from our $452,828 net loss from all operations for fiscal 1999. SEE " - Discontinued Operations."

QUARTER ENDED OCTOBER 31, 1999 COMPARED TO QUARTER ENDED OCTOBER 31, 1998

         SALES. Revenues of $13,645 were generated from the Company's e-commerce and broadcasting operations in the first quarter of fiscal 2000, compared to none in the first quarter of fiscal 1999. The Company's internet-focused business did not commence until the third quarter of fiscal 1999. SEE " - Recent Events."

         COST OF SALES. Expenditures of $72,790 were recorded in the first quarter of fiscal 2000, compared to none in the first quarter of fiscal 1999, due primarily from incurring minimum contractual broadcasting related charges that were payable as we continued to develop our network.

         OPERATING EXPENSES. Our operating expenses increased 114% to $1,503,765 in the first quarter of fiscal 2000, from $701,887 in the first quarter of fiscal 1999. This increase was due primarily to increased legal, accounting and other expenses related to being a public reporting company, expenses related to our new Vancouver, B.C. facility, and personnel, capital assets and other costs associated with the development and launch of our internet sites and our network associate programs, as follows:

- Amortization increased to $91,584 in the first quarter of fiscal 2000, from $13,047 in the first quarter of fiscal 1999, due primarily to the acquisition of additional capital assets.

- General and administrative expenses increased 221% to $290,091 in the first quarter of fiscal 2000, from $90,369 in the first quarter of fiscal 1999, due primarily to the costs associated with multiple office locations and the administration required for a significantly larger organization.

- Sales and marketing expenses increased to $547,134 in the first quarter of fiscal 2000, compared to $8,702 in the first quarter of fiscal 1999. The increase was primarily due to the costs associated with attending industry related conferences, marketing of the Network Associate program and travel relating to the development of strategic alliances and potential financing sources.

- Shareholder communication expenses increased 64% to $67,200 in the first quarter of fiscal 2000, from $40,969 in the first quarter of fiscal 1999, due primarily to the costs of being a publicly-traded company for the full quarter versus a partial quarter in the prior year.

- Technical operations and development expenses were $507,756 in the first quarter of fiscal 2000, as compared to none in the first quarter of fiscal 1999. These expenses were primarily due to the costs of developing our e-commerce and streaming media technologies.

- We incurred no stock option compensation expenses in the first quarter of fiscal 2000, compared to $548,800 in the first quarter of fiscal 1999 as the result of issuing stock options in fiscal 1999 to certain of our officers and employees for less than the market trading price of our common stock on the date we began trading on the OTC Bulletin Board.

         INTEREST. We earned $12,273 in interest income in the first quarter of fiscal 2000, compared to none in the first quarter of fiscal 1999, on the funds received from our convertible debenture and warrant offering to RGC. SEE "- Liquidity and Capital Resources."

         NET LOSS FROM CONTINUING OPERATIONS. We experienced a $1,555,272 net loss from continuing operations for the first quarter of fiscal 2000, up 121% from our $705,100 net loss from continuing operations for the first quarter of fiscal 1999, due primarily to the increase in operating expenses as we implemented our internet-focused business plan.

         NET LOSS FROM ALL OPERATIONS. We experienced a $1,555,272 net loss from all operations for the first quarter of fiscal 2000, up 118% from our $712,149 net loss from all operations for the first quarter of fiscal 1999. SEE " - Discontinued Operations."

LIQUIDITY AND CAPITAL RESOURCES
--------------------------------------------------------------------------------
NOTE: The financial results contained in the following discussion have been restated to exclude our discontinued call center and home satellite businesses. For summary financial results from those operations, SEE "
         - Discontinued Operations." This section should be read in conjunction with " - Results of Operations", above.
--------------------------------------------------------------------------------

YEAR ENDED JULY 31, 1999 COMPARED TO YEAR ENDED JULY 31, 1998

         FINANCING ACTIVITIES. We financed our operations and capital expenditures in fiscal 1999 primarily from the proceeds of common stock sales and loans from stockholders and third-party lenders.

                  COMMON STOCK. Cash received upon the exercise of stock options was $393,250 in fiscal 1999, due to the exercise of 769,500 options. No stock options were exercised in fiscal 1998. However, cash received from sales of common stock was $221,267 in fiscal 1998.

                  LOANS. In fiscal 1999, we obtained cash from three loans. The loans consisted of (a) a one-year loan of $500,000, with a 24% interest rate, from Rolling Oaks Enterprises, LLC, (b) $299,549 in net short-term loans from stockholders and affiliates, as compared to $48,176 in fiscal 1998, and (c) $8.5 million from our May 1999 convertible debenture offering which was offset by a finder's fee of $510,000. The Rolling Oak loan was paid off from the proceeds of the convertible debenture offering. We have entered into agreements with the stockholders to convert 50% of the loans into common stock and the remaining 50% into notes that will be repaid with interest within the next year. The convertible debenture was converted into 8,500 shares of our Series A preferred stock on July 19, 1999. SEE " - Recent Events." In addition, we obtained lines of credit from three of our suppliers, which are secured by $170,000 in term deposits funded from the proceeds of our convertible debenture offering. These lines of credit expire on either May 12, 2000 or June 14, 2000.

         CAPITAL EXPENDITURES AND COMMITMENTS. Our capital expenditures increased 682% to $1,483,360 in fiscal 1999, from $189,706 in fiscal 1998, primarily as the result of capitalized development costs for our Web sites and computer hardware and software purchases. As of July 31, 1999, we had no material commitments outstanding for purchases of additional capital assets, except for our April 20, 1999 engagement of RealNetworks to perform consulting services in connection with the design and development of our Broadcast Network. Under the terms of the agreement, as amended on June 4, 1999, we are required to make payments totaling $3,655,000 over the duration of the project with the final payment date projected to be December 21, 1999.

         WORKING CAPITAL (DEFICIENCY). At July 31, 1999, we had working capital of $5,289,038 and a working capital ratio of 8.32. At July 31, 1998, we had a working capital deficiency of $279,214 and a working capital ratio of .26.

QUARTER ENDED OCTOBER 31, 1999 COMPARED TO QUARTER ENDED OCTOBER 31, 1998

         FINANCING ACTIVITIES. We financed our operations and capital expenditures in first quarter fiscal 2000 primarily from existing cash resources. Cash received upon the exercise of stock options was $44,250 in first quarter fiscal 2000, due to the exercise of 49,125 stock options. No stock options were exercised in first quarter fiscal 1999.

         CAPITAL EXPENDITURES AND COMMITMENTS. Our capital expenditures increased to $2,547,269 in first quarter fiscal 2000, from $26,524 in first quarter fiscal 1999, primarily as the result of capitalized development costs for our Broadcast Network and Global Media Player, and computer hardware, software and operating equipment purchases. As of October 31, 1999, we had no material commitments outstanding for purchases of additional capital assets, except for $825,000 due under our April 20, 1999 engagement of RealNetworks to perform consulting services in connection with the design and development of our Broadcast Network and Global Media Player.

         WORKING CAPITAL (DEFICIENCY). At October 31, 1999, we had working capital of $1,325,502 and a working capital ratio of 2.59. This represents an improvement from our October 31, 1998 working capital deficiency of $436,869 and working capital ratio of 0.14.

RECENT EVENTS

OFFERING TO RGC INTERNATIONAL INVESTORS LDC

         OFFERING. In May 1999, we raised $8.5 million through the sale of a convertible debenture, in the original principal amount of $8.5 million, to RGC International Investors LDC. On July 19, 1999, we exercised our right to convert the debenture into 8,500 shares of our Series A convertible preferred stock. In the offering, we also issued RGC a five-year warrant to purchase 680,000 shares of common stock at $8.3475 per share. In addition, we granted RGC the option, exercisable simultaneously with conversion of the Series A preferred stock into common stock, to purchase an equal number of additional shares of common stock at a per share price equal to the conversion price in effect at the time of conversion. Without giving effect to the accrual of additional amounts on the stated value of the Series A preferred stock since May 6, 1999, the exercise in full of the these investment options could result in up to an additional $8.5 million being invested by RGC. With full exercise of warrants and options, the potential total investment by RGC would be $22.7 million. Subsequent to the quarter end, RGC exercised options for the purchase of 164,217 common shares, providing additional cash proceeds of $668,399 to the Company.

         TERMS OF PREFERRED STOCK. The stated value of each share of Series A preferred stock ($1,000), plus an amount accruing thereon at the rate of 5% per annum, is convertible from time to time into shares of our common stock based upon the lesser (a) a fixed conversion price of $8.125, which is 130% of the three-day average ending April 30, 1999, the date RGC committed to the investment, or (b) a variable conversion price equal to 100% of the future market price of the common stock at the time of conversion. The Series A preferred stock has no voting rights, except that the holders of the Series A preferred stock have the right to vote on issues directly affecting the Series A preferred stock as a class. Under certain circumstances, we may be required to redeem the Series A preferred stock upon the occurrence of certain events that are within our control. To the extent not previously converted, the shares of Series A preferred stock will automatically convert into common stock on May 6, 2002.

         NASDAQ LISTING. We filed a listing application with Nasdaq on November 15, 1999, for inclusion on its Small Cap market. However, there is no assurance that our application will be approved. The fixed conversion price and the applicable percentage of the future market price used in the variable conversion price calculation was adjusted downward since our common stock was not listed on the Nasdaq National Market or the Nasdaq SmallCap Market by November 6, 1999. The decrease in the fixed and variable conversion prices will increase the number of shares of common stock issuable upon conversion, which could cause substantial additional dilution to other holders of our common stock.

         REGISTRATION OF UNDERLYING COMMON SHARES. Effective as of August 26, 1999, we registered 7,443,153 shares of our common stock which the selling holders of those shares may acquire on conversion or exercise of shares of the outstanding Series A convertible preferred stock, related warrants and related investment options. As of January 11, 2000, RGC had converted a total of 750 shares of our Series A preferred stock into 175,339 shares of common stock, had exercised investment options to purchase 175,339 shares of our common stock, and had exercised none of the related warrants.

LAUNCH OF E-COMMERCE SITE.

We launched a beta version of our online store in May 1999 and commercially launched it in September 1999. We adopted an initial pricing policy intended to result in a small initial volume of transactions while site development and systems integration was fully completed. We do not anticipate earning significant e-commerce revenues until we launch a substantial number of private label online stores for associates participating in our network associate program.

STRATEGIC RELATIONSHIP WITH STANDARD RADIO, INC.

On December 7, 1999, we entered into a strategic relationship with Standard Radio, Inc. We expect this relationship to provide significant opportunities for future revenues and growth, in addition to the initial cash investment. In that transaction (a) Standard invested $2,000,000 in exchange for 338,983 shares of our common stock at a purchase price of $5.90 per share, (b) Standard's president and chief executive officer, Gary Slaight, was appointed to a seat on our Board of Directors and granted options to purchase 125,000 shares of common stock, (c) we entered into agreements with eight members of Standard's management team under which they will serve on our marketing advisory committee and will promote our solutions to other radio stations in North America, for which each will receive unvested options to purchase up to 20,000 shares of our common stock, (d) Standard agreed to cause each of the radio stations owned and controlled by it now and for the next three years to become our e-commerce and broadcast associates, and (e) Standard received the right to approve agreements between us and radio stations which compete in the same genre and locale as each of Standard's stations in Canada.

FUTURE CAPITAL REQUIREMENTS

We expect negative cash flow from operations to continue for fiscal 2000, as we continue to develop and market our internet-focused operations, and anticipate achieving breakeven in fiscal 2001 and profitability during fiscal 2002. We currently anticipate that approximately $4 million of additional funds will be required to meet our anticipated needs for working capital, capital expenditures and business expansion through fiscal 2000. However, we currently anticipate that our available funds will be sufficient to meet our anticipated needs for working capital, capital expenditures and business expansion through fiscal 2000.

We may need to raise additional funds sooner in order to fund more rapid expansion, to develop new or enhanced services or products, to respond to competitive pressures or to acquire complementary products, businesses or technologies. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders will be reduced, stockholders may experience additional dilution and such securities may have rights, preferences and privileges senior to those of our common stock.

There can be no assurance that additional financing will be available on terms favorable to us or at all. If adequate funds are not available or are not available on acceptable terms, we may not be able to develop or enhance services or products, respond to competitive pressures, fund expansion or take advantage of unanticipated acquisition opportunities. Such inability could negatively impact our business.

SEASONALITY

We expect our operating results to fluctuate significantly from period to period. Both seasonal fluctuations in internet usage and traditional retail seasonality may affect our business. Internet usage generally declines during the summer. Sales in the traditional retail book and music industries usually increase significantly in the fourth calendar quarter of each year and are correspondingly lower in other quarters. If similar seasonal patterns emerge in e-commerce, our revenues may vary significantly from period to period.

FOREIGN CURRENCY TRANSLATION

We have translated our monetary assets and liabilities which are denominated in a foreign currency into U.S. dollars at the period-end exchange rate, and have translated other balances at the rates in effect on the dates of the transaction. We have translated our income and expense items at the average exchange rates prevailing during the fiscal period. Exchange gains and losses arising on translation are reflected in net income for the period.

DISCONTINUED OPERATIONS

CALL CENTER BUSINESS

Our discontinued call center business provided small U.S. and Canadian public companies with investor relations and information dissemination services in various industries, using its customized contact management software and contact database. This database was based in part on the customer list from our home satellite business. SEE "- Home Satellite Business." We began our call center business in the first quarter of fiscal 1998 and discontinued it in the third quarter of fiscal 1999, due to the difficulty of replacing a terminated key employee and our decision to focus on e-commerce activities. We have accounted for the call center business as a discontinued operation, and accordingly, its operations have been segregated in the accompanying consolidated statements of operations. The following chart summarizes our revenue and expenses from the call center business:

                                                        Years Ended
                                                          July 31,
                                            ------------------------------------
                                                  1998               1999
                                            ------------------------------------
Total revenue                                   $326,279            $20,130

General and administrative expenses              217,666            $20,130
                                                 -------            -------

Net profit (loss)                               $108,613              $0
                                                ========              ==

HOME SATELLITE BUSINESS

Westcoast Wireless Cable Ltd., one of our wholly-owned subsidiaries, was in the business of direct marketing of home satellite programming and hardware since May 1994. Our president, Michael Metcalfe, was originally the sole owner of Westcoast. We acquired all of the stock of Westcoast from Mr. Metcalfe in May 1997, in exchange for 8,000,000 shares of our common stock and $100,000 in cash. SEE "Certain Transactions." Westcoast discontinued its home satellite operations in the fourth quarter of fiscal 1998 following a decision by the Canadian Federal Court of Appeal in November, 1997 prohibiting the sale of U.S.-based satellite and programming services in Canada. Westcoast has been accounted for as a discontinued operation, and accordingly, its operations have been segregated in the accompanying consolidated statements of operations.

RISKS ASSOCIATED WITH THE YEAR 2000

The year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. In other words, date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities. Any failure of our material systems, our vendors' material systems or the Internet to be year 2000 compliant would have material adverse consequences for us. These consequences would include difficulties in operating our site effectively, taking product orders, making product deliveries or conducting other fundamental parts of our business.

We have assessed the year 2000 readiness of the software, computer technology and other systems that we use internally. Based on our review, we do not believe that we have material exposure to the year 2000 issue with respect to our own information systems since our existing systems correctly define the year 2000.

We have inquired of our material vendors as to the year 2000 compliance of their own systems or whether they have or finalized any contingency plans to address year 2000 problems that may arise. We have received information from Baker & Taylor, Valley Media and MCI Worldcom, asserting that they are year 2000 compliant. We are currently unable to predict the extent to which the year 2000 issue will affect our other suppliers, or the extent to which we would be vulnerable to our suppliers' failure to remediate any year 2000 issues on a timely basis. The failure of a major supplier subject to the year 2000 issue to convert its systems on a timely basis or a conversion that is incompatible with our systems could have a material adverse effect on us.

We also depend on the year 2000 compliance of the computer systems and financial services used by consumers. A significant disruption in the ability of consumers to reliably access the Internet or portions of it or to use their credit cards would have an adverse effect on demand for our products and services. We anticipate that most of the sales through our e-commerce sites will be made with credit cards. Our business and results of operations therefore may be materially adversely affected to the extent that our customers are unable to use their credit cards due to year 2000 issues that are not rectified by credit card providers. One further, and more extreme, case may be the failure of the communication mode (telephone, cable or satellite) over the Internet, which could significantly impact our ability to generate sales.

At this time, we have not yet developed a contingency plan to address situations that may result if we, our suppliers or the credit card systems used by our customers are unable to achieve year 2000 compliance. The cost of developing and implementing such a plan, if necessary, could be significant and could have a material adverse effect on our business.

RECENT ACCOUNTING PRONOUNCEMENTS

The Financial Accounting Standards Board has issued SFAS133, "Accounting for derivative instruments and hedging activities". SFAS 133 is effective for financial statements for fiscal years beginning after June 15, 2000. We are unable to predict to what extent, if any, that our business will be effected once SFAS 133 is effective.

                                    BUSINESS

OVERVIEW

We sell music CDs and cassettes, home videos and digital video discs (DVDs), books and other entertainment products through our own online store and through our Network Associate program, a growing network of third-party private label storefronts. Under that program, we provide our network associates with an e-commerce solution that consists of a customizable, private label, entertainment merchandise store on the network associate's own Web site. This storefront is integrated with our back-end transaction processing systems, contracted order fulfillment services and customer service support, which allows customers to place orders on the network associate's Web site that we process and fulfill.

In addition to our e-commerce solution, we have developed an internet broadcasting solution, our Broadcast Network, which includes a growing network of radio and television stations and internet sites. The centerpiece of our Broadcast Network solution is a streaming media player, the Global Media Player, that is being developed for us by Real Networks, Inc. The Global Media Player is private-label branded for our broadcasting associates and enables listeners to stream live and simulated live audio, video and other multimedia content (such as radio feeds) from our 10 proprietary music stations and from the stations of each of our broadcast associates. We launched our Broadcast Network program with the beta version of the Global Media Player in October 1999, and incorporated the commercial version into our Broadcast Network in December 1999. When our Broadcast Network is integrated with our e-commerce solution, our network associates can offer their customers a tightly integrated entertainment and online shopping experience. For example, subscribing to our Broadcast Network will enable a network associate's customers to listen to live music programming through the Global Media Player and purchase CDs of the featured artists at the same time.

We launched a beta version of our own e-commerce site in May 1999 to demonstrate our e-commerce solution, and commercially launched our own online store in September 1999. We significantly revised our online store on November 29, 1999 to offer greater functionality and ease of use. Our online store combines an extensive catalogue of music, books, videos and other entertainment products, with easy-to-use navigation and search capabilities and entertainment-focused content. Additionally, visitors can download the Global Media Player for free. We are continuing the further development of our online store and e-commerce backend to provide additional features and content, and expect that these enhancements will improve the revenue generating potential of our own store and the stores of our network associates.

INDUSTRY BACKGROUND

THE INTERNET

The impact of the Internet on, and its importance to, the global economy is increasing significantly. International Data Corporation estimates that the number of persons accessing the Web will reach 320 million by 2002 and total Internet commerce the purchase of goods and services over the Internet by both businesses and consumers - will approach $250 billion by 2002. Advances in technology, such as streaming media technologies, and broadband access are making the Internet an increasingly important new medium for multimedia content delivery and distribution. We believe that the increase in usage of the Web for commerce and multimedia content delivery will be due to a number of factors, including the following:

     - a large and growing base of personal computers and other Web access devices in the home and workplace;

     - declines in the cost of personal computers and other Web access devices;

     -    declines in the cost of Internet access;

     -    increases in the performance of personal computers;

     -    broadband access and increases in Internet bandwidth;

     - advances in streaming media technologies that enable the continuous transmission and playback of multimedia content, such as audio and video, which will improve the type and quality of content available on the Web;

     -    the availability of a broader range of online products and services;
          and

     - growing awareness by businesses and consumers of the benefits of online shopping and the delivery or consumption of multimedia content.

The Internet is unique as a multipurpose medium for communicating, delivering and finding information and other content and purchasing products and services. The Internet offers powerful characteristics, such as instant access to a wide variety of content and commerce destinations, vast selection, interactivity and personalization, that differentiate it from traditional media and commerce distribution channels. We believe that, among other things, these characteristics will facilitate use of the Internet as a purchasing medium. International Data Corporation estimates that worldwide business-to-consumer sales over the Internet will increase from approximately $11 billion in 1998 to approximately $93 billion by 2002.

E-COMMERCE AND INTERNET BROADCASTING

The e-commerce and internet broadcasting industries are new and rapidly evolving. Rapid growth in the use of the Web and consumer e-commerce is a recent phenomenon, and the commercial use of the Internet as a broadcast medium is in its early stages. Demand for recently introduced services and products over the Web is subject to a high level of uncertainty. The development of the Web as a viable commercial marketplace or as a broadcast medium is subject to a number of factors, including the following:

          - e-commerce is at an early stage and buyers may be unwilling to shift their purchasing from traditional vendors to online vendors;

          - Internet broadcasts of multimedia content are generally of lower quality than broadcasts in traditional mediums and are subject to frequent interruptions and packet loss;

          - radio listeners, television viewers and consumers of other multimedia content may be unwilling to shift their consumption of such content to the Internet or it may be more difficult to establish viable revenue streams from Internet broadcasts;

          - insufficient availability of internet infrastructure could result in slower response times;

          - adverse publicity and consumer concerns about the security of commerce transactions on the Internet could discourage its acceptance and growth;

          - transmission of confidential information (such as credit card and other personal information) over the Internet has been a significant barrier to e-commerce and communications over the Web;

          - unavailability of cost-effective, high-speed Internet service could limit demand for Web services and products; and

          - frequent outages or delays on the Internet could slow Web usage or cause it to decline.

RETAIL ENTERTAINMENT MERCHANDISING

Traditional channels of retail entertainment merchandise distribution, such as music stores, home video stores, bookstores and mass market retailers, have many limitations, including:

- INCONVENIENCE. Shopping at a physical store can be inconvenient. It involves time-consuming activities such as making a trip to the store, finding a parking space, searching for desired merchandise and waiting in line to make a purchase. Searching for merchandise can be especially time-consuming if the consumer is simply browsing (i.e., is not looking for a particular title or artist), since searching generally for entertainment merchandise that may interest the consumer can involve significant time combing through aisles of CDs or rows and rows of books or videos.

- NARROW SELECTION. Consumers of entertainment products value the opportunity to select items from a broad range of products that best fit their interests. Often, consumers must choose from a narrow selection at traditional store-based retailers. In the entertainment merchandising industry, stores often specialize in particular types of products, such as books or music only, forcing the consumer to make a trip to more than one store. Even mass market retailers that offer selections from a wide variety of entertainment product categories often have a narrow selection of titles or genres within those categories because of limitations on the amount of shelf-space and the resulting need to offer only the fastest selling titles, genres or products.

- LACK OF INFORMATION AND PERSONALIZATION. Physical retailers are space-constrained and invest heavily in inventory, real estate, building improvements and hiring and training of store personnel. Although some large entertainment merchandisers have made strides to include customized information and better opportunities for consumers to sample the products they carry (such as kiosks at music retailers that allow customers to preview CDs), physical retailers generally lack the display space and resources to provide consumers in-depth information, such as book or music reviews and interviews with authors and artists, that could greatly enhance the shopping experience. Physical retailers also have no way of instantaneously gauging and responding to an individual consumer's personal tastes.

Because online retailers of entertainment products incur a fraction of the costs for physical space and personnel and have almost unlimited "virtual" shelf space, they can offer consumers a broader range of product categories, and selections within those categories, than can physical retailers. In addition, online retailers can provide consumers with a wide range of useful and entertaining information as part of the online shopping experience, such as interviews with authors or artists, book, music or video reviews, discographies and other lists of artists' works, historical perspectives and feedback from other consumers. The online shopping experience can be interactive, such as giving consumers the opportunity to provide their own personal reviews of products that they have bought. Online retailing also offers the opportunity to create communities of like-minded consumers. Finally, online retailers can also use technology to instantaneously gauge and respond to a particular consumer's interests, such as offering online recommendations or suggestions by e-mail of other products the consumer may be interested in based on the buying patterns of customers who bought the same product or information provided by the consumer about his or her own interests.

Many online retailers of entertainment merchandise provide a shopping experience that, while convenient, informative and offering a wide selection of products, fails to fully deliver on entertainment value. Certain strategic relationships between online retailers and multimedia content delivery companies have attempted to create a blended online commerce and entertainment experience, but these initiatives are often limited in the product selection offered on the content deliverer's Web site and give a "piecemeal" impression to consumers, who are exposed to multiple companies' brands and Web site "look-and-feel" as part of the shopping/entertainment experience.

OUR STRATEGY

Our objective is to become a leading online entertainment company. Our strategy to achieve this objective is to build a network of private label entertainment product storefronts on the Web and to offer an online broadcast solution for the delivery of streaming media over the Internet. To implement our strategy, we are striving to attract a growing base of consumers to our network associates' Web sites and to our own online store, and to provide them with a superior shopping and entertainment experience. Key elements of our strategy include:

         FOCUS ON CORE STRENGTHS AND ENHANCE STRATEGIC RELATIONSHIPS. We intend to leverage off our management team's extensive experience and understanding of the entertainment industry and the convergence of entertainment and the Internet to deliver an integrated entertainment merchandise retailing and content solution. We will rely extensively on third parties for cutting edge technologies to enable us to provide e-commerce and multimedia streaming services, and for order fulfillment and shipment. By aggregating the best in technology, content, entertainment products and distribution services through strategic relationships with third parties, we believe that we can maintain our focus on continuously enhancing the shopping and entertainment experiences of our customers.

         CONTINUOUSLY IMPROVE OUR ONLINE STORE AND SERVICES. We seek to combine a wide product selection and eye-catching multimedia content and information with the unique aspects of the Internet to deliver a convenient, entertaining and personalized shopping experience. To improve our e-commerce solution and our own site, we intend to

     - expand our product offerings, both within our existing categories and by extending into other categories of entertainment-oriented products and services,

     - improve the depth and variety of content, including streamed audio, video and other multimedia content, and

     - offer more personalized services, such as recommendations based on purchases by consumers of similar product selections or preferences provided by the customer.

         EXTEND REACH THROUGH NETWORK ASSOCIATE AND BROADCASTING NETWORK. We intend to aggressively promote our Network Associate and Broadcast Network programs. By offering our network associates a reasonably priced solution for selling entertainment products online in connection with multimedia content streaming capabilities, we believe that we will extend our customer reach on the Web more effectively and on a more cost-effective basis than if we were to try to obtain that reach solely through our own store.globalmedia.com online store.

         MAINTAIN TECHNOLOGY FOCUS. We intend to use technology that we develop or that we acquire or license through strategic relationships with third parties. We will continue to develop our site's navigation and search capabilities and features to further personalize our customers' shopping experience and their ability to find products and content. We will also use technology to increase the efficiency of order processing and fulfillment services.

         ENSURE QUICK AND EFFICIENT DISTRIBUTION. We intend to continuously increase the automation and efficiency of our fulfillment and distribution capabilities. Because we outsource our order fulfillment operations, we intend to work with our fulfillment partners to find more ways to ensure prompt order processing and delivery to our customers.

OUR SOLUTIONS

OUR E-COMMERCE SOLUTION

Our e-commerce solution leverages the Internet's capabilities for delivering multimedia content, including live video and audio programming, to create a unique, integrated shopping and entertainment experience for the customers of our network associates and our own online store. The key features of our solution consist of the following:

         CONVENIENCE. Our online store and those of our network associates may be reached from wherever the customer has access to the Web, such as the home or office. Customers may shop 24 hours a day, seven days a week. We deliver directly to the customer's home or office, obviating the need for a trip to a physical store. Customers can quickly search an extensive catalogue of products using a variety of search parameters.

         SELECTION. Without the inventory or shelf-space limitations of physical retailers, we offer a large selection of CDs, videos, DVDs and books and will expand that selection as we add more fulfillment partners. We also have become involved in new forms of distribution of entertainment products, such as direct download of audio files, and intend to offer complementary products and services, such as magazine subscriptions and concert and event ticket sales.

         CONTENT. Through our online store and those of our network associates, we offer entertainment-focused content ranging from music and entertainment news to interviews with artists and authors, biographies and lists of their works. We also offer content in formats designed to enhance the customer's shopping experience, such as music clips that customers may sample before ordering CDs. We have integrated the Global Media Player into our e-commerce solution because we believe that online consumers of entertainment merchandise expect a more entertaining and informative shopping experience than they can find at traditional retail stores and in most online stores.

         COMMUNITY. To create an online experience that will encourage customers to return to our main store, we sponsor competitions and plan to build community by hosting entertainment-oriented chat sessions.

         EXTENDED REACH THROUGH NETWORK ASSOCIATE AND BROADCASTING PROGRAMS. Our Network Associate program will extend our reach on the Web for consumers of entertainment merchandise. We have initially targeted the radio and television industry to take advantage of the synergies between that industry and entertainment product retailing. In order to succeed, we must

     - successfully implement our Network Associate program by establishing broad market acceptance of the program and rapidly rolling out private label online storefronts for numerous network associates;

     - successfully implement our Broadcast Network system and gain broad market acceptance of the streaming media services we intend to offer through our Broadcast Network program;

     - further develop our site, improve reliability and performance of both front-end and back-end systems and order fulfillment, and timely and successfully develop new features and functionality of our online store and those of our network associates;

     - attract a high volume of first-time and repeat customers to the Web sites of our network associates and our online store;

     - successfully respond to competition to our entertainment product e-commerce operations from Amazon.com, Inc., CDNow, Inc. and others, and to our streaming media services from Broadcast.com, Inc., Netradio.com and others;

     - develop and maintain strategic relationships to enhance the features (including content) and utility of our online store and those of our network associates and to enable us to deliver streaming media services;

     -    recruit and retain key management, technical and other employees; and

     - implement adequate internal processes and controls to manage our growth.

OUR NETWORK ASSOCIATE PROGRAM

Under our Network Associate program, we offer our network associates a complete, end-to-end entertainment product e-commerce solution. Using storefront templates that we have developed, we design a customized online storefront through which the network associate can provide the e-commerce services and related content that we offer. Unlike the affiliate or associate programs that are prevalent in the consumer e-commerce industry, our program enables a network associate to maintain a complete online storefront under its own brand name consistent with the "look and feel" of its own Web site. We plan to offer customized private label storefronts which offer products and related content tailored to the network associate's target audience. We integrate the network associate's online storefront with our back end e-commerce system and services. We believe our Network Associate program is attractive for a variety of reasons because it:

     - enables companies that lack the financial and technical resources to develop and maintain their own proprietary e-commerce solutions to enter into the e-commerce business for a low up-front cost and minimal continuing direct cost (other than what they spend to market their online stores);

     - helps companies expand their Web sites to provide additional revenue streams and enhance the appeal to their online audiences;

     - allows companies to extend their brands onto the Web or maintain their existing online brands and avoid the "brand dilution" and disjointed customer experience engendered by industry-prevalent e-commerce affiliate programs, which are offered under the merchant partner's own brand - sometimes with an entirely different "look and feel" from the affiliate's own Web site;

     - allows companies to focus on core businesses and strengths by outsourcing their e-commerce business to us; and

     - includes the Global Media Player which allows customers to listen to music while they shop.

Our business and results of operations will depend in large part on the success of our Network Associate program. As of January 11, 2000, we had 88 Network Associate agreements in place initially covering approximately 26 radio and TV stations and other Internet sites. In order to attract and retain significant numbers of network associates, we must:

     - build a larger sales force to promote our network associate program, particularly to the radio and television industries, and successfully promote the benefits of our end-to-end e-commerce solution to potential network associates;

     - be able to offer customized, merchant-branded store fronts with content and merchandise selection that can be specifically tailored to different types of potential network associates with different target markets or customers, that work reliably and effectively with our network associates' own Web sites, and that reliably fulfill orders of customers who purchase products through our network associates' storefronts; and

     - successfully compete against other companies that offer, or in the future may offer, similar e-commerce and content-delivery solutions, either on their own or through strategic relationships with other parties.

Our business and results of operations may suffer if our network associates are unsuccessful in attracting significant numbers of visitors to their Web sites. While we analyze our potential network associates' plans for increasing traffic to their Web sites, we have no control of the steps they actually take to attract visitors to their sites.

OUR BROADCAST NETWORK PROGRAM

We have developed our Broadcast Network to take advantage of significant improvements in multimedia streaming technologies, the resulting convergence of radio, television and other multimedia content with the Internet and e-commerce. Our business will depend significantly on the successful implementation of our Broadcast Network, the successful marketing of that solution to potential broadcast associates in the radio and television industries, and our ability to maintain those relationships.

Using the Global Media Player, a customized RealNetworks multimedia player and the Real Broadcast Network multimedia streaming infrastructure, our Broadcast Network enables broad-cast associates to deliver live and simulated live multimedia content such as radio feeds. Our Broadcast Network provides cutting-edge multimedia content delivery capabilities and can be combined with the private label entertainment product merchandising solution offered under our Network Associate program. We will derive revenues from (a) product sales on the networks associate's Web site, (b) resale of streaming media

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bandwidth on the Real Broadcast Network to our broadcast associates, and (c)
advertising revenues from advertisements in the Global Media Player.

OUR WEB SITES

         OUR MAIN STORE.

         Visitors to our online store at "store.globalmedia.com" see a home page that highlights our three product departments: "Music", "Books" and "Videos", as well as entertainment focused news and interviews with artists and authors. We periodically rotate specific title promotions in each of the departments on our store's home page. Shoppers can launch the Global Media Player and enjoy music in various genres while browsing the store. Shoppers browse the store by clicking on the permanently displayed department names to move directly to the department home page and to view selected title promotions within that department, current top-selling titles and additional content oriented to the products offered in that department. Shoppers can also search the store by entering text, such as a title, an artist's or author's name, or a keyword, in the search box at the top of any page. Search results return a list of one or more products that relate to the search term, and customers can click on a link to the desired item to obtain more information such as:

     -    CDs: artist name, genre, label, release date, song titles and price

     - Books: author name, genre, format (hardcover or paperback), number of pages, publication date, publisher and prices

     - Videos: director name, names of actors, studio name, format (video cassette or DVD), available releases and prices

         A shopper can order a product by clicking on the "buy" button next to the desired product and the product is then added to the shopper's "shopping cart." The shopper can add or delete items from his or her shopping cart at any time prior to final purchase. When the shopper finishes selecting the desired products, he or she goes to checkout. The checkout page presents the shopper with the various items he or she has selected, the subtotal, tax (if applicable) and shipping charges. The shopper may add or delete products at this stage or change the method of shipping. When satisfied with the order, the shopper clicks on the "purchase" button and the final order is entered into our system. A shopper will be notified by e-mail of the receipt of the order, if the credit card information was declined, and when the products ordered have been shipped.

         We strive to use content effectively to encourage purchases by customers who may be browsing our site without a specific title, author or artist in mind. All of the textual content we provide on our main home page and department home pages have direct links to related products. For example, an interview with a member of a particular rock band might include a "buy" button that links the customer to the product listing for the band's latest release. We also seek to use content to enhance the information and entertainment value of our customers' shopping experience. For example, for many of the CDs we carry, customers can sample audio tracks before purchasing the CD. We also include useful and entertaining textual information about many of our products, such as a summary review of the CD, video or book, information about the artists, and short excerpts from third party reviews.

         INDIEAUDIO.COM.

         Our other Web site, "www.indieaudio.com", focuses on content and community which is oriented to musicians and fans of alternative music. From this site, users can download the Global Media Player and use it to play our proprietary station, Indieaudio Radio, or can click through to our main online store. While we expect that this site may generate some revenue from advertising and other activities, we currently view it primarily as means of driving customer traffic to our main online store.

Indieaudio.com currently offers:

     - the opportunity for new and independent bands (a) to sign up and have their music played on Indieaudio Radio, (b) to sell individual songs by direct download from indieaudio.com, or (c) to sell their CD's through Indieaudio's online store;

     - the latest alternative music news (from tours to upcoming new releases), reviews of new music and in-depth interviews with the artists and other personalities active in the alternative music and independent lifestyle scenes;

     - other news and content about issues of concern or interest to the target audience; and

     -    forums to chat with other visitors.

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         Indieaudio.com is an affiliate in Liquid Audio, Inc.'s "Liquid Music
Network." As a Liquid Music Network associate, indieaudio.com offers for purchase downloadable, CD-quality audio files from selected titles of various artists in the Liquid Music Network catalogue. Using Liquid Audio's technology, customers can purchase individual songs from one or more artists and create their own unique digital mixes.

CUSTOMER SERVICE

We believe that our ability to establish and maintain long-term relationships with our customers (and those of our network associates) and to encourage repeat visits and purchases will depend in part on the strength of our customer support and service operations. We employ six customer support and service staff and automate certain of the tools used by them to enhance the efficiency and quality of our customer support and service efforts. In addition, we will seek to achieve frequent communication with and feedback from our customers to continually improve our e-commerce solution, product offerings and related services.

MARKETING AND PROMOTION

We believe that successful implementation of our Network Associate and Broadcast Network programs will depend on our ability to establish an aggressive and effective internal sales organization. At January 11, 2000, our internal sales team had twelve members. We will need to increase this sales force in the future in order to execute our business plan. Our ability to increase our sales force involves a number of risks and uncertainties, including competition for employees and the length of time for new sales employees to become productive. If we do not develop an effective internal sales force, we are likely to have difficulty securing significant numbers of network associates and our business will be negatively affected.

While we view our Network Associate and Broadcast Network programs as the critical components of our plan to increase sales of our entertainment products, our marketing strategy will also focus on:

     - increasing traffic to our main online store, the indieaudio.com store and the online stores of our network associates;

     -    building customer loyalty;

     -    maximizing repeat purchases; and

     -    developing incremental revenue opportunities.

We intend to pursue a variety of media, business development and promotional methods to achieve these goals, including online and traditional advertising and public relations activities (such as sponsoring concerts and other events). We may also offer our own affiliate program, which will embed one or more general or product-specific links to our site on our affiliates' Web sites. Affiliates would be paid a commission on orders placed by customers who are directed to our site from the affiliates' Web sites.

We also intend to establish alliances with other Web sites to increase the number of visitors to our site. There is intense competition for placements on these sites, and we may not be able to enter into these relationships on commercially reasonable terms or at all. Even if we enter into alliances with other Web sites, they themselves may not attract significant numbers of users to our site. Moreover, we may have to pay significant fees to establish these relationships. Our inability to enter into alliances with popular Web sites - or the failure of such alliances to provide the expected benefits - could adversely affect our business.

STRATEGIC ALLIANCES

In order to maintain and improve our online store and related services and increase traffic to our site, we seek to enter into strategic relationships with business partners who can offer technology, content and distribution capabilities, as well as marketing and cross-promotional opportunities.

FULFILLMENT PARTNERS

We have outsourced all of our order fulfillment and shipping operations in order to allow us to focus on our core strengths of developing and enhancing compelling online entertainment product merchandising and content delivery initiatives and to avoid the need to invest in warehouse and other distribution infrastructure or carry inventory. We currently purchase all of the merchandise we offer online from two fulfillment partners, Baker & Taylor, Inc. (through its Entertainment division and Books division) and the iFill division of Valley Media, Inc. Our agreements with Baker & Taylor and Valley Media have

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one-year terms (ending in May 2000) and renew on an annual basis for up to five succeeding years, but they can be terminated prior to the annual renewal date. We cannot be certain that these contracts will be renewed or terminated prior to their expiration.

We intend to pursue other fulfillment partners to expand our product offerings. However, if for any reason our relationship with Baker & Taylor or Valley Media were terminated before we were able to establish and implement alternative fulfillment arrangements, we might be unable to fulfill our customers' orders and our business would suffer. In addition, our ability to fulfill our customers' orders may be significantly hampered and our business will suffer major disruptions if Baker & Taylor, Valley Media, or any alternative fulfillment partners with whom we may establish relationships in the future:

     - fail to comply with federal, state and local regulations that apply to their performance of services for us;

     -    breach or terminate their agreements with us;

     - suffer adverse developments that affect their ability to supply products to us, such as employee strikes, system crashes and inclement weather;

     - are unable or unwilling to supply products to us in sufficient quantities or in a timely manner; or

     - are unable or unwilling to ship products to any markets in which we have customers.

Because we rely on third parties to fulfill orders, we depend on their systems for tracking inventory and financial data. In addition, our order fulfillment and distribution process requires us to cooperate extensively with our fulfillment partners with respect to the coordination of separate information technology systems. From time to time we have experienced problems relating to the integration of our systems with those of Baker & Taylor, which has affected our ability to timely fill customers' orders. While we have corrected these problems, we cannot ensure that any future problems will be resolved on a timely basis or at all. In addition, if we establish new fulfillment partner relationships, we cannot be sure that we will be able to integrate our respective information systems on a timely basis. If our fulfillment partners' systems fail or are unable to scale or adapt to changing needs, our ability to timely fill customers' orders may be hindered and we may not have adequate, accurate or timely inventory or financial information. Our failure to have adequate, accurate or timely inventory and financial information would harm our ability to manage our business effectively.

REALNETWORKS

We have entered into an agreement with RealNetworks under which it is developing an advanced multimedia player, the Global Media Player, which is the core of our Broadcast Network. We launched the beta version of the Global Media Player in October 1999. We will have no proprietary ownership interest in or exclusive license to the technologies developed for us by RealNetworks. Although our rights to use those technologies will be perpetual, they will be non-exclusive. Consequently, RealNetworks could license those technologies to one or more of our existing or future competitors or could use those technologies themselves to launch a competitive solution. We will also rely on RealNetwork's streaming media infrastructure, the Real Broadcast Network, to deliver streaming media services to our network associates in our Broadcast Network. Although our streaming media services agreement with RealNetworks has a term of three years which automatically renews for successive terms, any early termination of that agreement as a result of our breach or otherwise would significantly disrupt our business and potentially result in claims against us by customers of our streaming media services. Our ability to implement our Broadcast Network would be negatively affected and our business would be harmed by:

     - any termination of our agreement with RealNetworks prior to completion of the Global Media Player;

     - any other unexpected delay in the development or deployment of our Broadcast Network; or

     - failure of our Broadcast Network to provide expected functionality with third-party systems, to perform as expected, or to operate reliably.

STANDARD RADIO, INC.

On December 7, 1999, we entered into a strategic relationship with Standard Radio, Inc. We expect this relationship to provide significant opportunities for future revenues and growth, in addition to the initial cash investment. In that transaction (a) Standard invested $2,000,000 in exchange for 338,983 shares of our common stock at a purchase price of $5.90 per share, (b) Standard's president and chief executive officer, Gary Slaight, was appointed to a seat on our Board of Directors and

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

granted options to purchase 125,000 shares of common stock, (c) we entered into agreements with eight members of Standard's management team under which they will serve on our marketing advisory committee and will promote our solutions to other radio stations in North America, for which each will receive unvested options to purchase up to 20,000 shares of our common stock,
(d) Standard agreed to cause each of the radio stations owned and controlled by it now and for the next three years to become our e-commerce and broadcast associates, and (e) Standard received the right to approve agreements between us and radio stations which compete in the same genre and locale as each of Standard's stations in Canada.

CONTENT PROVIDERS

We currently license content from a variety of sources, including online publishers of entertainment and music news and artist interviews, games, animation and multimedia content. In one case we issued unregistered stock to a content provider in connection with a streaming media content contract.

VENDORS

In addition to our strategic partners, we depend on third parties for important aspects of our business, including Internet access and Web hosting services, development of software for our Broadcast Network system, and new Web site features and content. We have limited control over these third parties, and we are not their only client. We may not be able to maintain satisfactory relationships with any of them on acceptable commercial terms. Further, we cannot be certain that the quality of products and services that they provide will remain at levels needed to enable us to conduct our business effectively. We may not be able to renew agreements with third party vendors on current terms. Our dependence on other vendors entails various risks, including:

     - our current vendors may not continue to provide services to us on current terms;

     - we may not be able to establish new or extend current vendor terms on a timely basis or at all; and

     - we depend on our vendors to comply with federal, state and local regulations that apply to their performance of services for us.

If we cannot develop and maintain relationships with vendors that allow us to obtain sufficient quantities of merchandise or necessary services on acceptable commercial terms or if our vendors fail to comply with applicable law, our business may be harmed.

We also rely on third-party carriers for product shipments, including shipments to and from our fulfillment partners' distribution facilities. We are therefore subject to the risks, including employee strikes and inclement weather, associated with third-party carriers' ability to provide delivery services to meet our shipping needs. Failure to deliver products to our customers in a timely and accurate manner would harm our reputation, our business and results of our operations.

TECHNOLOGY OPERATIONS

We employ a broad range of technologies for both our e-commerce and streaming media operations. Our e-commerce systems are being developed using open source technologies to ensure scalability, reliability and innovation. Highlights of our e-commerce systems include the following:

NETWORK:

     - Partnership with a key tier one Internet provider to deliver high bandwidth scalable connectivity

     - Several peering arrangements to ensure redundancy, speed, and minimal network bottlenecks

SYSTEMS AND SOFTWARE:

     -    Standards-based architecture on open source software

     -    High portability avoiding "vendor specific lock-in"

     -    High performance platform

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     -    Modular design for rapid application development

Our streaming media solution is being developed through several strategic technological partnerships and through the implementation of our own proprietary advancements. In addition, we have established a strategic relationship with RealNetworks to develop the Global Media Player, which has been combined with our e-commerce, ad-serving and other systems to create our Broadcast Network.

We depend on the efficient operation of Internet connections from customers to our systems. These connections, in turn, depend on the efficient operation of Web browsers, Internet service providers and Internet backbone service providers, all of which have had periodic operational problems or experienced outages. Any system delays, failures or loss of data, whatever the cause, could reduce customer satisfaction with our applications and services and harm our business.

Substantially all of our computer and communications hardware is located at our leased facilities in Nanaimo and Vancouver, British Columbia, Canada, and our systems infrastructure is hosted at third-party hosting providers' facilities in Vancouver, British Columbia, and Seattle, Washington. The continuing and uninterrupted performance of those systems is critical to our success. Our systems and operations and those of our hosting providers are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, earthquakes and similar events. In addition, our servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays, loss of data or the inability to accept and fulfill customer orders. Sustained or repeated system failures or interruptions of our site connection services would reduce the attractiveness of our site to customers, and could therefore have a material adverse effect on our business. We do not currently have redundant systems or a formal disaster recovery plan and do not carry sufficient business interruption insurance to compensate for losses that may occur. Our fulfillment partners, including Baker & Taylor and Valley Media, may also face these risks.

We retain confidential customer information in our processing centers. Therefore, it is critical that our facilities and infrastructure remain secure and that our facilities and infrastructure are perceived by the marketplace to be secure. A material security breach could damage our reputation or result in liability to us.

The satisfactory performance, reliability and availability of our recently-opened online store, transaction processing systems and network infrastructure are critical to our reputation and our ability to attract and retain customers and maintain adequate customer service levels. From time to time, we have experienced temporary system interruptions for a variety of reasons, including software bugs and lack of reliable integration between various elements of our e-commerce and other systems and those of our vendors. We may not be able to correct any problem in a timely manner. Because we outsource certain aspects of our system and because some of the reasons for a systems interruption may be outside of our control, we also may not exercise sufficient control to remedy the problem quickly or at all. Any future system interruption that results in the unavailability of our site or reduced order fulfillment performance could result in negative publicity and reduce the volume of goods sold and the attractiveness of our online store, which would negatively affect our business.

To the extent that customer traffic on our sites and those of our network associates grows substantially, we may need to expand the capacity of our systems to accommodate a larger number of visitors. We may be required to add additional software and hardware and further develop and upgrade our existing technology, transaction-processing systems, network infrastructure and distribution capabilities to accommodate the increased traffic. To be successful, we must adapt to rapidly changing Internet technologies and continually enhance the features and services provided on our online store and to our network associates. We could incur substantial, unanticipated costs if we need to modify our online store, software and infrastructure to incorporate new technologies demanded by our customers or our network associates. We may use new technologies ineffectively or we may fail to adapt our site, transaction-processing systems and network infrastructure to user requirements or emerging industry standards. Any inability to scale our systems may cause unanticipated system disruptions, slower response times, degradation in levels of customer service, impaired quality and speed of order fulfillment, or delays in reporting accurate financial information.

COMPETITION

The markets in which we are engaged are new, rapidly evolving and intensely competitive, and we expect competition to intensify further in the future. Barriers to entry are relatively low, and current and new competitors can launch new sites. We may not be able to compete successfully against current and future competitors. Further, as a strategic response to changes in the competitive environment, we may, from time to time, make certain pricing, service or marketing decisions or acquisitions that could adversely affect our business, results of operations and financial condition.

We currently or potentially compete with a number of other companies. We compete with traditional physical retailers of entertainment merchandise, including large, well-established book, music and video stores such as Barnes & Noble, Inc., Borders Group, Inc. and Wherehouse Entertainment, Inc., and mass market retailers such as Wal-Mart Stores, Inc. and Kmart

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Corporation. In the market for online retailing of books, CDs, video cassettes and DVDs, we compete with large, well-established companies such as Amazon.com, CDNow.com, barnesandnoble.com and borders.com. We compete with large, well-established Internet broadcasters such as Broadcast.com, Onradio.com and InterVU.

We may encounter significant barriers to our ability to establish a large base of network associates with a substantial online customer presence, particularly in the radio and television industries. We may face obstacles in signing up significant numbers of network associates in the media industry, despite the appeal to radio and television stations of our private label e-commerce solution bundled with streaming media services. For example, Broadcast.com, a leading Internet broadcaster of radio, television and other multimedia content, has established relationships with more than 400 radio stations across the country, including stations in 18 of the top 20 radio markets in the U.S., and can offer its streaming media customers some e-commerce solutions that are competitive to our own through strategic relationships with other companies such as Amazon.com. Because Broadcast.com has exclusive relationships with many of its streaming media customers, those customers may not be willing or able contractually to become network associates.

Certain of our competitors currently offer, either alone or through strategic relationships with other companies, a blend of multimedia content delivery and e-commerce services to the principal target market for our network associate program. For example, a visitor to the Web site of Broadcast.com, which broadcasts the radio signals of over 400 radio stations and over 40 television stations, can listen to a CD on Broadcast.com's site and purchase it by seamlessly clicking through to Amazon.com's site to place an order, or can listen to an audio book and purchase the print version from Amazon.com. In addition, other companies offer e-commerce and content delivery services, including streaming media, to the radio industry, such as Onradio.com, which provides content delivery and e-commerce capabilities through strategic relationships with Amazon.com (for e-commerce), Microsoft (for its Media Player), InterVU (for streaming media services) and Vibe/SPIN Ventures (for other music-focused content). Because companies like Broadcast.com and Onradio.com already have established relationships with significant numbers of radio stations (in many cases, under exclusive contracts), we may have difficulty establishing market acceptance of our network associate program in the media industry even if we can offer a better integrated content delivery and e-commerce solution than these and other companies. Moreover, since our solution relies on technologies which are not proprietary to us, other competitors could license, acquire or develop the same or similar technologies to deliver a similar solution.

Certain of our current and many of our potential competitors have longer operating histories, larger customer bases, greater brand recognition in other business and Internet markets and significantly greater financial, marketing, technical and other resources than us. In addition, other online retailers may be acquired by, receive investments from or enter into other commercial relationships with larger, well-established and well-financed companies as use of the Internet and other online services increases. Therefore, certain of our competitors with other revenue sources may be able to devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing policies and devote substantially more resources to Web site and systems development than us. Competitive pressures created by any one of these companies, or by our competitors collectively, may result in loss of market share and reduced operating margins, either of which could have a material adverse effect on our business, results of operations and financial condition.

INTELLECTUAL PROPERTY

We rely or may in the future rely on a combination of patent, trademark, trade secret and copyright law and contractual restrictions to protect the proprietary aspects of our technology and proprietary content. These legal protections afford only limited protection for our intellectual property and trade secrets. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our proprietary technology or otherwise obtain and use information that we regard as proprietary.

We are in the process of applying for Canadian and U.S. trademark registration of "Global Media", "store.globalmedia.com", "Global Media Network", "Global Media Broadcast Network" and other of our trademarks; however, there is no assurance that we will secure them. It is also possible that our competitors or others will adopt service names similar to ours, possibly leading to customer confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other registered trademarks or trademarks that incorporate variations of the term "Global Media." Any claims or customer confusion related to our trademarks, or our failure to obtain trademark registrations, could negatively affect our business. In September 1999, we received a letter claiming trademark infringement by our use of the phrases "Global Media Network", "Global Media Broadcast Network" and "Global Network" solely in Canada. We believe that this claim will ultimately be unsuccessful. However, success on the claim could have a material adverse effect on our name recognition in the Canadian marketplace. We do not believe that the claim, even if successful, would have a material adverse effect on our business, results of operations or financial condition.

Third parties may also claim infringement by us with respect to past, current or future technologies. We expect that participants in our markets will be increasingly subject to infringement claims as the number of services and competitors in

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our industry segment grows. Any such claim, whether meritorious or not, could be time-consuming, result in costly litigation, or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements might not be available on terms acceptable to us or at all.

Because we post our own content and content licensed from third parties on our site, we face potential liability for negligence, copyright, patent, trademark, defamation, indecency and other claims based on the nature and content of the materials that we post. Such claims have been brought, and sometimes successfully pressed, against Internet content distributors. In addition, we could be exposed to liability with respect to the unauthorized duplication of content.

Finally, to the extent that we sell our products internationally, the laws of many countries do not protect our proprietary rights to as great an extent as do the laws of the United States. Many countries have a "first-to-file" trademark registration system. As a result, we may be prevented from registering or using our trademarks in certain countries if third parties have previously filed applications to register or have registered the same or similar trademark. Our means of protecting our proprietary rights may not be adequate, and our competitors could independently develop similar technology.

Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets and domain names and determine the validity and scope of the proprietary rights of others. If third parties prepare and file applications in the United States or other countries that claim trademarks used or registered by us, we may oppose those applications and be required to participate in proceedings before the United States Patent and Trademark Office or foreign regulatory agencies to determine priority of rights to the trademark. Although we maintain general liability insurance, our insurance may not cover potential claims of the types described above or may not be adequate to indemnify us for all liability that may be imposed. Any litigation, adverse priority proceeding, or imposition of liability that is not covered by insurance or is in excess of insurance coverage, could result in substantial costs and diversion of resources and could seriously harm our business and operating results.

GOVERNMENT REGULATION

Our company, operations and products and services are all subject to regulations set forth by various U.S. and Canadian federal, state, provincial and local regulatory agencies. We take measures to ensure our compliance with all such regulations as promulgated by these agencies from time to time. Historically, there have been few laws and regulations directly applicable to the Internet. While laws and regulations directly applicable to Internet communications, commerce and advertising are becoming more prevalent, the law governing the Internet remains largely unsettled, even in areas where there has been some legislative action. Several states in the U.S., however, have proposed legislation that would limit the uses of personal user information gathered online or require online services to establish privacy policies and the Federal Trade Commission has initiated action against at least one online service regarding the manner in which personal information is collected from users and provided to third parties. It is possible that a number of other laws and regulations may be adopted with respect to the Internet covering issues such as consumer protection, pricing, content, copyrights and other intellectual property, distribution, antitrust, obscenity, libel and characteristics and quality of products and services.

We currently do not collect sales or other similar taxes in respect of goods sold by us. There is currently a U.S. federal moratorium on the imposition of new taxes on the sale of goods and services through the Internet which expires in October 2001. Tax authorities in a number of states in the U.S. are currently reviewing the appropriate tax treatment of companies engaged in online commerce, and new state tax regulations may subject us to additional state sales and income taxes.

Governments in foreign jurisdictions may regulate Internet or other online services in such areas as content, privacy, network security, encryption, distribution or taxation more stringently than in the United States. This may affect our ability to conduct business internationally. In addition, because our sites are accessible worldwide and we facilitate sales of goods to users worldwide, other jurisdictions may claim that we are required to qualify to do business as a foreign corporation in a particular state or foreign country. Our failure to qualify as a foreign corporation in a jurisdiction where it is required to do so could subject us to taxes and penalties for the failure to qualify and could result in our inability to enforce contracts in such jurisdictions.

Any such new U.S. or foreign legislation or regulation, or the application or interpretation of existing laws to, the Internet could have a material adverse effect on our business, results of operations and financial condition by (a) increasing our cost of doing business, (b) creating uncertainty in the marketplace that could reduce demand for our products and services or increase the cost of doing business as a result of litigation costs or increased service delivery costs, or (c) otherwise adversely affect our business results of operations and financial condition.

EMPLOYEES

As of January 11, 2000, we employed approximately 113 full time staff. We also engage independent contractors from time to time for Web site development and to provide content such as editorials. None of our employees is represented by a labor union, and we consider our employee relations to be good. Competition for qualified personnel in our industry is intense, particularly for software development and other technical staff and management. We believe our future success will depend in part on our ability to attract, hire and retain qualified personnel.

Our performance is substantially dependent on the continued services of our executive officers and other key employees, particularly Michael Metcalfe, our Chairman, and President, Robert Fuller, our Chief Executive Officer, L. James Porter, our Chief Financial Officer and Winston V. Barta, our Vice President of Marketing and Business Development. The loss of the services of any of our executive officers could materially and adversely affect our business. We do not maintain key man insurance on any of our employees. Additionally, we believe we will need to attract, retain and motivate talented management and other highly skilled employees, particularly those with technical backgrounds, to be successful. Competition for employees that possess knowledge of both the Internet industry and our target market is intense. We may be unable to retain our key employees or attract, assimilate and retain other highly qualified employees in the future.

MANAGEMENT OF GROWTH

We are currently experiencing a period of significant expansion. In order to execute our business plan, we must continue to grow significantly. This growth will strain our personnel, management, systems, policies and procedures and other resources. To manage our growth, we must implement operational and financial systems and controls and recruit, train and manage new employees. We cannot be certain that we will be able to integrate new executives and other employees into our organization effectively. If we do not implement adequate systems and controls, recruit, integrate and retain necessary personnel or otherwise manage growth effectively, our business, results of operations and financial condition will be materially and adversely affected.

DESCRIPTION OF PROPERTY

Our principal executive office and operations are located in Vancouver, British Columbia, Canada in approximately 13,000 square feet of leased office space. The lease expires in August 2004. We continue to lease approximately 5,700 square feet of office space in Nanaimo, British Columbia. This lease expires in July 2002. We also lease approximately 1,100 square feet of office space in New York, New York. That lease expires in September 2000. We are considering leasing space in Los Angeles, California. We believe our leased facilities, when combined with an additional U.S. office, will be adequate for our current operations, and that additional leased space can be obtained if needed.

LEGAL PROCEEDINGS

From time to time, we may be subject to legal proceedings and claims which may have a material adverse effect on our business. We are not aware of any current legal proceedings or claims that will have, individually or in the aggregate, a material adverse effect on our business, prospects, financial condition or results of operations.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

Our current directors, executive officers and other key employees, and their ages, as of January 11, 2000 are as follows:

       NAME                                               AGE            POSITION
       ----                                               ---            --------
Michael Metcalfe                                          43             Chairman of the Board and President

Robert Fuller (1)                                         39             Director and Chief Executive Officer

Winston V. Barta                                          28             Director, Vice President of Marketing and
                                                                         Business Development

L. James Porter (2)                                       34             Director, Chief Financial Officer, Vice
                                                                         President Finance and Administration, and
                                                                         Secretary

Jack MacDonald (1)(2)                                     70             Director

Barr Potter (1)(2)                                        50             Director

Gary Slaight                                              49             Director

Monte Walls-Burris                                        29             Vice President of Corporate Affairs

-------------------------------------
(1) Compensation committee member
(2) Audit committee member

         MICHAEL METCALFE. Mr. Metcalfe is Global Media's founder. Mr. Metcalfe has held the positions of Chairman of the Board and President since Global Media's formation in April 1997, and previously held the same positions with Westcoast Wireless Cable Ltd. since May 1994. Mr. Metcalfe was director of sales and marketing for Starscan Communications International, Inc., a marketer of satellite equipment and television programming located in Vancouver, B.C., from October 1991 to April 1994; and executive director of production for North American Pictures, Inc., a film production company, located in Vancouver, B.C., from January 1985 through June 1991.

         ROBERT FULLER. Mr. Fuller has been our Chief Executive Officer and a director since May 1997. Mr. Fuller has also been the president and a director of Lifestyle Development Ltd., a private fitness center operator located in Nanaimo, B.C. since September 1991. Prior to joining Global Media, Mr. Fuller was the president and a director of 375801 BC Ltd., a private operator of a hotel and pub located in Bamfield, B.C., from June 1994 to May 1997; the president and a director of Promark Construction Co. Inc., a private real estate developer located in Nanaimo, B.C., from February 1992 to December 1997; and an accountant with, and then a manager in, the Entrepreneurial Division of Ernst & Young, Chartered Accountants in Vancouver, B.C. from May 1983 to September 1989. Mr. Fuller is a Canadian Chartered Accountant and received a bachelor of commerce degree from the University of British Columbia in accounting and management information systems.

         WINSTON V. BARTA. Mr. Barta has been our Vice President of Marketing and Business Development, and a director since September 1997 and was Secretary from that time until August 1999. Previously, Mr. Barta was a vice president of marketing for Starnet Communications International, Inc., a publicly traded Internet company located in Vancouver, B.C., from July 1996 to July 1997, and a senior account executive at Motion Works Group, a publicly traded consumer software developer company located in Vancouver, B.C., from June 1995 to April 1996. Mr. Barta has a bachelor of commerce degree in marketing from Concordia University in Montreal and an MBA in marketing from Simon Fraser University in Vancouver, B.C.

         L. JAMES PORTER. Mr. Porter has been our Chief Financial Officer since April 1999, Assistant Secretary since May 1999, and a director, Vice President Finance and Administration, and Secretary since August 1999. Since August 1998, Mr. Porter has served as president of LJ Ventures, a financial consulting firm. From February 1995 through July 1998, Mr. Porter was a director, chief financial officer and secretary of Harriston Corporation, a diversified holding company with offices in Vancouver, B.C., New York, New York and Costa Mesa, California. From September 1987 through January 1995, Mr. Porter was a senior manager and held other positions with Arthur Andersen, Chartered Accountants, in Vancouver, B.C.

Mr. Porter has a bachelor of commerce degree in Finance from the University of British Columbia. He is a Canadian Chartered Accountant, a U.S. Certified Public Accountant, and a U.S. Chartered Financial Analyst.

         JACK D. MACDONALD. Mr. MacDonald has been director of Global Media since November 1997 and is chair of its Audit and Compensation committees. Mr. MacDonald was a director of TKO Resources Inc., a publicly traded mining exploration company located in Vancouver, B.C., from May 1996 to September 1997, and was the president, chief executive officer and a director of Salus Resource Corp., and of its predecessor, Arapaho Mining Corp., a publicly-traded mining exploration company located in Vancouver, B.C., from May 1990 to October 1996.

         BARR POTTER. Mr. Potter has been a director of Global Media since May 1999. Mr. Potter currently serves as the chairman and chief executive officer of Tripod Entertainment, Inc., a feature films production and distribution company located in Los Angeles, California. From April 1994 through March 1999, Mr. Potter was the chairman and chief executive officer of Largo Entertainment, Inc., a feature films production and distribution company located in Los Angeles, California and a subsidiary of JVC Entertainment, Inc. ("JVC Entertainment"). Mr. Potter earned a bachelor of arts degree in economics from Yale University and a juris doctor degree from Columbia University School of Law.

         GARY SLAIGHT. Mr. Slaight has been a director of Global Media since December 1999. Mr. Slaight currently serves as the president and chief executive officer of Standard Broadcasting, Inc. and of Standard Radio, Inc. Mr. Slaight has been in broadcast media for over 25 years. He is currently on the board of the Canadian Association of Broadcasters.

         MONTE WALLS-BURRIS. Mr. Burris has been our Vice President of Corporate Affairs since January 1998. Previously, Mr. Burris was an institutional trader at Dominick & Dominick, a private stock brokerage and market maker located in New York, New York, with offices in Vancouver, B.C., from August 1996 to January 1998. From January 1995 to June 1996, he was a vice president, international business at Hansa Bank in the British West Indies. Mr. Burris earned a bachelor of arts degree in Art History and 20th Century American History from the University of Western Ontario.

BOARD OF DIRECTORS

Under our articles of incorporation and bylaws, our directors hold office until the next annual meeting of Global Media's stockholders and until their successors have been elected and duly qualified, and the board of directors appoint our executive officers at the first board of directors' meeting after each annual meeting of stockholders. Executive officers hold office at the pleasure of the board of directors. To date, we have not held a stockholders meeting to elect directors or otherwise. Mr. Metcalfe was appointed a director upon formation of Global Media and each of Mr. Fuller, Mr. Barta, Mr. MacDonald, Mr. Potter, Mr. Porter, and Mr. Slaight was appointed by the board of directors to fill a vacancy created by an increase in the authorized number of directors approved by the board of directors.

Our directors do not receive cash compensation for their services as directors or members of committees of the board of directors, if any, but are eligible to receive stock options under our stock option plans. Director stock option grants are determined on a case by case basis. SEE " - Benefit Plans" and "Certain Transactions." We also reimburse directors for their reasonable expenses incurred in attending meetings of the board of directors.

EXECUTIVE COMPENSATION

The following table sets forth information concerning compensation for services in all capacities awarded to, earned by or paid to our then-President and our Chief Executive Officer during the fiscal year ended July 31, 1999 (collectively, the "Named Executives"):


                                                                             LONG-TERM
                                                 ANNUAL COMPENSATION          COMPENSATION
                                           ---------------------------- ---------------------    ALL OTHER
                                                                        SECURITIES UNDERLYING  COMPENSATION
NAME AND PRINCIPAL POSITION                  SALARY ($)     BONUS ($)         OPTIONS (#)           ($)
------------------------------------------ -------------- ------------- --------------------- ---------------
Michael Metcalfe, then-President                 0             0               700,000              0

Robert Fuller, Chief Executive Officer           0             0               700,000              0

OPTION GRANTS, OPTION EXERCISES AND OPTION VALUES

The following table sets forth information on grants of stock options or other similar rights by Global Media during the last fiscal year to the Named Executives.

                            # OF SECURITIES           % OF TOTAL OPTIONS        EXERCISE OR
                          UNDERLYING OPTIONS       GRANTED TO EMPLOYEES IN       BASE PRICE     EXPIRATION
NAME                            GRANTED                  FISCAL YEAR             ($/SHARE)         DATE
---------------------- -------------------------- --------------------------- ----------------- ------------
Michael Metcalfe                      200,000 (1)                                     .50        8/21/00
                                         500,000                                     4.00        4/23/04
                       --------------------------
         Total                           700,000            17.4%

Robert Fuller                          200,000(1)                                     .50        8/21/00
                                         500,000                                     4.00        4/23/04
                       --------------------------
         Total                           700,000            17.4%

-----------------
(1) These option grants were made as of August 21, 1998. Prior to that time, there had been no public market for our common stock and the price at which we last sold any of our common stock was at $0.50 per share. The options were granted with an exercise price of $0.50 per share. However, on August 24, 1998, our common stock began trading on the OTC Bulletin Board and closed that day at $1.06 per share. As a result of the disparity between the closing price on August 24, 1998 and the exercise price of the options granted on August 21, 1998, we were required under established accounting principles to recognize compensation expense totaling $548,800 for the 980,000 options granted to directors, executive officers and employees. SEE "Management's Discussion and Analysis of Financial Condition and Results of Operations - Results of Operations - Fiscal Year Ending July 31, 1999 compared to Fiscal Year Ending July 31, 1998."

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

The following table sets forth information concerning exercise of stock options during the last fiscal year by each Named Executive and the fiscal year-end value of unexercised options:

                                                         NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                         UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS
                                                         OPTIONS AT FY-END (#)         AT FY-END ($)
                                                         ----------------------------- -------------------------------
                     SHARES ACQUIRED
NAME                 ON EXERCISE (#)    VALUE REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE     UNEXERCISABLE
-------------------- ------------------ ---------------- ------------- --------------- --------------- ---------------
Michael Metcalfe          200,000       $700,000           500,000           0             $1,968,500        0

Robert Fuller             200,000       $700,000           500,000           0             $1,968,500        0

EMPLOYMENT AGREEMENTS

None of our executive officers have employment agreements with us.

BENEFIT PLANS

We have three stock option plans which provide for the grant of options to purchase shares of our common stock to executives, directors, employees, consultants or advisors. The plans are summarized as follows as of January 11, 2000:

                                                                      SHARES       OPTIONS     AVAILABLE   OPTIONS
PLAN NAME                                         EFFECTIVE DATE     RESERVED      ISSUED       SHARES     EXERCISED
----------------------------------------------- ------------------- ------------ ------------ ------------ -----------
1997 Directors and Officers Stock Option Plan   April 8, 1997           500,000            0      500,000           0

1998 Directors and Officers Stock Option Plan   August 21, 1998       1,000,000    1,000,000            0     802,000

1999 Stock Option Plan                          March 24, 1999        4,000,000    3,047,440      952,560       3,000

Each of the plans expires ten years from its effective date. The plans are administered by the board of directors who have sole discretion and authority to determine individuals eligible for awards. The conditions of exercise of each grant are determined individually by the board at the time of the grant. We intend to cancel the 1997 stock option plan in the near future.

We have registered the options and shares of common stock issuable under the 1998 and 1999 stock option plans on Form S-8 registration statements. The options granted under our 1998 stock option plan had an exercise price of $.50 per share. All of these options were fully exercisable from the date of grant. The options granted under our 1999 stock option plan have exercise prices ranging from $4.00 to $8.00 per share. As of January 11, 2000, 3,021,815 of these options are subject to vesting requirements, and 2,204,774 are fully exercisable.

KEY MAN INSURANCE

We do not currently have any key man insurance and have no plans to purchase such insurance in the near future.

                              CERTAIN TRANSACTIONS

STOCK ISSUANCES TO FOUNDER AND OTHER INSIDERS

In connection with our formation and initial capitalization in April 1997, we offered and sold a total 11,000,000 shares of our common stock at a price of $0.01 per share per share to various individual investors, including Michael Metcalfe, our founder, President and Chairman of the Board. Mr. Metcalfe purchased six million shares for total consideration of $60,000 and Mr. Fuller purchased 1 million shares for total consideration of $10,000.

In connection with our second round of financing, from June 1997 until November 1997, we offered and sold a total of 890,831 shares of our common stock at a price of $0.50 per share to various individual and other investors, including Robert Fuller, our Chief Executive Officer and a director. Mr. Fuller purchased 288,000 shares for total consideration of $144,000.

ACQUISITION OF WESTCOAST FROM FOUNDER

In May 1997, we entered into an agreement with Mr. Metcalfe relating to the acquisition of Westcoast Wireless Cable, Ltd. At the time, Mr. Metcalfe was the sole shareholder of Westcoast. Under that agreement, we purchased from Mr. Metcalfe all of his Westcoast stock in exchange for consideration consisting of eight million shares of our common stock and cash in the amount of $100,000.

LOANS TO AND FROM AFFILIATES

         LOANS FROM BENNETT METCALFE. From October 1998 through December 1999, Bennett Metcalfe, Michael Metcalfe's father and one of our stockholders, advanced a total of approximately $263,000 to us. The proceeds of these loans were used for working capital. These loans had no fixed repayment or interest terms. In connection with our convertible debenture and warrant financing described in "Management's Discussion and Analysis of Financial Condition and Results of Operations - Recent Events", we agreed to (a) repay one-half of the principal balance outstanding at May 6, 1999 ($221,091), plus $16,445 in accrued interest, by issuing shares of our common stock at $6.25 per share, which was the average closing bid prices of the Common Stock on the OTC Bulletin Board for the three consecutive trading days ended April 30, 1999, and (b) issue a promissory note for the remaining one-half of the principal balance plus $16,445 in accrued interest, which is to be repaid in four quarterly installments and which will bear interest at 9% per annum. This restructuring was completed effective as of July 26, 1999.

         LOANS FROM ROBERT FULLER AND AFFILIATES. From November 1998 to March 1999, Mr. Fuller and companies which his family controls, advanced a total of approximately $187,000 to us. The proceeds of these loans were used for working capital. These loans had no fixed repayment or interest terms. In connection with our convertible debenture and warrant financing, we agreed to (a) repay Mr. Fuller $8,413 plus approximately $1,352 in interest from the proceeds of the convertible debenture offering proceeds, (b) repay one-half of the remaining principal balance outstanding at May 6, 1999 ($132,946), plus $8,413 in accrued interest, by issuing shares of our common stock at $6.25 per share, which was the average closing bid prices of the Common Stock on the OTC Bulletin Board for the three consecutive trading days ended April 30, 1999, and (c) issue a promissory note for the remaining one-half of the principal balance plus $8,413 in accrued interest, which is to be repaid in four quarterly installments and which will bear interest at 9% per annum. This restructuring was completed effective as of July 26, 1999.

         LOANS TO AND FROM MICHAEL METCALFE AND AFFILIATES. When we purchased Westcoast in April 1997, it had a $71,065 receivable due from a company owned by Michael Metcalfe, and a $79,269 payable due to Michael Metcalfe. In August 1998, Michael Metcalfe and Global Media agreed to offset the receivable owed Westcoast by his affiliated company against the payable which Westcoast owed him.

OPTION GRANTS TO EXECUTIVE OFFICERS AND DIRECTORS

         1998 PLAN. We granted 600,000 of the 1,000,000 options granted under our 1998 Plan to our directors and executive officers as follows:

NAME                       POSITION                                  OPTIONS
----                       --------                                  -------
Michael Metcalfe           Chairman of the Board; President          200,000
Robert Fuller              Chief Executive Officer; Director         200,000
Winston V. Barta           Vice President of Marketing and           100,000
                           Business Development; Director
Monte Walls Burris         Vice President of Corporate Affairs       100,000
                                                                   -------------
         TOTAL                                                       600,000

None of these options were subject to vesting requirements and were fully exercisable from the date of grant. These option grants were made as of August 21, 1998. Prior to that time, there had been no public market for our common stock and the price at which we last sold any of our common stock was at $0.50 per share. The options were granted with an exercise price of $0.50 per share. However, on August 24, 1998, our common stock began trading on the OTC Bulletin Board and closed that day at $1.06 per share. As a result of the disparity between the closing price on August 24, 1998 and the exercise price of the options granted on August 21, 1998, we were required under established accounting principles to recognize compensation expense totaling $548,800 for the 980,000 options granted to directors, executive officers and employees. SEE "Management's Discussion and Analysis of Financial Condition and Results of Operations - Results of Operations - Fiscal Year Ending July 31,1999 compared to Fiscal Year Ending July 31, 1998." All options granted to our executives under our 1998 stock option plan have been exercised.

         1999 PLAN. As of January 11, 2000, 1,975,000 options of the total 3,047,440 options granted under our 1999 Plan were granted to directors and executive officers as follows. All of these options are fully vested.


NAME                           POSITION                                     OPTIONS
----                           --------                                     -------
Michael Metcalfe               Chairman of the Board; President             500,000
Robert Fuller                  Chief Executive Officer; Director            500,000
Winston V. Barta               Vice President of Marketing and              250,000
                               Business Development, Director
L. James Porter                Chief Financial Officer, Secretary,          200,000
                               Director
Monte Walls Burris             Vice President of Corporate Affairs          250,000
Jack McDonald                  Director                                      25,000
Barr Potter                    Director                                     125,000
Gary Slaight                   Director                                     125,000
                                                                          ---------
         TOTAL                                                            1,975,000

Each of these option grants, except those to Mr. Slaight, were granted as of April 23, 1999 at an exercise price of $4.00 per share. During that day, our common stock traded at $4.00 per share on the OTC Bulletin Board. Consequently, we are not required to recognize any related compensation expense.

AGREEMENT WITH BARR POTTER

In connection with appointing Mr. Potter to our board of directors in May 1999, we entered into an agreement with him in which we agree to (a) appoint him as an independent director on our board for a one-year term, (b) grant him 125,000 stock options under our 1999 Plan (SEE "Security Ownership Of Certain Beneficial Owners And Management" and " - Fiscal 1999 Option Grants to Executive Officers and Directors - 1999 Plan"), (c) to sublease space to him in any Los Angeles office that we may open in the future. (SEE "Description of Business Properties"), and (d) to obtain Directors and Officers insurance, for which we are currently in the process of applying.

                              SELLING STOCKHOLDERS

This prospectus relates to the offering by RGC International Investors, LDC and its pledgees, donees, transferees or other successors in interest (collectively, the "selling stockholders") for resale of shares of our common stock acquired by them upon conversion or exercise of shares of Series A preferred stock, related investment options and warrants which the selling stockholders received in a private placement transaction. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Recent Events Convertible Debenture and Warrant Offering" and "Description of Capital Stock - Preferred Stock" and " - Registration Rights." All of the shares of common stock offered by this prospectus are being offered by the selling stockholders for their own accounts.

The following table sets forth certain information with respect to the common stock beneficially owned by the selling stockholders as of the date of this prospectus, including shares obtainable under convertible debentures upon conversion or exercise of shares of Series A preferred stock, related investment options and/or warrants convertible or exercisable within 60 days of such date. The selling stockholders provided us the information included in the table below. To our knowledge, the selling stockholders would have sole voting and investment power over the shares of common stock listed in the table below if the Series A preferred stock, and related warrants and investment options were converted into common stock. No selling stockholder, to our knowledge, has had a material relationship with us during the last three years, other than as an owner of our common stock or other securities.


                                        BENEFICIAL OWNERSHIP OF COMMON STOCK PRIOR     BENEFICIAL OWNERSHIP OF COMMON
                                                      TO THE OFFERING                     STOCK AFTER THE OFFERING
                                        -------------------------------------------- ------------------------------------
                                           NUMBER OF       NUMBER OF SHARES TO BE
         SELLING STOCKHOLDER                SHARES       SOLD UNDER THIS PROSPECTUS  NUMBER OF SHARES  PERCENT OF CLASS
         -------------------            ------------     --------------------------  ----------------  ----------------
RGC International Investors, LDC           7,443,153             7,443,153                  0                  0

The number of shares set forth in the table for RGC represents 200% of the number of shares issuable upon conversion or exercise of the Series A preferred stock, related investment options and warrants as of the date of filing of the registration statement of which this prospectus is a part. The actual number of shares of common stock issuable upon conversion of the Series A preferred stock and exercise of the related investment options and warrants is indeterminate, is subject to adjustment and could be materially less or more than such estimated number depending on factors which cannot be predicted by us at this time, including, among other factors, the future market price of our common stock. The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon conversion of the Series A preferred stock and exercise of the related investment options and warrants by reason of any stock split, stock dividend or similar transaction involving our common stock, in accordance with Rule 416 under the Securities Act. As of the date we initially filed the registration statement, under the terms of the Series A preferred stock the conversion price was $5.652, which is the lesser of (a) 100% of the average of the seven consecutive lowest closing bid prices of the common stock reported on the OTC Bulletin Board during the 35 trading days ending immediately prior to such date, and (b) 130% of the average of the closing bid prices of the common stock for the three consecutive trading days ending April 30, 1999 ($8.125). At that conversion price, the Series A preferred stock would have been converted into approximately 1,520,788 shares of common stock and the related investment options would have, assuming full exercise, resulted in the issuance of an additional 1,520,788 shares. The warrants issued to RGC are exercisable into 680,000 shares of common stock at an exercise price of $8.4375. In accordance with our agreement with RGC, we have reserved 200% of the total number of shares currently issuable on conversion at exercise of the Series A preferred stock, investment options and warrants to assure adequate shares are available in the event of decreases in the conversion price of the Series A preferred stock and the exercise price of the investment options.

Under the terms of the Series A preferred stock and the warrants, the shares of Series A preferred stock are convertible and the warrants are exercisable by any holder only to the extent that the number of shares of common stock issuable pursuant to such securities, together with the number of shares of common stock owned by such holder and its affiliates (but not including shares of common stock underlying unconverted shares of Series A preferred stock or unexercised warrants) would not exceed 4.9% of our then-outstanding common stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of common stock set forth in the table for RGC exceeds the number of shares of common stock that RGC could own beneficially at any given time through its ownership of the Series A preferred stock and the warrants. In that regard, the beneficial ownership of our common stock by RGC set forth in the table is not determined in accordance with Rule 13d-3 under the Exchange Act.

As of January 11, 2000, the selling stockholder had converted a total of 750 shares of our Series A preferred stock into 175,339 shares of common stock at conversion prices ranging from $3.6714 to $4.525.

                              PLAN OF DISTRIBUTION

The shares being offered by the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, will be sold from time to time in one or more transactions (which may involve block transactions):

     - on the OTC Bulletin Board or on such other market on which our common stock may from time to time be trading,

     -    in privately-negotiated transactions,

     -    through the writing of options on the shares,

     -    short sales, or

     -    any combination thereof.

The sale price to the public may be the market price prevailing at the time of sale, a price related to such prevailing market price, at negotiated prices or such other price as the selling stockholders determine from time to time. The shares may also be sold pursuant to Rule 144. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. There can be no assurance that all or any of the shares offered by this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered by this prospectus, may be deemed "underwriters" as that term is defined under the Securities Act or the Exchange Act, or the rules and regulations under such acts.

The selling stockholders, alternatively, may sell all or any part of the shares offered by this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. If a selling stockholder enters into such an agreement or agreements, the relevant details will be set forth in a supplement or revisions to this prospectus.

The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations under such act, including, without limitation, Regulation M, which provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by the selling stockholders or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

                             PRINCIPAL STOCKHOLDERS

The following table shows, to the best of our knowledge, the common stock beneficially owned as of January 11, 2000, by:

     - each person, or group of affiliated persons, who we know beneficially owns 5% or more of our common stock (as determined under Rule 13d-3 of the Exchange Act);
     -    each of our directors and executive officers; and
     -    all of our directors and executive officers as a group.

Unless otherwise indicated in the footnotes to the table, (a) the following individuals have sole vesting and sole investment control with respect to the shares they beneficially own, and (b) the address of each beneficial owner listed below is c/o Global Media Corp., 400 Robson Street, Vancouver, British Columbia, Canada V6B 2B4.

None of the shares beneficially owned by the following directors and officers will be offered for sale or sold in this offering.

                                                                     NUMBER OF SHARES
NAME                                                                 BENEFICIALLY OWNED (1)   PERCENT OF CLASS(1)
-------------------------------------------------------------------- ------------------------ -------------------
Michael Metcalfe                                                       14,600,000 (2)           66.06

Robert Fuller                                                           2,088,000 (3)            9.45

Winston V. Barta                                                          299,000 (4)             1.37

Jack MacDonald                                                             75,000 (5)                  *

Barr Potter                                                               125,000 (6)                  *

L. James Porter                                                           200,000 (7)                  *

Gary Slaight                                                              125,000 (8)                 *

Monte Walls-Burris                                                        283,000 (9)            1.29
                                                                      -----------
All Officers and Directors as a Group                                  17,670,000              75.25%
(8 persons shown above)

---------------------
*    Less than 1%.


(1) Shares that a person has the right to acquire within 60 days are treated as outstanding for determining the amount and percentage of common stock owned by such person but are not deemed to be outstanding as to any other person or group.

(2) Includes currently exercisable options to purchase 500,000 shares of common stock.

(3) Includes (a) currently exercisable options to purchase 500,000 shares of common stock owned by Mr. Fuller, and (b) 200,000 shares owned by Mr. Fuller's spouse.

(4) Includes currently exercisable options to purchase 250,000 shares of common stock.

(5) Includes currently exercisable options to purchase 25,000 shares of common stock.

(6) Consists of currently exercisable options to purchase 125,000 shares of common stock.

(7) Consists of currently exercisable options to purchase 200,000 shares of common stock.

(8) Consists of currently exercisable options to purchase 125,000 shares of common stock.

(9) Includes currently exercisable options to purchase 250,000 shares of common stock.

                          DESCRIPTION OF CAPITAL STOCK

The following description of our securities and various provisions of our articles of incorporation and our bylaws are summaries. Statements contained in this prospectus relating to such provisions are not necessarily complete, and reference is made to the articles of incorporation, as amended, and bylaws, as amended, copies of which have been filed with the SEC as exhibits to our registration statement of which this prospectus constitutes a part, and provisions of applicable law.

As of January 11, 2000, our authorized capital stock consists of (a) 200,000,000 shares of common stock, par value $0.001 per share, of which 21,599,700 shares were issued and outstanding, and (b) 100,000,000 shares of preferred stock, of which 8,500 shares had been designated Series A convertible preferred stock, all of which were issued and outstanding. See "- Preferred Stock." As of January 11, 2000, we estimated that there were approximately 51 holders of record of our common stock.

COMMON STOCK

The holders of outstanding shares of common stock are entitled to share ratably in dividends declared out of assets legally available for dividends at such time and in such amounts as the board of directors may from time to time lawfully determine. Each holder of common stock is entitled to one vote for each share held. Cumulative voting in elections of directors and all other matters brought before stockholders meetings, whether they be annual or special, is not provided for under the Company's articles of incorporation or bylaws. The common stock is not entitled to conversion or preemptive rights and is not subject to redemption or assessment. Upon liquidation, dissolution or winding up of Global Media, any assets legally available for distribution to stockholders as such are to be distributed ratably among the holders of the common stock at that time outstanding. The common stock presently outstanding is fully paid and nonassessable.

PREFERRED STOCK

         GENERALLY

         Our articles of incorporation give us the authority to issue the preferred stock from time to time in such series, in such amounts and subject to such rights and preferences as the board of directors shall determine prior to issuance, without further action or approval by the stockholders. These rights and preferences can be superior to those of common stock and include but are not limited to dividend preferences, special voting rights, rights to convert into common stock, redemption rights, and priority over common stock on distributions of assets in the event of liquidation or dissolution of Global Media.

         A series of preferred stock may also be used to create voting impediments or to frustrate persons seeking to effect a merger with us or to otherwise gain control of us. If used for such an anti-takeover purpose, such series of preferred stock could be privately placed with persons affiliated with us with an agreement or understanding as to the manner in which the shares of such series of preferred stock would be voted. We do not contemplate the declaration of an anti-takeover series of preferred stock. Moreover, we could not create such a series of preferred stock without the approval by the holders of at least a majority of the outstanding shares of Series A preferred stock.

         The issuance of series of preferred stock from time to time would likely affect the holders of common stock by taking priority as to distributions dividends or of assets upon the liquidation or dissolution of Global Media remaining after the payment of creditors. In addition, special voting rights and rights to convert preferred stock into common stock would reduce the voting power of holders of the common stock.

         SERIES A CONVERTIBLE PREFERRED STOCK

         In May 1999, we issued and sold to RGC International Investors, LDC in a private transaction a convertible debenture in the original principal amount of $8.5 million. However, in accordance with its terms, under certain circumstances we had the option to convert the debenture into shares of Series A convertible preferred stock having certain rights and preferences. In connection with the RGC transaction, our board of directors approved a certificate of designation relating to the Series A preferred stock, subject to the effectiveness of the stockholder consent approving articles of amendment to our articles of incorporation authorizing the preferred stock and the filing of those articles of amendment with the Nevada Secretary of State. Immediately after filing the articles of amendment, we filed the certificate of designation with respect to the Series A preferred stock. On July 19, 1999, we effected the conversion of RGC's convertible debenture into 8,500 shares of Series A preferred stock.

         The following is a summary of the rights and preferences of the Series A preferred stock:

     - DIVIDENDs: The Series A preferred stock does not bear any dividends. However, so long as Series A preferred stock is outstanding, no dividends may be declared on the common stock or any other subsequently designated and issued junior securities without the prior consent of the holders of a majority of the outstanding shares Series A preferred stock.

     - LIQUIDATION PREFERENCE: If we declare bankruptcy, become insolvent, appoint a receiver, file for dissolution, or similar events, and there are assets and funds available for distribution to the holders of our capital stock, then the holders of the outstanding shares of Series A preferred stock will receive an amount equal to $1,000, the stated value per share of the Series A preferred stock, plus interest at 5% per year from May 6, 1999 prior to any distribution to the holders of common stock. If we (a) sell all or substantially all of our assets
          (b) effect a transaction or series of transactions in which 50% or more of our common stock is sold, or (c) merge, consolidate or otherwise combine with another business entity, then the holders of the Series A preferred stock may elect to treat such actions as a liquidating event, enabling the holders to receive an amount equal to 118% of their liquidation preference.

     - MANDATORY REDEMPTION: In the event of certain mandatory redemption events, we must redeem outstanding shares of Series A preferred stock upon the demand of the holders of at least 50% of such shares, or automatically, in the case of certain mandatory redemption events. Mandatory redemption events include: the failure to timely issue common stock upon conversion of the Series A preferred stock; failure to obtain or maintain effectiveness of a registration statement enabling the holders of the Series A preferred stock to publicly resell the shares of common stock acquired on conversion; bankruptcy, insolvency or similar events involving Global Media; and failure to maintain the listing of the common stock on the OTC Bulletin Board or, after becoming listed on the Nasdaq Stock Market or certain other designated securities markets, the failure to maintain such listing.

          The redemption would be at an amount equal to the greater of (i) 120% of the stated value of the shares being redeemed plus 5% per annum thereon from May 6, 1999 through the redemption payment date, together with certain other payments due as a result of our breach of certain covenants under the Series A preferred stock certificate of designation or related agreements, and (ii) the "parity value" of the shares to be redeemed. The parity value is an amount equal to the maximum number of shares of common stock issuable to the holder of the Series A preferred stock times the highest closing price for the common stock during the period between the date of the mandatory redemption event and the effective date of the redemption.

     - TRADING MARKET REDEMPTION: In the event the Series A preferred stock is not convertible as a result of limitations imposed on us by any stock exchange or the Nasdaq Stock Market requiring stockholder approval, and we have not obtained that stockholder approval, then we must immediately redeem the number of shares not convertible as a result of such limitation for the mandatory redemption amount.

     - CONVERSION RIGHTS: Holders of the Series A preferred stock may, at their own option, convert their shares into our common stock in whole or in part. The conversion amount is determined by dividing (a) the sum of the stated value of the Series A preferred stock ($1,000) being converted plus a premium amount equal to 5% per annum thereon by (b) the conversion price (described below) in effect on the conversion date. However, in no event may a holder exercise the conversion rights in excess of an amount that will result in the holder's beneficial ownership of common stock being greater than 4.9% of our outstanding common stock. The conversion price is the lesser of a fixed conversion price or a variable conversion price. The variable conversion price was originally equal to 100% of the lowest average closing bid prices for our common stock for any seven consecutive trading days during the 35 trading days prior to the date of conversion (the "market price"). However, since our common stock was not listed for trading on the Nasdaq National Market or Nasdaq SmallCap Market by November 6, 1999,
          (i) the fixed conversion price is the lesser of $8.125 and 110% of the average of closing bid prices for our common stock for the ten consecutive trading days ended November 6, 1999 and (ii) the applicable percentage of the market price for purposes of determining the variable conversion price from time to time will be 80% of the market price. The conversion price is also subject to adjustment as a result of stock splits, stock dividends, merger, consolidation or exchange of shares for periods during which the registration statement of which this prospectus is a part is not effective.

     - INVESTMENT OPTIONS: On any conversion date, for each share of common stock issuable to the holder converting shares of Series A preferred stock, that holder has the option to acquire one additional share of common stock by paying us an amount per share equal to the conversion price in effect at that time.

     - AUTOMATIC CONVERSION: Subject to the terms and conditions of set forth in the Series A preferred stock certificate of designation, each share of Series A preferred stock outstanding on May 6, 2002 shall be converted into common stock at the applicable conversion price in effect at that time.

     - VOTING RIGHTS: The Series A preferred stock does not have voting rights except as required by Nevada law or the certificate of designation. The holders of the Series A preferred stock are entitled to receive the same notice as holders of common stock of any stockholders meeting or corporate action. In the event a vote of the holders of the Series A preferred stock as a class is required, each share of Series A preferred stock shall be entitled to one vote and a majority of the shares of Series A preferred stock shall constitute approval of that series.

     - PROTECTIVE RIGHTS: So long as shares of Series A preferred stock are outstanding, we may not take the following actions without the prior approval of at least a majority of the then outstanding shares of the Series A preferred stock:

      a. alter or change (whether by merger, consolidation or otherwise) the rights, preferences or privileges of the Series A preferred stock or any other capital stock so as to adversely affect the Series A preferred stock;

      b. create or issue any new class or series or capital stock having a preference over the Series A preferred stock as to distribution of assets upon our liquidation, dissolution or winding up;

      c. create or issue any new class or series or capital stock ranking the same as the Series A preferred stock as to distribution of assets upon our liquidation, dissolution or winding up; or

      d. increase the authorized number or par value of shares of Series A preferred stock;

      e. do any act not authorized or contemplated by the certificate of designation which would result in taxation of the holders of the Series A preferred stock.

REGISTRATION RIGHTS

Under a registration rights agreement with RGC entered into on May 6, 1999, we agreed to register the shares of common stock issuable to RGC and its successors and assigns upon conversion of shares of Series A preferred stock, exercise of the related investment options and exercise of the warrants. This prospectus is part of the registration statement which we filed to satisfy that obligation. We must also keep this registration statement effective until all of the common stock offered issuable under the Series A Preferred stock, and related warrants and investment options have been sold. We are responsible for the payment of all of our fees and costs associated with the registration of the common stock covered by this registration statement. We are required to indemnify and hold harmless each selling stockholder and its representatives and RGC and its agents or representatives against: (a) any untrue statement of a material fact in this registration statement; (b) any untrue statement or alleged untrue statement contained in any preliminary prospectus if used prior to the effective date of the registration statement; or (c) any violation or alleged violation of the Securities Act or the Exchange Act. Specific procedures for carrying out such indemnification are set forth in the registration rights agreement. Under the registration rights agreement, RGC also has the right to include all or a part of its common stock in a registration filed by us for purposes of a public offering ("piggyback registration") in the event that we fail to satisfy our other obligations as to the registration of the common stock acquired by RGC.

ANTI-TAKEOVER EFFECTS OF VARIOUS PROVISIONS OF NEVADA LAW AND GLOBAL MEDIA'S CERTIFICATE OF INCORPORATION AND BYLAWS

We are incorporated under the laws of the State of Nevada and are therefore subject to various provisions of the Nevada corporation laws which may have the effect of delaying or deterring a change in the control or management of Global Media.

Nevada's "Combination with Interested Stockholders Statute," Nevada Revised Statutes 78.411-78.444, which applies to Nevada corporations like us having at least 200 stockholders, prohibits an "interested stockholder" from entering into a "combination" with the corporation, unless certain conditions are met. A "combination" includes (a) any merger with an "interested stockholder," or any other corporation which is or after the merger would be, an affiliate or associate of the interested stockholder, (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets, in one transaction or a series of transactions, to an "interested stockholder,' having (i) an aggregate market value equal to 5% or more of the corporation's assets, (ii) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, or (iii) representing 10% or more of the earning power or net income of the corporation, (c) any issuance or transfer of shares of the corporation or its subsidiaries, to the "interested stockholder," having an aggregate market value equal to 5% or more of the aggregate market value of all the outstanding shares of the corporation, (d) the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by the "interested stockholder," (e) certain transactions which would have the effect of increasing the proportionate share of outstanding shares of the corporation owned by the "interested stockholder," or (f) the receipt of benefits, except proportionately as a stockholder, of any loans, advances or other financial benefits by an "interested stockholder." An "interested stockholder" is a person who (i) directly or indirectly owns 10% or more of the voting power of the outstanding voting shares of the corporation or (ii) an affiliate or associate of the corporation which at any time within three years before the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the corporation.

A corporation to which the statute applies may not engage in a "combination" within three years after the interested stockholder acquired its shares, unless the combination or the interested stockholder's acquisition of shares was approved by the board of directors before the interested stockholder acquired the shares. If this approval was not obtained, then after the three-year period expires, the combination may be consummated if all the requirements in the Articles of Incorporation are met and either (a)(i) The board of directors of the corporation approves, prior to such person becoming an "interested stockholder," the combination or the purchase of shares by the "interested stockholder" or (ii) the combination is approved by the affirmative vote of holders of a majority of voting power not beneficially owned by the "interested stockholder" at a meeting called no earlier than three years after the date the "interest stockholder" became such or (b) the aggregate amount of cash and the market value of consideration other than cash to be received by holders of common shares and holders of any other class or series of shares meets the minimum requirements set forth in Sections 78.411 through 78.443, inclusive, and prior to the consummation of the combination, except in limited circumstances, the "interested stockholder" will not have become the beneficial owner of additional voting shares of the corporation.

Nevada's "Control Share Acquisition Statute," Nevada Revised Statutes 78.378-78.379, prohibits an acquiror, under certain circumstances, from voting shares of a target corporation's stock after crossing certain threshold ownership percentages, unless the acquiror obtains the approval of the target corporation's stockholders. The Control Share Acquisition Statute only applies to Nevada corporations with at least 200 stockholders, including at least 100 record stockholders who are Nevada residents, and which do business directly or indirectly in Nevada. While we do not currently exceed these thresholds, we may well do so in the near future. In addition, although we do not presently "do business" in Nevada within the meaning of the Control Share Acquisition Statute, we may do so in the future. Therefore, it likely that the Control Share Acquisition Statute will apply to us in the future. The statute specifies three thresholds: at least one-fifth but less than one-third, at least one-third but less than a majority, and a majority or more, of all the outstanding voting power. Once an acquiror crosses one of the above thresholds, shares which it acquired in the transaction taking it over the threshold or within ninety days become "Control Shares" which are deprived of the right to vote until a majority of the disinterested stockholders restore that right. A special stockholders' meeting may be called at the request of the acquiror to consider the voting rights of the acquiror's shares no more than 50 days (unless the acquiror agrees to a later date) after the delivery by the acquiror to the corporation of an information Statement which sets forth the range of voting power that the acquiror has acquired or proposes to acquire and certain other information concerning the acquiror and the proposed control share acquisition. If no such request for a stockholders' meeting is made, consideration of the voting rights of the acquiror's shares must be taken at the next special or annual stockholders' meeting. If the stockholders fail to restore voting rights to the acquiror or if the acquiror fails to timely deliver an information Statement to the corporation, then the corporation may, if so provided in its articles of incorporation or bylaws, call certain of the acquiror's shares for redemption. Our articles of incorporation and bylaws do not currently permit us to call an acquiror's shares for redemption under these circumstances. The Control Share Acquisition Statute also provides that the stockholders who do not vote in favor of restoring voting rights to the Control Shares may demand payment for the "fair value" of their shares (which is generally equal to the highest price paid in the transaction subjecting the stockholder to the statute).

Certain provisions of our bylaws which are summarized below may affect potential changes in control of Global Media. The board of directors believes that these provisions are in the best interests of stockholders because they will encourage a potential acquiror to negotiate with the board of directors, which will be able to consider the interests of all stockholders in a change in control situation. However, the cumulative effect of these terms may be to make it more difficult to acquire and exercise control of Global Media and to make changes in management more difficult.

The bylaws provide the number of directors of Global Media shall be established by the board of directors, but shall be no less than one. Between stockholder meetings, the board may appoint new directors to fill vacancies or newly created directorships. A director may be removed from office by the affirmative vote of 66-2/3% of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of directors.

The bylaws further provide that stockholder action may be taken at a meeting of stockholders and may be effected by a consent in writing if such consent is signed by the holders of the percentage of our shares required to approve the action at a meeting.

We are not aware of any proposed takeover attempt or any proposed attempt to acquire a large block of common stock.

The provisions described above may have the effect of delaying or deterring a change in the control of our management.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

We believe that certain provisions of our articles of incorporation and bylaws will be useful to attract and retain qualified persons as directors and officers. Our articles of incorporation limit the liability of directors and officers to the fullest extent permitted by Nevada law. This is intended to allow our directors and officers the benefit of Nevada's corporation law which provides that directors and officers of Nevada corporations may be relieved of monetary liabilities for breach of their fiduciary duties as directors, except under certain circumstances, including (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (b) the payment of unlawful distributions.

There is no pending litigation or proceeding involving any of our directors, officers, associates or other agents of as to which indemnification is being sought, nor are we aware of any threatened litigation that may result in claims for indemnification by any director, officer, associate or other agent.

TRANSFER AGENT AND REGISTRAR

Pacific Stock Transfer Company is the transfer agent and registrar for our common stock.

                         SHARES ELIGIBLE FOR FUTURE SALE

On January 11, 2000, 21,599,700 shares of our common stock were outstanding. Of these, 5,812,700 shares of common stock are immediately eligible for sale in the public market without restriction or further registration.

All other outstanding shares of our common stock are "restricted securities" as such term is defined under Rule 144 under the Securities Act, in that such shares were issued in private transactions not involving a public offering, and/or are "control securities" as such term is defined under Rule 144, in the such shares are held by our officers, directors or other affiliates. Restricted and control securities may not be sold in the absence of registration other than in accordance with Rule 144 or another exemption from registration. In general, under Rule 144, as currently in effect, a person (or persons whose shares are required to be aggregated), including an affiliate, who has beneficially owned restricted securities for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of (a) 1% of the then outstanding shares of our common stock or (b) the average weekly trading volume in our common stock during the four calendar weeks preceding the date on which notice of such sale is filed, subject to various restrictions. In addition, a person who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale and who has beneficially owned restricted securities proposed to be sold for at least two years would be entitled to sell those shares under Rule 144(k) without regard to the requirements described above. An officer, director or other affiliate who holds shares which are not restricted securities may sell such shares within the volume limitations described above but is not subject to the holding period described above. As of January 11, 2000, 15,787,000 of our outstanding shares were eligible for sale in compliance with Rule 144.

As of January 11, 2000, 4,000,000 shares of common stock were subject to options outstanding under our stock option plans. See "Management -- Employee Benefit Plans." We have filed registration statements on Form S-8 to register for resale the 5,000,000 shares of common stock originally reserved for issuance under our 1998 and 1999 stock option plans. Shares covered by those registration statements are eligible for sale in the public market upon exercise of the options without restriction, unless held by an "affiliate" of ours, as that term is defined under Rule 144. As of January 11, 2000, 3,047,440 of the options were outstanding: 2,204,774 of which were currently exercisable and 842,666 of which were unvested.

In addition, as of January 11, 2000, 2,110,911 shares of common stock were issuable upon conversion or exercise of the outstanding 7,750 Series A convertible preferred stock, the related investment options and warrants held by the selling stockholders, and 62,769 shares of common stock were issuable upon exercise of outstanding warrants held by the placement agents in our convertible debenture offering. The shares of common stock issuable upon conversion or exercise of the shares of Series A preferred stock, related investment options, and warrants held by the selling stockholders are registered on the registration statement of which this prospectus is a part and are currently eligible for sale in the public market subject to restrictions included in our agreements with the selling stockholders. See "Description of Capital Stock -- Preferred Stock -- Series A Convertible Preferred Stock."

There has been very limited trading volume in our common stock to date. Sales of substantial amounts of our common stock under Rule 144, this prospectus or otherwise could adversely affect the prevailing market price of our common stock and could impair our ability to raise capital through the future sale of our securities. See "Risk Factors -- Shares Eligible For Future Sale By Our Current Stockholders May Adversely Affect Our Stock Price."

                                  LEGAL MATTERS

The validity of the issuance of common stock offered by this prospectus has been passed upon for us by Dennis Brovarone, Esq., Westminster, Colorado.

                                     EXPERTS

Ernst & Young LLP, independent chartered accountants, have audited our consolidated financial statements at July 31, 1999 and 1998, and for each of the years then ended, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.


                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form SB-2. This prospectus, which is a part of the registration statement, does not contain all of the information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract, agreement or other document of Global Media, such references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. You may review a copy of the registration statement, including exhibits, at the SEC's public reference room at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 or Seven World Trade Center, 13th Floor, New York, New York 10048 or Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

We also file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file at the public reference rooms. You can also request copies of these documents, for a copying fee, by writing to the SEC.

Our SEC filings and the registration statement can also be reviewed by accessing the SEC's Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding registrants that are filed electronically with the SEC.

                          INDEX TO FINANCIAL STATEMENTS

                       GLOBAL MEDIA, INC. AND SUBSIDIARIES


                                                                                                               PAGE
                                                                                                               ----
AUDITED CONSOLIDATED ANNUAL FINANCIAL STATEMENTS
Report of Independent Auditors..................................................................................F-2
Consolidated Balance Sheets as at July 31, 1999 and 1998........................................................F-3
Consolidated Statements of Loss and Comprehensive Loss for the years ended July 31, 1999 and 1998...............F-4
Consolidated Statements of Shareholders' Equity (Deficiency) for the years ended July 31, 1999 and 1998.........F-5
Consolidated Statements of Cash Flows for the years ended July 31, 1999 and 1998................................F-6
Notes to Consolidated Financial Statements......................................................................F-7

UNAUDITED CONSOLIDATED QUARTERLY FINANCIAL STATEMENTS

Consolidated Balance Sheets as at October 31, 1999 and July 31, 1999............................................F-16
Consolidated Statements of Loss and Comprehensive Loss for the quarters ended October 31, 1999 and 1998...................................................................................................F-17
Consolidated Statements of Shareholders Equity (Deficiency) for the year ended July 31, 1999, and the quarter ended October 31, 1999.....................................................................F-18
Consolidated Statements of Cash Flows for the quarters ended October 31, 1999 and 1998..........................F-19
Notes



                         REPORT OF INDEPENDENT AUDITORS



To the Board of Directors and Shareholders of GLOBAL MEDIA CORP.

We have audited the accompanying consolidated balance sheets of GLOBAL MEDIA CORP. as of July 31, 1999 and 1998 and the related consolidated statements of loss and comprehensive loss, shareholders' equity (deficiency) and cash flows for the years then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of Global Media Corp. of July 31, 1999 and 1998 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.


                                                    /s/ Ernst & Young LLP
Vancouver, Canada,
September 23, 1999 (except as to
Notes 9[i] and 12[i] which are
as at October 19, 1999).                               Chartered Accountants

GLOBAL MEDIA CORP.


                           CONSOLIDATED BALANCE SHEETS


As at July 31                                                                     (in US dollars)



                                                                         1999               1998
                                                                           $                  $
--------------------------------------------------------------------------------------------------
ASSETS
CURRENT
Cash and cash equivalents                                             5,649,073            14,996
Short-term investments [NOTE 4]                                         240,000                --
Other receivable                                                         84,336             2,645
Prepaid expenses                                                         37,760            10,221
Due from affiliated companies                                                --            71,065
--------------------------------------------------------------------------------------------------
                                                                      6,011,169            98,927
Capital assets [NOTES 3 AND 5]                                        1,537,434           172,635
--------------------------------------------------------------------------------------------------
                                                                      7,548,603           271,562
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIENCY)
CURRENT
Accounts payable and accrued liabilities [NOTE 6]                       368,094           252,588
Due to affiliated company [NOTE 6]                                      132,946            46,284
Due to shareholders [NOTE 6]                                            221,091            79,269
--------------------------------------------------------------------------------------------------
                                                                        722,131           378,141
--------------------------------------------------------------------------------------------------
Commitments and contingencies [NOTE 9]
Convertible preferred shares [NOTE 8]                                 7,089,775                 --
   100,000,000 authorized, 8,500 issued and outstanding
SHAREHOLDERS' EQUITY (DEFICIENCY)
Common shares, par value $0.001 each, 200,000,000
   authorized, 20,656,331 and 19,890,831 issued and
   outstanding [NOTE 7]
Share capital                                                            12,658            11,892
Additional paid in capital [NOTE 8]                                   2,617,109           543,525
Deficit                                                              (2,893,070)         (661,996)
--------------------------------------------------------------------------------------------------
                                                                       (263,303)         (106,579)
--------------------------------------------------------------------------------------------------
                                                                      7,548,603           271,562
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------



SEE ACCOMPANYING NOTES

GLOBAL MEDIA CORP.


                         CONSOLIDATED STATEMENTS OF LOSS
                             AND COMPREHENSIVE LOSS


Years ended July 31                                                               (in US dollars)



                                                                         1999               1998
                                                                           $                  $
--------------------------------------------------------------------------------------------------
REVENUE
Sales                                                                     7,091                 --
--------------------------------------------------------------------------------------------------
Interest income                                                          76,842                 --
--------------------------------------------------------------------------------------------------

GENERAL AND ADMINISTRATIVE EXPENSES
   Advertising and marketing                                             67,672             6,691
   Amortization [NOTE 8]                                                297,655            29,973
   Bank charges and interest [NOTES 6 AND 8]                            210,855             1,298
   Foreign exchange                                                      29,975            12,222
   Office and miscellaneous                                              76,670            18,288
   Professional fees [NOTE 7]                                           146,367            93,505
   Rent and maintenance                                                  72,436            50,114
   Shareholder communications                                           218,969            53,995
   Stock options compensation [NOTE 7]                                  548,800                --
   Technical operations and development                                 203,420                --
   Travel                                                               184,572            21,174
   Wages and benefits                                                   255,035            17,659
--------------------------------------------------------------------------------------------------
                                                                      2,312,426           304,919
--------------------------------------------------------------------------------------------------
Loss and comprehensive loss from continuing operations               (2,228,493)         (304,919)
--------------------------------------------------------------------------------------------------
Discontinued operations [NOTES 1 AND 3]
   Call center                                                                --           108,613
   Satellite                                                             (2,581)         (256,522)
--------------------------------------------------------------------------------------------------
Loss and comprehensive loss from discontinued operations                 (2,581)         (147,909)
--------------------------------------------------------------------------------------------------
LOSS AND COMPREHENSIVE LOSS FOR THE YEAR                             (2,231,074)         (452,828)
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------

Loss per common share from continuing operations                          (0.11)            (0.02)
Loss per common share from discontinued operations                        (0.00)            (0.00)
--------------------------------------------------------------------------------------------------
LOSS PER COMMON SHARE                                                     (0.11)            (0.02)
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------

WEIGHTED AVERAGE SHARES USED IN THE COMPUTATION
   OF LOSS PER SHARE                                                 20,245,889        19,554,402
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------


SEE ACCOMPANYING NOTES

GLOBAL MEDIA CORP.


                           CONSOLIDATED STATEMENTS OF
                        SHAREHOLDERS' EQUITY (DEFICIENCY)


Years ended July 31                                                               (in US dollars)




                                             PREFERRED STOCK          COMMON STOCK         ADDITIONAL   UNISSUED      RETAINED
                                           -------------------    --------------------      PAID-IN       SHARE       EARNINGS
                                           SHARES       AMOUNT    SHARES        AMOUNT      CAPITAL      CAPITAL      (DEFICIT)
                                             #             $         #             $           $            $              $
--------------------------------------------------------------------------------------------------------------------------------
BALANCE, JULY 31, 1997                        --           --   11,059,400       11,059      128,641      144,001      (209,168)
Common shares issued for cash                 --           --      730,533          731      364,536     (144,000)           --
Common shares issued for other than
   cash consideration:
   Consideration for shares in
     Westcoast Wireless [NOTE 1]              --           --    8,000,000            1           --           (1)           --
   In kind services                           --           --      100,898          101       50,348           --            --
Loss for the year                             --           --           --           --           --           --      (452,828)
--------------------------------------------------------------------------------------------------------------------------------
BALANCE, JULY 31, 1998                        --           --   19,890,831       11,892      543,525           --      (661,996)
Preferred shares issued [NOTE 8]           8,500    7,089,775           --           --           --           --            --
Warrants issued on financing [NOTE 8]         --           --           --           --    1,000,000           --            --
Stock options exercised                       --           --      765,500          766      392,484           --            --
Compensatory stock options                    --           --           --           --      681,100           --            --
Loss for the year                             --           --           --           --           --           --    (2,231,074)
--------------------------------------------------------------------------------------------------------------------------------
BALANCE, JULY 31, 1999                     8,500    7,089,775   20,656,331       12,658    2,617,109           --    (2,893,070)
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------


SEE ACCOMPANYING NOTES

GLOBAL MEDIA CORP.


                      CONSOLIDATED STATEMENTS OF CASH FLOWS


Years ended July 31                                                               (in US dollars)



                                                                         1999               1998
                                                                           $                  $
--------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Loss for the year                                                    (2,231,074)         (452,828)
Items not requiring an outlay of funds
   Interest on convertible debentures                                   101,528                --
   Interest on related party loans [NOTE 6]                              26,682                --
   Share option compensation expense [NOTE 7]                           548,800                --
   Share option professional fees expense [NOTE 7]                       37,300                --
   Amortization                                                         297,655            38,658
   Services settled through share issuance                                   --            50,449
--------------------------------------------------------------------------------------------------
                                                                     (1,219,109)         (363,721)
Changes in non-cash operating working capital
   Other receivable                                                     (81,691)           56,193
   Prepaid expenses                                                     (27,539)            6,165
   Accounts payable and accrued liabilities                               8,078           127,815
   Deferred revenue                                                          --           (12,062)
--------------------------------------------------------------------------------------------------
CASH USED IN OPERATING ACTIVITIES                                    (1,320,261)         (185,610)
--------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES
Purchase of capital assets                                           (1,483,360)         (189,706)
Purchase of short-term investments [NOTE 4]                            (240,000)               --
--------------------------------------------------------------------------------------------------
CASH USED IN INVESTING ACTIVITIES                                    (1,723,360)         (189,706)
--------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES
Advances from (to) shareholder                                          141,822            (4,821)
Advances from affiliated companies                                      157,727            52,997
Common share subscriptions                                                   --           221,267
Stock options exercised                                                 393,250                --
Preferred share subscriptions and warrants [NOTE 8]                   8,500,000                --
Deferred financing costs [NOTE 8]                                      (510,000)               --
--------------------------------------------------------------------------------------------------
CASH PROVIDED BY FINANCING ACTIVITIES                                 8,682,799           269,443
--------------------------------------------------------------------------------------------------
Effect of exchange rate changes on cash                                  (5,101)           (1,021)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                      5,634,077          (106,894)
  DURING THE YEAR
Cash and cash equivalents, beginning of year                             14,996           121,890
--------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS, END OF YEAR                                5,649,073            14,996
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------

SUPPLEMENTAL CASH FLOW DISCLOSURES
Interest - paid                                                         184,173             9,180
Income taxes paid (recovered)                                                --            (6,783)
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------



SEE ACCOMPANYING NOTES

1. NATURE OF BUSINESS AND BASIS OF PRESENTATION

Global Media Corp. (the "Company") was incorporated on April 8, 1997 in the State of Nevada and is headquartered in Vancouver, B.C., Canada. The Company (through its subsidiary Westcoast Wireless Cable Ltd. ("Westcoast Wireless")) was originally engaged in the marketing of satellite programming and hardware and later was engaged in the business of providing call center services
[see note 3]. The Company discontinued its satellite line of business by the end of fiscal 1998, and the call center business during the third quarter of fiscal 1999. During the third quarter of fiscal 1999, the company adopted an internet-focused business plan and was engaged primarily in the development of an electronic commerce web site, the development of a broadcast network over the internet, and the development of templates for the application of the e-commerce back-end system to multiple sites on the internet. A beta version of the e-commerce web site, globalmedia.com, was launched on May 18, 1999.

On May 20, 1997 the Company issued 8,000,000 common shares and paid $100,000 in cash for all of the outstanding shares of Westcoast Wireless. Since the companies were under common control, this transaction was accounted for in a manner similar to a pooling of interests.

In August 1998, the Company incorporated a new subsidiary, Global Media (Canada) Entertainment Corp.

2. SIGNIFICANT ACCOUNTING POLICIES

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and all its subsidiaries.

CAPITAL ASSETS AND AMORTIZATION

Capital assets are recorded at cost. Amortization has been calculated using the following methods and rates, except in the year of acquisition when one half of the rate is used.


Communications infrastructure             3 year straight line
Computer hardware                         30% declining balance
Leasehold improvements                    5 year straight line
Office furniture and equipment            20% declining balance
Software                                  30% declining balance
Web site development                      3 year straight line


ADVERTISING AND MARKETING COSTS

Advertising and marketing costs are expensed as incurred.

FOREIGN CURRENCY TRANSLATION

All transactions in currencies other than the United States dollar during the year are translated at the exchange rates on the transaction dates. Monetary assets and liabilities denominated in a foreign currency are translated at the prevailing year end rates of exchange. Non-monetary assets and liabilities denominated in foreign currencies are translated into United States dollars at the rates of exchange in effect at the date of the transaction. Exchange gains or losses are included in the consolidated statements of income (loss).

WEBSITE DEVELOPMENT COSTS

Website development costs incurred subsequent to establishing technological feasibility are capitalized. Capitalized costs are amortized using straight line method over three years. Capitalization ceases and amortization commences on the date that the software is ready for use.

The recoverability of the website costs is dependent upon realization of sufficient undiscounted future revenues from this product.

BROADCAST NETWORK DEVELOPMENT COSTS

Broadcast network development costs incurred subsequent to establishing technological feasibility are capitalized. Capital costs are amortized using the straight line method over three years. Capitalization ceases and amortization commences on the date that the network is ready for use.

The recoverability of the network development costs is dependent upon realization of sufficient undiscounted future revenues from this product.

STOCK OPTIONS

The Company has elected to follow Accounting Principles Board Opinion No. 25 ("APB 25") for stock based compensation for employees.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires the Company's management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and related notes to the financial statements. Actual results may differ from those estimates.

FINANCIAL INSTRUMENTS

The carrying values of the Company's financial instruments approximate fair values due to their short term nature, except as otherwise disclosed in the financial statements.

LOSS PER SHARE

Basic earnings per share is computed using the weighted average number of common shares outstanding. No dilutive potential common share is included in the computation of per share amounts because the effect would be anti-dilutive due to the Company's loss from operations.

CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

Cash includes cash equivalents, which are investments that are held to maturity and have terms to maturity of three months or less when acquired. Cash equivalents consist of term deposits with a Canadian chartered bank. Cash and cash equivalents are carried at cost, which approximates their fair value.

Short-term investments are investments that are held to maturity and have terms greater than three months. Short-term investments consist of term deposits with a Canadian chartered bank. Short-term investments are carried at cost, which approximates their fair value.

RECENT ACCOUNTING PRONOUNCEMENTS

The Financial Accounting Standards Board has issued SFAS 133, `Accounting for Derivative Instruments and Hedging Activities'. SFAS 133 is effective for financial statements for fiscal years beginning after June 15, 2000. The Company has not yet determined the impact of SFAS 133.

3. DISCONTINUED OPERATIONS

In November 1997, a decision was made by the Canadian Federal Court of Appeal, ruling that the sale of US satellite and programming services in Canada was not permitted. Following a period of trading in Canadian satellite and programming services the management of Westcoast Wireless decided to withdraw completely from the home satellite business in late fiscal 1998. The home satellite business included all operations of Westcoast Wireless.

This subsidiary company has been accounted for as a discontinued operation, and accordingly, its operations have been segregated in the accompanying consolidated statements of operations.

Revenues of the discontinued satellite operations for the year ended July 31, 1999 were $nil [1998 - $591,938]. At July 31, 1999, net current liabilities of the discontinued satellite operations were $23,086 [1998 - $130,076] consisting principally of accounts payable and balances due to shareholder. Net non-current assets at July 31, 1999 were $nil [1998 - $15,352].

The Company was engaged in providing call center services until the third quarter of fiscal 1999. The Company elected to abandon the business during the third quarter of fiscal 1999 and focus its efforts on its internet-focused business plan. Accordingly, the call center operations have been segregated and accounted for as a discontinued operation in the accompanying consolidated statements of loss and comprehensive loss.

Revenues of the discontinued call center operations for the year ended July 31, 1999 were $20,130 [1998- $326,279]. At July 31, 1999, net current liabilities of the discontinued call center operations were $nil
[1998 - $19,484] consisting principally of accounts payable.

4. SHORT-TERM INVESTMENTS

The Company has assigned $170,000 of its term deposits in order to establish lines of credit with three suppliers. The letters of credit have terms of 2.25% interest and expire on either May 12, 2000 or June 14, 2000.

5. CAPITAL ASSETS


                                                                    ACCUMULATED          NET BOOK
                                                       COST        AMORTIZATION            VALUE
                                                         $               $                   $
--------------------------------------------------------------------------------------------------
JULY 31, 1999
Broadcast network development                         704,803                --           704,803
Communications infrastructure                          89,391            44,463            44,928
Computer hardware                                     295,417            59,834           235,583
Leasehold improvements                                 14,925             2,269            12,656
Office furniture and equipment                         50,661             6,477            44,184
Software                                               73,450            15,484            57,966
Web site development [NOTE 7]                         525,859            88,545           437,314
--------------------------------------------------------------------------------------------------
                                                    1,754,506           217,072         1,537,434
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------

JULY 31, 1998
Communications infrastructure                          91,575            17,325            74,250
Computer hardware                                      70,107            13,117            56,990
Leasehold improvements                                  8,594             4,905             3,689
Office furniture and equipment                         18,859             4,842            14,018
Software                                               27,209             3,520            23,689
--------------------------------------------------------------------------------------------------
                                                      216,344            43,702           172,635
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------


6. RELATED PARTY TRANSACTIONS

[i]  AMOUNTS DUE TO SHAREHOLDERS

     The Company was advanced $263,000 by shareholders during the period of October 1998 through December 1998. At July 31, 1999, a balance of $221,091 was outstanding.

     As part of the Securities Purchase Agreement with RGC International Investors LDC ("RGC") [see note 8], the Company agreed to restructure the amounts due to shareholder. The agreement provided that any restructuring of amounts due to shareholders in common stock be at the conversion price of $6.25, which was the average closing bid prices of the common shares reported on the OTC Bulletin Board for the three consecutive days ended April 30, 1999.

     On July 26, 1999, the Company entered into an agreement with the shareholders to convert 50% of the amount due plus interest of $16,455 ($127,000) into common stock. The remaining $110,545 will be repaid in four quarterly installments of $31,750 beginning October 31, 1999 and ending on July 31, 2000.

     As of July 31, 1999, the shares had not been issued.

[ii] AMOUNTS DUE TO AFFILIATED COMPANY

     The Company was advanced $187,000 by an affiliated company, wholly-owned by a shareholder, during the period of November 1998 through March 1999. At July 31, 1999, a balance of $132,946 was outstanding.

     As part of the Securities Purchase Agreement with RGC International Investors LDC ("RGC") [see note 8], the Company agreed to restructure the amounts due to the affiliated company. The agreement provided that any restructuring of amounts due to the affiliated company in common stock be at the conversion price of $6.25, which as the average closing bid prices of the common shares reported on the OTC Bulletin Board for the three consecutive days ended April 30, 1999.

     On July 26, 1999 the Company entered into an agreement with the affiliated company to convert 50% of the amount due plus interest of $8,413 ($74,886) into common stock. The remaining $66,473 will be repaid in four quarterly installments of $18,722 beginning October 31, 1999 and ending on July 31, 2000.

     As of July 31, 1999, the shares had not been issued.

7. SHARE CAPITAL

STOCK OPTION PLANS

As of July 31, 1999, the Company had stock options outstanding under two plans: 237,500 pertain to the 1998 Stock Option Plan and 3,019,500 pertain to the 1999 Stock Option Plan. All the plans are administered by the Board of Directors who have sole discretion and authority to determine individuals eligible for awards. The conditions of exercise of each grant are determined individually by the Board at the time of the grant.

The 1997 plan, which became effective on April 8, 1997, provides for the issuance of 1,000,000 options within a period of 10 years from the effective date. No options have been granted under the 1997 plan.

The 1998 plan, which became effective on August 21, 1998, provides for the issuance of 1,000,000 options within a period of 10 years from the effective date. All 1,000,000 options were granted during 1999 at an exercise price of $0.50 per share of which 980,000 were granted to employees and 20,000 were granted to independent contractors. All options vested immediately. Of the 1,000,000 options, 400,000 have a life of 2 years and the remaining 600,000 have no expiry date. During 1999, 762,500 of these options were exercised.

At the time of granting options under the 1998 plan, the Company's shares were not yet publicly trading. On the first day of public trading, the Company's shares had a market price of $1.06 per share. The Company has recognized compensation expense in 1999 of $548,800 for the granting of these options to employees in accordance with APB 25. In addition, the Company has recognized compensation expense of $12,600 in 1999 for the granting of 20,000 options to independent contractors in accordance with SFAS 123.

The 1999 plan, which became effective on March 24, 1999, provides for the issuance of a total of 4,000,000 options, within a period of 10 years from the effective date. During 1999, 2,933,000 options at an exercise price of $4.00 and 89,500 options at an exercise price of $6.25 were granted of which 35,000 options were granted to independent contractors. Of these 3,022,500 options, 2,025,000 options vest immediately and 997,500 options vest on a quarterly basis over one year. The options expire five years from the date of grant. During 1999, 3,000 of the $4.00 options were exercised. The Company has recognized compensation expense in 1999 of $24,700 for granting 10,000 options to independent contractors in accordance with SFAS 123.

In addition in 1999, the Company issued 25,000 options to third parties for the acquisition of the domain name for its website. The Company has capitalized the fair value of these options in the amount of $95,000.

Activity in the stock option plans for 1999 and 1998 was as follows:

                                                     1999                        1998
                                          ---------------------------- ---------------------------
                                                         WEIGHTED                     WEIGHTED
                                                          AVERAGE                     AVERAGE
                                            OPTIONS      EXERCISE        OPTIONS      EXERCISE
                                                           PRICE                       PRICE
                                               #             $              #            $
--------------------------------------------------------------------------------------------------
Outstanding, beginning of year                       --           --              --           --
Granted                                       4,022,500        3.18               --           --
Exercised                                      (765,500)       0.51               --           --
--------------------------------------------------------------------------------------------------
Outstanding, end of year                      3,257,000        3.81               --           --
--------------------------------------------------------------------------------------------------
Options exercisable at year end               2,497,167
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------

The following table summarizes significant ranges of outstanding and exercisable options as of July 31, 1999:

                            OPTIONS OUTSTANDING                           OPTIONS EXERCISABLE
                 ---------------------------------------------      ------------------------------

  RANGE OF                   WEIGHTED AVERAGE WEIGHTED AVERAGE                 WEIGHTED AVERAGE
EXERCISE PRICES  OPTIONS        REMAINING     EXERCISE PRICE        OPTIONS     EXERCISE PRICE
     $              #              LIFE              $                 #               $
--------------------------------------------------------------------------------------------------
      0.50        237,500          1.1 years         0.50             237,500           0.50
      4.00      2,930,000          4.8 years         4.00           2,259,667           4.00
      6.35         89,500          5 years           6.25                  --             --
--------------------------------------------------------------------------------------------------
                3,257,000                            3.25           2,497,167           3.67
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------

ACCOUNTING FOR STOCK BASED COMPENSATION

The Company applies APB 25 in accounting for its stock option plans for grants to employees. Where the exercise price is equal to or greater than the fair value of the stock, no compensation is recorded. When the exercise price is less than the fair value, compensation expense for each option granted is recorded to the extent that the fair value exceeds the exercise price.

If the fair values of the options granted had been recognized as compensation expense on a straight line basis over the vesting period of the grant (consistent with the method prescribed by SFAS 123), stock based compensation costs would have increased the net loss as follows:

                                                                         1999               1998
                                                                           $                  $
--------------------------------------------------------------------------------------------------
Net loss as reported                                                 (2,231,074)         (452,828)
Pro forma net loss under FAS 123                                     (8,446,922)         (452,828)
Net loss per share - basic, as reported                                   (0.11)            (0.02)
Pro forma net loss per share - basic, under FAS 123                       (0.42)            (0.02)
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------

The fair value of option grants is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                                                            1999
--------------------------------------------------------------------------------------------------
Dividend yield                                                                               0%
Expected volatility                                                                        105%
Risk-free interest rate                                                                    5.6%
Expected life of the option                                                             3 years
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------

The fair value of stock options granted during 1999 was $0.63 for the options under the 1998 plan and $3.52 for the options under the 1999 plan.

8. CONVERTIBLE PREFERRED SHARES

On May 6, 1999, the Company entered into a Securities Purchase Agreement and ancillary agreements with RGC International Investors LDC ("RGC") pursuant to which the Company issued, for cash, a convertible debenture to RGC in the aggregate principal amount of $8,500,000 at an interest rate of 5%. The financing was arranged by Broadmark Capital which received a fee of $510,000. An amendment to the Company's articles of incorporation was approved by the majority shareholder on July 18, 1999 to allow the issuance of preferred shares in the Company. On July 19, 1999, the debenture was converted into 8,500 convertible preferred shares with a dividend rate of 5%.

The convertible preferred shares are convertible from time to time at RGC's option into shares of the Company at the lesser of a fixed conversion price or a variable conversion price based on the market price of the common shares at the time of conversion.

The fixed conversion price was determined to be $8.125 per common share, which represented 130% of the average closing bid prices of the common shares reported on the OTC Bulletin Board for the three consecutive trading days ended April 30, 1999.

The variable conversion price will be based on 100% of the average of the seven consecutive lowest closing bid prices of the common shares reported on the OTC Bulletin Board during the 35 trading days ending one day prior to the date that RGC exercises its right to convert.

If the Company's common shares are not approved for trading on the NASDAQ Stock Market by November 6, 1999, the conversion terms of the preferred shares change. The conversion term would be the lessor of:

[a]  the fixed conversion price of $8.125 per common share;

[b] 80% of the average of the seven consecutive lowest closing bid prices of the common shares reported on the OTC Bulletin Board during the 35 trading days ending one day prior to the date that RGC exercises its right to convert; or

[c] 110% of the average closing bid price of the common shares reported on the OTC Bulletin Board over the ten trading days ending on November 6, 1999.

The amount of preferred shares which are convertible into common shares includes accrued interest on the convertible debenture prior to its conversion to convertible preferred shares.

The preferred shares include an investment option, exercisable by RGC at the time of conversion, to acquire a number of additional common shares equal to the number of common shares with respect to which RGC is converting the preferred shares, at an exercise price equal to the conversion price then in effect. This investment option has a three year term.

The preferred shares have a three year term, after which any previously unconverted portion is converted automatically into common shares under the same conversion terms.

In connection with the financing, RGC also received warrants to purchase 680,000 common shares of the Company at an exercise price of $8.3475. The warrants have a five year term.

The proceeds from RGC have been allocated to the underlying instruments in accordance with their fair values at the date of issuance such that $7,500,000 was allocated to the preferred shares and its investment option and $1,000,000 was allocated to the warrants and included in additional paid in capital.

Total financing costs of $621,322 were incurred in respect of this arrangement. In addition, the Company agreed to provide the agents warrants to purchase 62,769 of common shares at an exercise price of $8.125 which expire in five years. During 1999, $41,989 of these finance costs were expensed. The remaining unamortized finance costs are presented as a reduction of the carrying value of the preferred shares.

During 1999, amortization expense of $67,580 was recorded in the statement of loss, as the proceeds allocated to additional paid in capital were considered a discount to be amortized over the term of the financing. During 1999, interest expense of $101,528 was recorded in the statement of loss as the financing was classified as debt at the date of issuance. As at July 31, 1999, the carrying value of the convertible preferred shares comprises the following:

                                                                                              $
--------------------------------------------------------------------------------------------------
Fair value upon issuance                                                                7,500,000
Accrued interest on debenture                                                             101,528
Amortization of discount                                                                   67,580
Less:  deferred financing costs                                                          (579,333)
--------------------------------------------------------------------------------------------------
                                                                                        7,089,775
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------

As at July 31, 1999, there existed a mandatory liquidation event with respect to this financing which was outside of the control of the Company. This mandatory liquidation event was that the preferred shares would be mandatorily redeemed should the Company fail to obtain effectiveness with the Securities and Exchange Commission (SEC) of their registration statement on form SB-2 which registered for resale the common shares issuable upon exercise of the preferred shares. As a result, the convertible preferred shares were required to be classified as mezzanine equity as there was a potential mandatory redemption event at July 31, 1999.

On August 26, 1999, the Company's form SB-2 registration statement was declared effective by the SEC. As a result, the preferred shares from this date onwards will be classified as equity. The accompanying pro forma shareholders' equity gives effect to the discharge of the mandatory redemption event discussed above:

                                                                                         PRO FORMA
                                                                                         JULY 31,
                                                                                           1999
                                                                                             $
--------------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY
Convertible preferred shares, net of financing costs                                    7,089,775
Share capital                                                                              12,658
Additional paid in capital                                                              2,617,109
Deficit                                                                                (2,893,070)
--------------------------------------------------------------------------------------------------
                                                                                        6,826,472
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------

9. COMMITMENTS AND CONTINGENCIES

[i] The Company received notice from an interested party on September 27, 1999 that it believes the Company to be in violation of certain registered trademarks which it possesses. While no legal proceedings have been initiated by the other party, the notice represents an asserted claim that is reasonably possible of assertion.

     Management is of the opinion that an estimate of any potential liability, if any, can not be determined at this time.

[ii] During 1999, the Company has entered into website content agreements with two companies requiring combined monthly payments of $13,500 for a term of one year.

[iii]By agreement dated April 20, 1999, as amended on June 4, 1999, the Company entered into an arrangement to engage RealNetworks, Inc. to perform consulting services in connection with our Broadcast Network project which is for the development of internet-use software. Under the terms of the agreement, the Company is required to make payments totaling $3,655,000 over the duration of the project with the final payment date projected to be December 21, 1999.

     At July 31, 1999, the balance of the commitment is $2,970,000. Subsequent to year end, the Company has made payments with respect to this agreement aggregating to $2,145,000.

[iv] The Company holds operating leases in respect of office premises in both
     Vancouver and Nanaimo. Minimum payments under these lease commitments over the next five years are represented in the table below.

                                                                        NANAIMO          VANCOUVER
                                                                        OFFICE            OFFICE
                                                                           $                 $

     ---------------------------------------------------------------------------------------------
     2000                                                                78,078            72,000
     2001                                                                80,609            94,500
     2002                                                                80,609           112,500
     2003                                                                    --           120,500
     2004                                                                    --           130,500
     ---------------------------------------------------------------------------------------------
                                                                        239,296           530,000
     ---------------------------------------------------------------------------------------------
     ---------------------------------------------------------------------------------------------

     In addition to the basic rent costs identified above for the Vancouver office, the Company is also responsible for other costs including any applicable taxes, operating costs, maintenance costs, and any other additional rents as defined in the lease agreement.

[v] On June 9, 1999, the Company entered into a three year Frame Relay Service Agreement with MCI WorldCom. The agreement requires a monthly variable charge based on usage with a minimum monthly commitment of $25,000 per month.

[vi] YEAR 2000 ISSUE

     The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using year 2000 dates is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. The effects of the Year 2000 Issue may be experienced before, on, or after January 1, 2000, and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure which could affect an entity's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 Issue affecting the entity, including those related to the efforts of customers, suppliers, or other third parties will be fully resolved.

10. INCOME TAXES

At July 31, 1999, the Company had total net operating loss carryforwards of $2,588,114 comprised of United States net operating loss carryforwards of $1,451,591 [1998 - $240,407] which will begin to expire in 2012, and Canadian net operating loss carryforwards of $1,136,522 [1998 - $250,671] which will begin to expire in 2006. Utilization of these carryforwards depends on the recognition of future taxable income.

For financial reporting purposes, a valuation allowance has been established for all deferred tax assets due to the uncertainty of realization. As a result of certain stock transactions, utilization of the Company's net operating loss carryforwards may be subject to certain limitations in the event that a change in ownership has occurred, as defined in Section 382 of the Internal Revenue Code of 1986, as amended.

Deferred tax assets reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                                         1999               1998
                                                                           $                  $
--------------------------------------------------------------------------------------------------
Deferred tax assets:
   Net operating loss carryforwards                                   1,161,912           196,094
   Tax vs. accounting value in fixed assets                                  --             5,431
   Foreign exchange loss                                                 14,346             4,155
--------------------------------------------------------------------------------------------------
Total gross deferred tax assets                                       1,176,258           205,680
Less valuation allowance                                             (1,176,258)         (205,680)
--------------------------------------------------------------------------------------------------
Net deferred tax assets                                                       --                 --
--------------------------------------------------------------------------------------------------
Excess book value over tax basis of capital assets                       (2,314)               --
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------

11. COMPARATIVE FIGURES

Certain amounts for 1998 have been reclassified to conform with the current year's presentation.

12. SUBSEQUENT EVENTS

[i]  CO-MARKETING AND SALES AGREEMENT

     On October 7, 1999, the Company entered into a letter of intent for a strategic relationship with Standard Radio Inc. ("Standard"). Standard will invest $2 million into the Company and receive 338,983 common shares of the Company. In return, Standard would cause all radio stations owned by it now or during the three years following, to become network associates in the Global Media E-Commerce Network and in our Broadcast Network.

     In connection with the agreement, the Company will be required to nominate a Standard representative to the Company's Board of Directors. The nominee, upon accepting a position on the Board, will receive 125,000 options pursuant to the 1999 Stock Option Plan at an exercise price equal to the closing price of the common stock on the OTC Bulletin Board on the date of the grant. The options will vest over a three year period on a quarterly basis from the date of grant and will expire five years from the grant date.

     Furthermore, the Company and each of the six general managers of the Standard radio stations, Standard's national program director and the general manger of Standard's syndication division will enter into a consulting agreement. In exchange for future services granted, the Company will grant each individual up to 20,000 options pursuant to the 1999 Stock Option Plan at an exercise price equal to the closing price of the common stock on the OTC Bulletin Board on the date of the grant. The options will vest over a one year period from the date of grant and will expire five years from the grant date.

[ii] OPERATING EVENTS

     On August 31, 1999, the Company began the implementation of its Network Associate program services including the launch of e-commerce sites.

[iii] OPTIONS

     During August 1999, the Company granted 85,000 additional options under the 1999 stock option plan at exercise prices of $6.63 and $7.00. The options expire five years from the date of grant.

GLOBAL MEDIA CORP.


                           CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)

                                                                                  (in US dollars)

                                                                   OCTOBER 31            JULY 31
                                                                         1999               1999
                                                                           $                  $
--------------------------------------------------------------------------------------------------
ASSETS
CURRENT
Cash and cash equivalents                                             1,797,883         5,649,073
Short-term investments                                                  240,000           240,000
Trade and other receivables                                             101,670            84,336
Prepaid expenses                                                         18,501            37,760
--------------------------------------------------------------------------------------------------
                                                                      2,158,054         6,011,169
Capital assets [NOTE 4]                                               3,989,948         1,537,434
--------------------------------------------------------------------------------------------------
                                                                      6,148,002         7,548,603
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT
Accounts payable and accrued liabilities                                471,554           368,094
Due to affiliated company [NOTE 5]                                      135,870           132,946
Due to shareholders [NOTE 5]                                            225,128           221,091
--------------------------------------------------------------------------------------------------
                                                                        832,552           722,131
--------------------------------------------------------------------------------------------------
Commitments and contingencies [NOTE 8]
Convertible preferred shares [NOTE 7]                                         --         7,089,775

SHAREHOLDERS' EQUITY
Convertible preferred shares [NOTE 7]                                 7,210,871                 --
   100,000,000 authorized, 8,500 issued and outstanding
Common shares, par value $0.001 each, 200,000,000 authorized,            12,707            12,658
   20,705,456 and 20,656,331 issued and outstanding [NOTE 6]
--------------------------------------------------------------------------------------------------
                                                                      7,223,578            12,658
--------------------------------------------------------------------------------------------------
Additional paid in capital [NOTE 7]                                   2,661,310         2,617,109
Deficit                                                              (4,569,438)       (2,893,070)
--------------------------------------------------------------------------------------------------
                                                                      5,315,450          (263,303)
--------------------------------------------------------------------------------------------------
                                                                      6,148,002         7,548,603
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------

SEE ACCOMPANYING NOTES

GLOBAL MEDIA CORP.


                         CONSOLIDATED STATEMENTS OF LOSS
                             AND COMPREHENSIVE LOSS
                                   (Unaudited)

                                                                                  (in US dollars)

                                                                               FOR 3 MONTHS
                                                                             ENDED OCTOBER 31
                                                                         1999               1998
                                                                           $                  $
--------------------------------------------------------------------------------------------------
SALES                                                                    13,645                 --

COST OF SALES                                                            72,790                 --
--------------------------------------------------------------------------------------------------
GROSS PROFIT (LOSS)                                                     (59,145)                --
--------------------------------------------------------------------------------------------------

OPERATING EXPENSES
   Depreciation and amortization [NOTE 7]                                                  13,047
   General and administrative                                           290,091            90,369
   Sales and marketing                                                  547,134             8,702
   Shareholder communications                                            67,200            40,969
   Stock options compensation [NOTE 6]                                       --           548,800
   Technical operations and development                                 507,756                --
--------------------------------------------------------------------------------------------------
                                                                      1,503,765           701,887
LOSS FROM CONTINUING OPERATIONS
   AND BEFORE OTHER ITEMS                                            (1,562,910)         (705,100)
--------------------------------------------------------------------------------------------------
OTHER ITEMS
   Interest                                                              12,273                 --
   Foreign exchange                                                      (4,635)           (3,213)
--------------------------------------------------------------------------------------------------
LOSS AND COMPREHENSIVE LOSS BEFORE
   DISCONTINUED OPERATIONS                                           (1,555,272)         (705,100)
DISCONTINUED OPERATIONS [NOTES 1 AND 3]                                      --            (7,049)
--------------------------------------------------------------------------------------------------
LOSS AND COMPREHENSIVE LOSS FOR THE QUARTER                          (1,555,272)         (712,149)
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------

LOSS PER COMMON SHARE                                                     (0.08)            (0.04)
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------

WEIGHTED AVERAGE SHARES USED IN THE COMPUTATION
   OF LOSS PER SHARE                                                 20,680,894        19,890,831
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------

SEE ACCOMPANYING NOTES

GLOBAL MEDIA CORP.


                           CONSOLIDATED STATEMENTS OF
                        SHAREHOLDERS' EQUITY (DEFICIENCY)
                                   (Unaudited)

                                                                                  (in US dollars)

                                                                                ADDITIONAL RETAINED
                                       PREFERRED STOCK        COMMON STOCK       PAID-IN   EARNINGS
                                      SHARES     AMOUNT     SHARES     AMOUNT    CAPITAL  (DEFICIT)
                                        #          $          #          $          $         $
------------------------------------------------------------------------------------------------------
BALANCE, JULY 31, 1998                   --            --   19,890,831   11,892    543,525    (661,996)
Preferred shares issued [NOTE 7]      8,500     7,089,775           --       --         --          --
Warrants issued on financing [NOTE       --            --           --       --  1,000,000          --
7]
Stock options exercised                  --            --      765,500      766    392,484          --
Compensatory stock options               --            --           --       --    681,100          --
Loss for the year                        --            --           --       --         --  (2,231,074)
------------------------------------------------------------------------------------------------------
BALANCE, JULY 31, 1999                8,500     7,089,775   20,656,331   12,658  2,617,109  (2,893,070)
Stock options exercised                  --            --       49,125       49     44,201          --
Loss for the quarter                     --            --           --       --         --  (1,555,272)
------------------------------------------------------------------------------------------------------
BALANCE, OCTOBER 31, 1999             8,500     7,210,871   20,705,456   12,707  2,661,310  (4,569,438)
------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------

SEE ACCOMPANYING NOTES

GLOBAL MEDIA CORP.


                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                                            (in US dollars)

                                                                             FOR 3 MONTHS
                                                                           ENDED OCTOBER 31
                                                                        1999               1998
                                                                          $                  $
--------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Loss for the quarter                                                 (1,555,272)         (712,149)
Items not requiring an outlay of funds
   Share option compensation expense [NOTE 6]                                --           548,800
   Share option professional fees expense [NOTE 6]                           --            12,600
   Amortization                                                       1,463,688            13,633
--------------------------------------------------------------------------------------------------
                                                                     (1,463,688)         (137,116)
Changes in non-cash operating working capital
   Other receivable                                                     (17,334)             (320)
   Inventory                                                                 --             1,199
   Prepaid expenses                                                      19,259             7,641
   Accounts payable and accrued liabilities                             103,460           117,504
--------------------------------------------------------------------------------------------------
CASH USED IN OPERATING ACTIVITIES                                    (1,358,303)          (11,092)
--------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES
Capitalized development costs                                        (2,145,170)                --
Purchase of capital assets                                             (402,099)          (26,524)
--------------------------------------------------------------------------------------------------
Cash used in investing activities                                    (2,547,269)          (26,524)
--------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES
Advances from (to) shareholders                                           2,924           (68,127)
Advances from affiliated company                                          4,037           151,431
Stock options exercised                                                  44,250                --
--------------------------------------------------------------------------------------------------
CASH PROVIDED BY FINANCING ACTIVITIES                                    51,211            83,304
--------------------------------------------------------------------------------------------------
Effect of exchange rate changes on cash                                   3,171             5,985

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS DURING THE          (3,851,190)           51,673
QUARTER
Cash and cash equivalents, beginning of quarter                       5,649,073            14,996
--------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS, END OF QUARTER                             1,797,883            66,669
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------

SUPPLEMENTAL CASH FLOW DISCLOSURE
Interest - paid                                                               --             1,765
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------

SEE ACCOMPANYING NOTES

NOTES

The following notes are to be read in conjunction with the notes to our audited financial statements contained in our Annual Report on Form 10-KSB, filed with the Securities and Exchange Commission on November 1, 1999.

1. NATURE OF BUSINESS

Global Media Corp. (the "Company") was incorporated on April 8, 1997 in the State of Nevada and is headquartered in Vancouver, B.C., Canada. The Company was previously engaged in the marketing of satellite programming and hardware and providing call center services [see note 3]. The Company discontinued its satellite line of business by the end of fiscal 1998, and the call center business during the third quarter of fiscal 1999. During the third quarter of fiscal 1999, the company adopted an internet-focused business plan. Since then, it has been engaged primarily in the development of an electronic commerce web site, the development of a broadcast network over the internet, including streaming services, a customized media player and simulated live internet-only radio stations, and the development of templates for the application of the e-commerce back-end system to multiple sites on the internet.

On May 18, 1999 a beta version of the e-commerce web site was launched and in September 1999, trial implementations were started for network associate e-commerce storefronts. Also on August 31, 1999, the beta implementation of the Global Media Broadcast Network began with the launch of three live network associate stations. In October, 1999, ten simulated live stations were launched by the Company and integrated into the Global Media Player, currently still under development.

2. SIGNIFICANT ACCOUNTING POLICIES

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States.

COMPARATIVE FIGURES

Certain amounts for 1999 have been reclassified to conform with the current quarter's presentation.

LOSS PER SHARE

Basic and fully diluted earnings per share has been computed using the weighted average number of common shares outstanding during the applicable period. The effect of common stock options and warrants would be anti-dilutive and therefore is not included in the calculation of fully diluted earnings per share.

3. DISCONTINUED OPERATIONS

The Company withdrew from the home satellite business in late fiscal 1998, and the call center business during the third quarter of fiscal 1999, and has therefore accounted for these businesses as discontinued operations, segregated in the accompanying consolidated statements of loss and comprehensive loss.

4. CAPITAL ASSETS


                                                                    ACCUMULATED          NET BOOK
                                                       COST        AMORTIZATION            VALUE
                                                         $               $                   $
--------------------------------------------------------------------------------------------------
OCTOBER 31, 1999
Broadcast network development                       2,849,973                --         2,849,973
Communications infrastructure                          90,599            52,850            37,749
Computer hardware                                     599,717            92,007           507,710
Leasehold improvements                                 31,989             3,503            28,486
Office furniture and equipment                        107,596            10,282            97,314
Software                                               93,790            20,933            72,857
Web site development                                  528,111           132,252           395,859
--------------------------------------------------------------------------------------------------
                                                    4,301,775           311,827         3,989,948
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------

JULY 31, 1999
Broadcast network development                         704,803                --           704,803
Communications infrastructure                          89,391            44,463            44,928
Computer hardware                                     295,417            59,834           235,583
Leasehold improvements                                 14,925             2,269            12,656
Office furniture and equipment                         50,661             6,477            44,184
Software                                               73,450            15,484            57,966
Web site development                                  525,859            88,545           437,314
--------------------------------------------------------------------------------------------------
                                                    1,754,506           217,072         1,537,434
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------

5. RELATED PARTY TRANSACTIONS

[i]  AMOUNTS DUE TO SHAREHOLDER AND AFFILIATED COMPANY

     As part of the Securities Purchase Agreement with RGC International Investors LDC ("RGC") [see note 7], the Company agreed to restructure the amounts due to a shareholder and an affiliated company. The agreement provided that one half of the amounts due to the shareholder and affiliated company will be repaid by the issue of common stock at a conversion price of $6.25 per share, which was the average closing bid prices of the common shares reported on the OTC Bulletin Board for the three consecutive days ended April 30, 1999.

     On July 26, 1999, the Company entered into an agreement with the shareholder to convert 50% of the amount due plus interest of $16,455 (for a total of $127,000) into common stock. The remaining $127,000 will be repaid in four quarterly installments of $31,750 beginning October 31, 1999 and ending on July 31, 2000. As of October 31, 1999, the shares had not been issued and no repayment had occurred.

     On July 26, 1999 the Company entered into an agreement with the affiliated company to convert 50% of the amount due plus interest of $8,413 (for a total of $74,886) into common stock. The remaining $74,886 will be repaid in four quarterly installments of $18,722 beginning October 31, 1999 and ending on July 31, 2000. As of October 31, 1999, the shares had not been issued and no repayment had occurred.

6. SHARE CAPITAL

STOCK OPTION PLANS

As of October 31, 1999, the Company had stock options outstanding under two plans: 194,000 pertain to the 1998 Stock Option Plan and 3,115,075 pertain to the 1999 Stock Option Plan. Both plans are administered by the Board of Directors who have sole discretion and authority, subject to the plans, to determine awards including the conditions of exercise.

The 1998 plan, which became effective on August 21, 1998, provided for the issuance of 1,000,000 options within a period of 10 years from the effective date. All 1,000,000 options were granted during the 1999 fiscal year at an exercise price of $0.50 per share, of which 980,000 were granted to employees and 20,000 were granted to outside contractors. All options vested immediately. During the current quarter, 43,500 of these options were exercised. The 194,000 outstanding options have a remaining life of approximately nine months.

At the time of granting options under the 1998 plan, the Company's shares were not yet publicly traded. On the first day of public trading, the Company's shares had a closing market price of $1.06 per share. The Company recognized compensation expense in the first quarter of the 1999 fiscal year of $548,800 for the granting of these options to employees in accordance with APB 25. In addition, the Company recognized compensation expense of $12,600 in the first quarter of the 1999 fiscal year for the granting of 20,000 options to outside contractors in accordance with SFAS 123.

The 1999 plan, which became effective on March 24, 1999, provides for the issuance of a total of 4,000,000 options, within a period of 10 years from the effective date. During the current quarter, 1,200 options at an exercise price of $6.63, 15,000 at an exercise price of $7.00, 77,000 at an exercise price of $8.00 and 8,000 at an exercise price of $6.06 were granted, of which 9,200 options were granted to independent contractors. Of the 3,123,700 options granted in total, 2,034,200 options vest immediately and 1,089,500 vest on a quarterly basis over one year. The options expire five years from the date of grant. During the current quarter, 5,625 of the $4.00 options were exercised providing proceeds of $22,500.

Activity in the stock option plans for the current quarter and prior year is as follows:


                                                     2000                         1999
                                          ---------------------------- -----------------------------
                                                         WEIGHTED                      WEIGHTED
                                                          AVERAGE                      AVERAGE
                                            OPTIONS      EXERCISE        OPTIONS    EXERCISE PRICE
                                                          PRICE
                                               #             $              #             $

Outstanding, beginning of quarter             3,257,000        3.81               --           --
Granted                                         101,200        7.68        4,022,500            3.18
Exercised                                       (49,125)       0.90         (765,500)           0.51
----------------------------------------------------------------------------------------------------
Outstanding, end of quarter                   3,309,075        3.97        3,257,000            3.81
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------
Options exercisable at the end of the         2,727,284        3.78        2,497,167            3.67
quarter
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------

ACCOUNTING FOR STOCK BASED COMPENSATION

The Company applies APB 25 in accounting for its stock option plans for grants to employees. Where the exercise price is equal to or greater than the fair value of the stock at the date of the grant, no compensation is recorded. When the exercise price is less than the fair value, compensation expense for each option granted is recorded to the extent that the fair value exceeds the exercise price.

7. CONVERTIBLE PREFERRED SHARES

On May 6, 1999, the Company entered into a Securities Purchase Agreement and ancillary agreements with RGC International Investors LDC ("RGC") pursuant to which the Company issued, for cash, a convertible debenture to RGC in the aggregate principal amount of $8,500,000 at an interest rate of 5%. On July 19, 1999, the debenture was converted into 8,500 convertible preferred shares with a dividend rate of 5%. The convertible preferred shares were convertible from time to time at RGC's option into shares of the Company at the lesser of a fixed conversion price or a variable conversion price based on the market price of the common shares at the time of conversion.

As the Company's common shares were not approved for trading on the Nasdaq Stock Market by November 6, 1999, the conversion term of the preferred shares changes to the lesser of:

[a]  the fixed conversion price of $8.125 per common share;

[b] 80% of the average of the seven consecutive lowest closing bid prices of the common shares reported on the OTC Bulletin Board (or Nasdaq Stock Market) during the 35 trading days ending one day prior to the date that RGC exercises its right to convert; or

[c] 110% of the average closing bid price of the common shares over the ten trading days ending on November 6, 1999.

The preferred shares include an investment option, exercisable by RGC at the time of conversion, to acquire a number of additional common shares equal to the number of common shares with respect to which RGC is converting the preferred shares, at an exercise price equal to the conversion price. This investment option has a three year term.

The preferred shares have a three year term, after which any previously unconverted portion is converted automatically into common shares under the same conversion terms described above.

In connection with the financing, RGC also received warrants to purchase 680,000 common shares of the Company at an exercise price of $8.3475. The warrants have a five year term.

The proceeds from RGC have been allocated to preferred shares and additional paid in capital in accordance with their fair values at the date of issuance. In addition, the Company agreed to provide the financing agents warrants to purchase 62,769 common shares at an exercise price of $8.125 which expire in five years. During the current quarter, $52,202 of finance costs were expensed. The remaining unamoritzed finance costs are presented as a reduction of the carrying value of the preferred shares.

During the current quarter, amortization expense of $84,018 was recorded in the statement of loss, as the proceeds allocated to additional paid in capital were considered a discount to be amortized over the term of the financing.

As of October 31, 1999, the carrying value of the convertible preferred shares was comprised of the following:


                                                                     OCTOBER 31           July 31
                                                                         1999               1999
                                                                           $                  $
--------------------------------------------------------------------------------------------------
Fair value upon issuance                                              7,500,000         7,500,000
Accrued interest on debenture                                           101,528           101,528
Accrued dividend payable                                                121,096
Amortization of discount                                                 67,580            67,580
Less:  deferred financing costs                                        (579,333)         (579,333)
--------------------------------------------------------------------------------------------------
                                                                      7,210,871         7,089,775
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------

As at July 31, 1999, there existed a mandatory liquidation event with respect to this financing which was outside of the control of the Company. This mandatory liquidation event was that the preferred shares would be mandatorily redeemed should the Company fail to obtain effectiveness with the Securities and Exchange Commission (SEC) of its registration statement on Form SB-2 which registered for resale the common shares issuable upon exercise of the preferred shares. As a result, the convertible preferred shares were required to be classified as mezzanine equity as there was a potential mandatory redemption event as at July 31, 1999. On August 26, 1999, the Company's Form SB-2 registration statement was declared effective by the SEC. As a result, the preferred shares from this date onwards have been classified as shareholders' equity.

8. COMMITMENTS AND CONTINGENCIES

[i] The Company received notice from an interested party on September 27, 1999 that it believes the Company to be in violation of certain registered trademarks which it possesses in certain Canadian provinces. While no legal proceedings have been initiated by this party, the notice represents an asserted claim that is reasonably possible of assertion. Management believes the claim is without merit and if asserted, will not be successful. However, Management believes that if successfully asserted, the impact of the claim will be immaterial.

[ii] Except as described in Note 11[i], no commitments outside of the regular course of business were entered into during the quarter.

[iii]By agreement dated April 20, 1999, as amended on June 4, 1999, the Company entered into an arrangement to engage RealNetworks, Inc. to perform consulting services in connection with the development of the Global Media Player and Broadcast Network. Under the terms of the agreement, the Company was required to make payments totaling $3,655,000 over the duration of the project with the final payment date projected to be December 21, 1999. At October 31, 1999, the remaining balance of the commitment was $825,000 and is only payable based on the satisfactory completion of the project.

9. INCOME TAXES

For financial reporting purposes, a valuation allowance has been established for all deferred tax assets due to the uncertainty of realization.

11. SUBSEQUENT EVENTS

[i]  CO-MARKETING AND SALES AGREEMENT

     On October 7, 1999, the Company entered into a letter of intent for a strategic relationship with Standard Radio Inc. ("Standard"). This transaction was closed as of December 7, 1999. Under the terms of this transaction, Standard invested $2 million into the Company and received 338,983 restricted common shares of the Company with piggy-back registration rights. Standard also committed to cause all radio stations owned by it at the time or during the three years following, to become network associates in the Global Media E-Commerce Network and Global Media Broadcast Network.

     In connection with the agreement, on December 7, 1999 the Company nominated Standard's Chief Executive Officer to the Company's Board of Directors. The nominee, upon accepting his position on the Board, received 125,000 options pursuant to the 1999 Stock Option Plan at an exercise price equal to the closing price of the common stock on the OTC Bulletin Board on the date of the grant. The options will vest over a three year period on a quarterly basis from the date of grant and will expire five years from the grant date.

     Furthermore, effective December 7, 1999 the Company and each of the six general managers of the Standard radio stations, Standard's national program director and the general manger of Standard's syndication division entered into a consulting agreement. In exchange for future services granted, the Company granted each individual up to 20,000 options pursuant to the 1999 Stock Option Plan at an exercise price equal to the closing price of the common stock on the OTC Bulletin Board on the date of the grant. The options will vest over a one year period from the date of grant depending on certain performance criteria being met, and will expire five years from the grant date.

[ii] OPTIONS

     Subsequent to quarter end, RGC International Investors LDC ("RGC") exercised its investment options to purchase 164,217 common shares of the Company, in conjunction with conversion of an equivalent number of preferred shares. The Company received net proceeds of $668,399 from the investment option exercises.